Exhibit 10.7

AIA Document A121/CMc and AGC Document 565

Standard Form of Agreement Between
Owner and Construction Manager

where the Construction Manager is also

THE CONSTRUCTOR

1991 Edition - Electronic Format

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES: CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

The 1987 Edition of AIA Document A201, General conditions of the contract for construction, is referred to herein. This agreement requires modification if other general conditions are utilized.

Portions of this document are derived from AIA Document A111, Standard Form of Agreement Between the Owner and Contractor where the basis of payment is the Cost of the Work Plus a Fee, copyright 1920,1925,1951,1958,1961,1963,1967,1974,1978,© 1987 by The American Institute of Architects; other portions are derived from AGC Document 500.  Copyright 1980 by The Associated General Contractors of American.  Material in this Document differing from that found in AIA Document A111 and AGC Document 500 is copyrighted 1991 by The American Institute of Architects and The Associated General Contractors of America.  Reproduction of the material herein or substantial quotation of its provisions without written permission of AIA and AGC violates the copyright laws of the United States and will subject the violator to legal prosecution.

AGREEMENT

made as of the first day of September in the year of Two Thousand and one.

(In words, indicate day, month and year)

BETWEEN the owner:

(Name and address)

Wheeling Island Gaming. Inc.

One South Stone Street

Wheeling, West Virginia 26003(“Owner”)

and the Construction Manager:

(Name and Address)

Louis P. Ciminelli Construction Company, Inc.

The Cyclorama Building, 369 Franklin Street

Buffalo, New York 14202 (“Construction Manager” or “Constructor”)

The Project is:

(Name, address and brief description)

The “Project” consists of preconstruction and construction services as hereinafter set forth; The preconstruction services shall consist of the evaluation of the Owner’s program, scheduling and construction budget formulation, and such additional services as are set forth in this Agreement, for the construction of an approximately 279,100 square foot facility which will house a casino, gaming facility, entertainment center, covered parking facility and hotel, located at One South Stone Street, Wheeling, West Virginia (the “Site” or “site”), as is more fully set forth in the Project Manual, Drawings and Specifications, which are incorporated by reference herein. Construction consists of a conventionally constructed facility to house a gaming facility, restaurants, bar, entertainment area, covered parking facility, and hotel all as is more fully set forth in the guaranteed maximum price proposal, including all qualifications and assumptions thereto, and together with all exhibits, schedules, riders, addenda and attachments thereto, which has or shall be signed by the Owner and Constructor once accepted, and incorporated herein as Amendment No.1 hereto (the “GMP Presentation”).  Included in the Project are all costs associated with development of the Site, and acquisition and installation of all steel, masonry, carpentry, electrical, plumbing and HVAC work, together with the costs associated with acquisition and installation of all improvements to complete the Project, including but not limited to, developing the casino theme. The Constructor will hereafter purchase all items associated with the Project directly, including but not limited to, construction materials. The Project does not include costs associated with the purchase of furniture, furnishings, gaming machines, kitchen equipment and security & surveillance items, which shall be Owner’s responsibility to acquire and install, and Constructor’s

©1991 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W.; WASHINGTON; D.C. 20006-5292. AIA DOCUMENT AIA121/CMC AND AGC DOCUMENT 565 - OWNER-CONSTRUCTION MANAGER AGREEMENT - 1991 EDITION - AIA® - AGC - © 1991 - THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA, 1957 E STREET, N.W., WASHINGTON, D.C., 20006-5209.  WARNING: Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced in accordance with your license without violation until the date of expiration as noted below, expiration as noted below, expiration as noted below, expiration as noted below.  User Document: Revised Main Agreement.aia — 7/18/2002.  AIA License Number 1135994, which expires on 6/30/2003.

Electronic Format A121/CMc-1991

responsibility to coordinate and schedule its installation.

The Architect is:

(Name and address)

Jeter, Cook & Jepson Architects, Inc.

450 Church Street

Hartford, Connecticut 06103 (“Architect”)

The Owner and Construction Manager agree as set forth below.

Table of Contents

ARTICLE 1 GENERAL PROVISIONS
1.1	Relationship of Parties
1.2	General Conditions

ARTICLE 2 CONSTRUCTION MANAGER’S RESPONSIBILITIES
2.1	Preconstruction Phase
2.2	Guaranteed Maximum Price Proposal and Contract Time
2.3	Construction Phase
2.4	Professional Services
2.5	Unsafe Materials

ARTICLE 3 OWNER’S RESPONSIBILITIES
3.1	Information and Services
3.2	Owner’s Designated Representative
3.3	Architect
3.4	Legal Requirements

ARTICLE 4 COMPENSATION AND PAYMENTS FOR PRE-CONSTRUCTION PHASE SERVICES
4.1	Compensation
4.2	Payments

ARTICLE 5 COMPENSATION FOR CONSTRUCTION PHASE SERVICES
5.1	Compensation
5.2	Guaranteed Maximum Price
5.3	Changes in the Work

ARTICLE 6 COST OF THE WORK FOR CONSTRUCTION PHASE
6.1	Costs To be Reimbursed
6.2	Costs Not To Be Reimbursed
6.3	Discounts, Rebates and Refunds
6.4	Accounting Records

ARTICLE 7 CONSTRUCTION PHASE
7.1	Progress Payments
7.2	Final Payment

ARTICLE 8 INSURANCE AND BONDS
8.1	Insurance Required of the Construction Manager
8.2	Insurance Required of the Owner
8.3	Performance Bond and Payment Bond

ARTICLE 9 MISCELLANEOUS PROVISIONS
9.1	Dispute Resolution for the Preconstruction Phase
9.2	Dispute Resolution for the Construction Phase
9.3	Other Provisions

ARTICLE 10 TERMINATION OR SUSPENSION
10.1	Termination Prior to Establishing Guaranteed Maximum Price
10.2	Termination Subsequent to Establishing Guaranteed Maximum Price
10.3	Suspension

ARTICLE 11 OTHER CONDITIONS AND SERVICES

Attachments:	AMENDMENT NO. 1 to Agreement Between Owner and Construction Manager.

2

Standard Form of Agreement Between Owner and Construction

Manager Where the Construction Manager is also the Constructor

ARTICLE 1

GENERAL PROVISIONS

1.1        RELATIONSHIP OF PARTIES

The Construction Manager accepts the relationship of trust and confidence established with the Owner by this Agreement, and covenants with the Owner to furnish the Construction Manager’s reasonable skill and judgment and to cooperate with the Architect in furthering the interests of the Owner.  The Construction Manager shall furnish construction administration and management services and use the Construction Manager’s best efforts to perform the Project in an expeditious and economical manner consistent with the interest of the Owner.  The Owner shall endeavor to promote harmony and cooperation among the Owner, Architect, Construction Manager and other persons or entities employed by the Owner for the Project.

1.2        GENERAL CONDITIONS

For the Preconstruction Phase and Construction Phase, the General Conditions of the Contract shall be the ~~1987~~ 1997 Edition of ALA Document A201, General Conditions of the Contract for Construction, which is attached hereto and made a part hereof as Attachment 1, ~~incorporated herein by reference.  For the Preconstruction Phase, or in the event that the Preconstruction and Construction Phases proceed concurrently, AIA Document A201 shall apply to the Preconstruction Phase only as specifically provided in this Agreement~~.  The term “Contractor” as used in AIA Document A201, attached hereto and made a part hereof as Attachment 1, shall mean the “Construction Manager” or “Constructor”.

ARTICLE 2
CONSTRUCTION MANAGER’S
RESPONSIBILITIES

The Construction Manager shall perform the services described in this Article.  The services to be provided under Paragraphs 2.1 and 2.2 constitute the Preconstruction Phase services.  If the Owner and Constitution Manager agree, after consultation with the Architect, the Construction Phase may commence before the Preconstruction Phase is completed, in which case both phases shall proceed concurrently.

2.1        PRECONSTRUCTION PHASE

2.1.1     PRELIMINARY EVALUATION

The Construction Manager shall provide a preliminary evaluation of  the Owner’s program and Project budget requirements, each in terms of the other.

2.1.2     CONSULTATION

The Construction Manager with the Architect shall jointly schedule and attend regular meetings with the Owner and Architect.  The Construction Manager shall consult with the Owner and Architect regarding site use and improvements, and the selection of materials, building systems and equipment.  The Construction Manager shall provide recommendations on construction feasibility; actions designed to minimize adverse effects of labor or material shortages; time requirements for procurement, installation and construction completion; and factors related to construction cost including estimates of alternative designs or materials, preliminary budgets and possible economies, and a cash flow schedule (“Cash Flow Schedule”), showing the timing and amounts of cash flow necessary from Owner for completion of the Project on time.  The Cash flow Schedule shall be updated along with any updates of the Project schedule or as may be otherwise reasonably requested by Owner.

2.1.3     PRELIMINARY PROJECT SCHEDULE

When Project requirements described in Subparagraph 3.1.1 have been sufficiently identified, the Construction manager shall prepare, and periodically update, a preliminary Project schedule for the Architect’s review and the Owner’s approval.  The Construction Manager shall obtain the Architect’s approval of the portion of the preliminary Project schedule relating to the performance of  the Architect’s services.  The Construction Manager shall coordinated and integrate the preliminary Project schedule with the services and activities of the Owner, Architect and Construction Manager.  As design proceeds, the preliminary Project schedule shall be updated to indicate proposed activity sequences and durations, milestone dates for receipt and approval of pertinent information, submittal of a Guaranteed Maximum Price proposal, preparation and processing of shop drawings and samples, delivery of materials or equipment requiring long-lead time procurement, Owner’s occupancy requirements showing portions of the Project having occupancy priority, and proposed date of Substantial Completion.  If preliminary Project schedule updates indicate that previously approved schedules may not be met, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

2.1.4     PHASED CONSTRUCTION

The Construction Manager shall make recommendations to the Owner and Architect regarding the phased issuance of Drawings and Specifications to facilitate phased construction of the Work, if such phased construction is appropriate for the

3

Project, taking into consideration such factors as economies, time of performance, availability of labor and materials, and provisions for temporary facilities.

2.1.5     PRELIMINARY COST ESTIMATES

2.1.5.1  When the Owner has sufficiently identified the Project requirements and the Architect has prepared other basic design criteria, the Construction Manager shall prepare, for the review of the Architect and approval of the Owner, a ~~preliminary cost~~ conceptual estimate utilizing area, volume or similar conceptual estimating techniques.

2.1.5.2  When Schematic Design Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare for the review of the Architect and approval of the Owner, a ~~more detailed~~ schematic estimate with supporting data.  During the preparation of the Design Development Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager.

2.1.5.3  When Design Development Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare a ~~detailed~~ design development estimate with supporting data for review by the Architect and approval by the Owner. During the preparation of the Construction Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager.

2.1.5.4  If any estimate submitted to the Owner exceeds previously approved estimate or the Owner’s budget, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

2.1.6     SUBCONTRACTORS AND SUPPLIERS

The Construction Manager shall seek to develop subcontractor interest in the Project and shall furnish to the Owner and Architect for their information a list of possible subcontractors, including suppliers who are to furnish materials or equipment fabricated to a special design, from whom proposals will be requested for each principal portion of the Work.  The Architect will promptly reply in writing to the Construction Manager if the Architect or Owner know of any objection to such subcontractor or supplier.  The receipt of such list shall not require the Owner or Architect to investigate the qualifications of proposed subcontractors or suppliers, nor shall it waive the right of the Owner or Architect later to object to or reject any proposed subcontractor or supplier.

2.1.7     LONG-LEAD TIME ITEMS

The Construction Manager shall recommend to the Owner and Architect a schedule for procurement of long-lead time items which will constitute part of the Work as required to meet the Project schedule.  If such long-lead time items are procured by the Owner, they shall be procured on terms and condition acceptable to the Construction Manager.  Upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal, all contracts for such items shall be assigned by the Owner to the Construction Manager, who shall accept responsibility for such items as if procured by the Construction Manager.  The Construction Manager shall expedite the delivery of long-lead time items.

2.1.8     EXTENT OF RESPONSIBILITY

The Construction Manager does not warrant or guarantee estimate and schedules except as may be included as part  of the Guaranteed Maximum Price.  Te recommendations and advice of the Construction Manager concerning design alternatives shall be subject to the review and approval of the Owner and the Owner’s professional consultants.  It is not the Construction Manager’s responsibility to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, building codes, rules and regulations.  However, if the Construction Manager recognizes that portions of the Drawings and Specifications are at variance therewith, the Construction Manager shall promptly notify the Architect and Owner in writing.

2.1.9     EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION

The Construction Manager shall comply with applicable laws, regulations and special requirements of the Contract Documents regarding equal employment opportunity and affirmative action programs.

2.2        GUARANTEED MAXIMUM PRICE PROPOSAL AND CONTRACT TIME

2.2.1                        ~~When the Drawings and Specifications are sufficiently complete.~~ When the construction drawings and specifications are 60% complete and the Owner’s intent is 100% identified, the Construction Manager shall propose a Guaranteed Maximum Price (“GMP”), which shall be the sum of the estimated Cost of the Work and the Construction Manager’s Fee.  As of the date execution hereof by Construction Manager, which date is indicated on the signature page of this Agreement the parties hereto agree that the GMP is $42,913,834.00.

2.2.2                        As the Drawings and Specifications may not be finished at the time the Guaranteed Maximum Price proposal is prepared, the Construction Manager shall provide in the Guaranteed Maximum Price for further development of the Drawings and Specifications by the Architect that is consistent with the Contract Documents and reasonably inferable therefrom.  Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall

4

be incorporated by Change Order; provided however, any charges to the Owner by the Architect, any subcontractors or any consultants for additional labor services or materials caused by or resulting from the act or omission of the Constructor, including without limitation, charges for charges to the Work necessitated by any act or omission of the Constructor which do not meet the terms of the Contract Documents, and any charges for remedial repairs which may be required as the result thereof, or for excessive claims, or shop drawings or submittals beyond the number reasonably anticipated on a project similar in scope shall be paid by the Constructor and not come from the Construction Manager’s Contingency provided that such claims shop drawings or submittals do not result from the Architect’s errors and omissions.

2.2.3     The estimated Cost of the Work shall include the “Construction Manager’s Contingency” which shall equal a sum equal to 5% of the GMP excluding the Construction Manager’s Fee, and shall be for the Construction Manager’s use to cover ~~a sum established by the Construction Manager for the Construction Manager’s exclusive use to cover costs arising under Subparagraph. 2.2.2 and other~~ costs which are properly reimbursable as Cost of the Work but not the basis for a Change Order.  The use of any of the Construction Manager’s Contingency shall be specifically set out in each monthly requisition for Owner’s and Architect’s review in accordance with the Contract Documents.  Provided that the Constructor has given the Owner prior written notice of the Constructor’s Intent to take actions or to incur costs which will be charged to the Construction Manager’s Contingency and the Owner has not objected to the proposed action or cost within seven (7) business days of receipt of the Constructor’s notice the Construction Manager’s Contingency may be applied in accordance herewith and as proposed by the Construction Manager.

2.2.4     BASIS OF GUARANTEED MAXIMUM PRICE

The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include:

.1               A list of Drawings and Specifications, including all addenda thereto and the Conditions of the Contract, which were used in preparation of the Guaranteed Maximum Price proposal.

.2               A detailed list and description of allowances and statement of their basis.

.3               A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal to supplement the information contained in the Drawings and Specifications.

.4               The proposed Guaranteed Maximum Price, including a statement of the estimated cost, consolidated and summarized by trade categories, allowances contingency and other items (as well as the detailed breakdown of the casino component of the Project and the hotel component of the Project and the fees that comprise the Guaranteed Maximum Price). ~~organized by trade categories, allowances, contingency, and other items and the fee that comprise the Guaranteed Maximum Price.~~

.5               The Date of Substantial Completion, as well as all other dates,  upon which the proposed Guaranteed Maximum Price is based, and a schedule of the Construction Documents issuance date upon which the date of substantial Completion, and other benchmark dates are ~~is~~ based.

2.2.5     The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal and the written statement of its basis. In the event that the Owner or Architect discovers any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis or both.

2.2.6     Unless the Owner accepts the Guaranteed Maximum Price proposal in writing on or before the date specified in the proposal for such acceptance and so notifies the Construction Manager, the Guaranteed Maximum Price proposal shall not be effective without written acceptance by the Construction Manager.

2.2.7     Prior to the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, the Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work  except as the Owner may specifically authorize in writing.

2.2.8     Upon acceptance by the Owner of the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price and its basis shall be set forth in Amendment No. 1.  The Guaranteed Maximum Price shall be subject to additions and deductions by a change in the Work as provided in the Contract Document and the date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

2.2.9     The Owner shall authorize and cause the Architect to

5

revise the Drawings and Specifications to the extent necessary to reflect the agreed-upon assumptions and clarifications contained in Amendment No. 1.  Such revised Drawings and Specifications shall be furnished to the Construction Manager in accordance with schedules agreed to by the Owner, Architect and Construction Manager.  The Construction Manager shall promptly notify the Architect and Owner if such revised Drawings and Specifications are inconsistent with agreed-upon assumptions and clarifications.

2.2.10   The Guaranteed Maximum Price shall include in the Cost of the Work only those taxes which are enacted at the time the Guaranteed Maximum Price is established.

2.3        CONSTRUCTION PHASE

2.3.1     GENERAL

2.3.1.1  The Construction Phase shall commence on the earlier of :

(1)	the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, or
(2)	the Owner’s first authorization to the Construction Manager to:
	(a)	award a subcontract, or
	(b)	undertake construction Work with the Construction Manager’s own forces, or
	(c)	issue a purchase order for material or equipment required for the work.

2.3.2     ADMINISTRATION

2.3.2.1  Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager, as reviewed and approved by the Owner, in generally the form of subcontract annexed hereto and made a part hereof as Attachment II. For any contracts which may have been entered into by Owner prior to the execution hereof by Owner and Construction Manager.  Owner shall assign such contracts to Construction Manager and Construction Manager shall assume such contracts in form of Assignment/Assumption Agreement annexed hereto and made made a part hereof as Attachment III.  ~~Construction Manager~~ The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated to a special design for the Work from the list previously reviewed and, after analyzing such bids, shall deliver such bids to the Owner and Architect.  The Owner shall then determine, with the advice and approval of the Construction Manager and subject to the reasonable objection of the Architect, which bids will be accepted.  The Owner may designate specific persons or entities from whom the Construction Manager shall obtain bids; however, if the Guaranteed Maximum Price has been established, the Owner may not prohibit the Construction Manager from obtaining bids from other qualified bidders.  The ~~Construction Manager~~ Construction Manager shall not be required to ~~be required to~~ contract with anyone to whom the Construction Manager has reasonable objection.  The Construction Manager understands and agrees that it must enter into such contracts with subcontractors and suppliers as is necessary to complete the Work.  The Construction Manager may self-perform when competent qualified trades are unavailable or their costs are such that it puts the Guaranteed Maximum Price in jeopardy.  In either case the Owner must approve any self performance by the Construction Manager.  The Constructor shall be responsible for the quality and quantities of its Work and the Work of all subcontractors.  The Constructor shall maintain a competent full-time staff at the Site for coordinating and inspecting the quality and quantity of the Work.  The Owner shall have the right to require the Constructor and any of the subcontractors to replace any on-site personnel that it finds objectionable with other staff available to the Constructor and approved by the Owner.

2.3.2.2  If the Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Construction Manager to the Owner and Architect (1) is recommended to the Owner by the Construction Manager; (2) is qualified to perform that portion of the Work; (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Construction Manager may require that a change in the Work be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Construction Manager and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

2.3.2.3 Subcontracts and agreements with suppliers furnishing materials or equipment fabricated to a special design shall conform to the payment provisions of Subparagraphs 7.1.8 and 7.1.9 and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. ~~2.3.2.3  Subcontracts and agreements with suppliers furnishing materials or equipment fabricated to a special design shall conform to the payment provisions of Subparagraphs 7.1.8 and 7.1.9 and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner~~

2.3.2.4  The Construction Manager shall schedule and conduct meeting at which the Owner, Architect, Construction Manager and appropriate Subcontractors can discuss the status of the Work.  The Construction Manager shall prepare and promptly distribute meeting minutes which shall not be

6

distributed to any participant or third party until approved by the Owner.

2.3.2.5  Promptly after the Owner’s acceptance of the Guaranteed Maximum Price proposal, the Construction Manager shall prepare a schedule in accordance with Paragraph 3.10 of AIA Document A201, attached as Attachment I, including the Owner’s occupancy requirements.

2.3.2.6  The Construction Manager shall provide monthly written reports to the Owner and Architect on the progress of the entire Work.  The Construction Manager shall maintain a daily log containing a record of weather, Subcontractors working on the site, number of workers, Work accomplished, problems encountered and other similar relevant data as the Owner may reasonably require.  The log shall be available to the Owner and Architect.

2.3.2.7  The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes.  The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect at regular intervals.

2.3.4     The Constructor shall perform the Work at the most favorable cost to the Owner, but in no event shall it exceed the GMP approved by the Owner and Constructor.

2.4        PROFESSIONAL SERVICES

The Construction Manager shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Construction Manager has specifically agreed in writing to provide such services.  In such event, the Construction Manager shall cause such services to be performed by appropriately licensed professionals.

2.5        UNSAFE MATERIALS

In addition to the provisions of ~~Paragraph 10~~ Article 10 in ALA Document A201, attached as Attachment 1, if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance encountered but not created on the site by the Construction Manager, the Construction Manager shall, upon recognizing the condition, immediately stop Work in the affected in writing.  The Owner, Construction Manager and Architect shall then proceed in the same manner described in ~~Subparagraph 10.1.2~~ Article 10 of AIA Document A201, attached as Attachment 1.  The Owner shall be responsible for obtaining the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Construction Manager and, in the event such material or substance is found to be present, to verify that it has been rendered harmless.  Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Construction Manager and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance.  Such services shall be performed for the Construction Manager as a subcontractor thereof pursuant to a Change Order, if the Construction Manager has reasonable objection to the persons or entities proposed by the Owner, Owner shall propose another to whom the Construction Manager has no reasonable objection.  ~~The Construction Manager and Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner.  If either the Construction Manager or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Construction Manager and Architect have no reasonable objection.~~

ARTICLE 3

OWNER’S RESPONSIBILITIES

3.1        INFORMATION AND SERVICES

3.1.1     The Owner shall provide full information in a timely manner regarding the requirements of the Project, including a program which sets forth the Owner’s objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

3.1.2     The Owner, upon written request from the Construction Manager, shall furnish evidence of Project financing prior to the start of the Construction Phase and from time to time thereafter as the Construction Manager may request.  Furnishing of such evidence shall be a condition precedent to commencement or continuation of the Work.

3.1.3     The Owner shall establish and the Owner shall update an overall budget for the Project, and such budget for the Project shall be maintained by the Owner, including but not limited to breakdowns in the budget for hard costs, soft costs, contingencies for changes in the Work, and other costs which are the responsibility of Owner.  The Construction Manager shall prepare and maintain a GMP budget, based on consultation with the ~~Construction Manager~~ Owner and Architect. ~~which shall include contingencies for changes in the Work and other costs which are the responsibility of the Owner.~~

7

3.1.4     STRUCTURAL AND ENVIRONMENTAL TESTS, SURVEYS AND REPORTS

In the Preconstruction Phase, the Owner shall furnish the following with reasonable promptness and at the Owner’s expense, and the Construction Manager shall be entitled to rely upon the accuracy of any such information, reports, surveys, drawings and tests described in Clauses 3.1.4.1 through 3.1.4.4, except to the extent that the Construction Manager knows of any inaccuracy:

3.1.4.1  Reports, surveys, drawings and tests concerning the conditions of the site which are required by law.

3.1.4.2  Surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site.  The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; right-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths.  All information on the survey shall be referenced to a project benchmark.

3.1.4.3  The services of geotechnical engineers when such services are requested by the Construction Manager.  Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

3.1.4.4  Structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports which are required by law.

3.1.4.5  The services of other consultants when such services are reasonably required by the scope of the Project and are requested by the Construction Manager.

3.2        OWNER’S DESIGNATED REPRESENTATIVE

The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization.  This representative shall have the authority to make decisions on behalf of the Owner concerning estimates and schedules, construction budgets, and changes in the Work, and shall render such decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager.  The Owner’s Representative until and unless the Owner designates otherwise is hereby designated to be Roy Olsen, except for purposes of executing Change Orders or Amendments to this Agreement which Change Orders and Amendments shall be executed by Mr. Michael Corbin or any statutory officer of Owner.

3.3        ARCHITECT

The Owner shall retain an Architect to provide the Basic Services, including normal structural, mechanical and electrical engineering services, other than cost estimating services, described in the editions of AIA Document B141 current as of the date of this Agreement.  The Owner shall authorize and cause the Architect to provide those Additional Services described in AIA Document B141 requested by the Construction Manager which must necessarily be provided by the Architect for the Preconstruction and Construction Phases of the Work.  Such services shall be provided in accordance with time schedules agreed to by the Owner, Architect and Construction Manager.  Upon request of the Construction Manager, the Owner shall furnish to the Construction Manager a copy of the Owner’s Agreement with the Architect, from which compensation provision may be deleted.

3.4        LEGAL REQUIREMENTS

The Owner shall determine and advise the Architect and Construction Manager if any special legal requirements relating specifically to the Project which differ from those generally applicable to construction in the jurisdiction of the Project.  The Owner shall furnish such legal services as are necessary to provide the information and services required under Paragraph 3.1.

ARTICLE 4

COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

The Owner shall compensate and make payments to the Construction Manager for Preconstruction Phase services as follows:

4.1        COMPENSATION

4.1.1     ~~For the services described in Paragraphs 2.1 and 2.2 the Construction Manager’s compensation shall be calculated as follows~~: The Construction Manager will be compensated for the services described in Paragraphs 2.1 and 2.3 which services include without limitation, the following:

(State basis of compensation, whether a stipulated sum, multiple of Direct Personnel Expense, actual cost, etc., Include a statement of reimbursable cost items as applicable.)

8

(i)      Preliminarily evaluation of the Owner’s program schedule and construction budget and requirements:

(ii)     Prepare preliminary cost estimates:

(iii)    Provide cost evaluations, value engineering and use of alternative materials and systems:

(iv)   Prepare proposed Project schedule:

(v)    Monitor the estimates of the costs as they relate to the Project budget and make recommendations for meeting budgetary restraints:

(vi)   Review and design documents during their development by the Architect and advise the Owner with respect to issues such as constructability, selection of materials, building systems and equipment and time and cost considerations:

(vii)  Prepare a job safety program:

(viii) Coordinate required property surveys, testing and inspections necessary to properly plan the Project:

(ix)    Assist the Owner in selecting and retaining additional professional and consulting services where necessary or appropriate: and

(x)     Provide the Owner with the Guaranteed Maximum Price described in Paragraph 2.2 of this Agreement.

4.1.2     ~~Compensation for Preconstruction Phase services shall be equitably adjusted if such services extend beyond from the date of this Agreement or if the originally contemplated scope of services is significantly modified~~ Compensation for Preconstruction Phase Services shall be as set forth in the GMP Presentation.

4.1.3     ~~If compensation is based on a multiple of Direct Personal Expense, Direct Personnel Expense is defined as the direct salaries of the Construction Manager’s personnel engaged in the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits~~ Preconstruction Phase Services shall be performed and billed on a cost basis as set forth in the GMP Presentation.

4.1.4     The Owner will reimburse the Construction Manager for the following expenses incurred to third parties: (i) up to a maximum of $15,000 payable to Dick Baer Associates for consulting fees Incurred in preparing a parallel estimate and (ii) up to a maximum $25,000 payable to a casino cost consultant mutually aceptable to the Owner and the Construction Manager for the development of casino theme cost allowances.  Such amounts shall be included in the GMP Presentation.

4.1.5     Reimbursable expenses to the Construction Manager for Preconstruction Phase Services, shall include long-distance telephone charges, out-of-town travel and out-of-town mileage (travel and mileage beyond a radius of 25 miles from the Construction Manager’s main office), printing and other out-of-pocket expenses, and shall be billed to Owner at cost to the Construction Manager.  Such amounts shall be included in the GMP Presentation.

4.2        PAYMENTS

4.2.1     ~~Payments shall be made monthly following presentation of the Construction Manager’s invoice and, where applicable, shall be in proportion to services performed~~ Payments shall be made within thirty (30) days after invoicing by the Construction Manager  for Preconstruction Phase Services rendered in the manner reasonably acceptable to Owner.  No retainage will be withheld on Preconstruction Services.

4.2.2     Payments are due and payable forty-five (45) days form the date the Construction Manager’s invoice is received by the Owner.  Amounts unpaid after the date on which payment is due shall bear interest at the rate entered below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon.)

The “prime rate” of interest as reported in the Wall Street Journal from time to time.

(Usually laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Construction Manager’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers)

ARTICLE 5

COMPENSATION FOR CONSTRUCTION PHASE SERVICES

The Owner shall compensate the Construction Manager for Construction Phase services as follows:

9

5.1        COMPENSATION

5.1.1     For the Construction Manager’s performance of the Work as described in Paragraph 2.3, the Owner shall pay the Construction Manager in current funds the Contract Sum consisting of the Cost of the Work as defined in Article 7 and the Construction Manager’s Fee determined as follows:

(State a lump sum, percentage of actual Cost of the Work or other provision for determining the Construction Manager’s Fee, and explain how the Construction Manager’s Fee is to be adjusted for changes in the Work.)

Construction Manager’s Fee shall be Five Percent (5%) of the final adjusted “Cost of the Work” as defined in Article 6.

5.2        GUARANTEED MAXIMUM PRICE

5.2.1     The sum of the Cost of the Work and the Construction Manager’s Fee are guaranteed by the Construction Manager not to exceed the amount provided in Amendment No. 1, subject to additions and deductions by changes in the Work as provided in the Contract Documents.  Such maximum sum as adjusted by approved changes in the Work is referred to in the Contract Document as the Guaranteed Maximum Price or GMP.  Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Construction Manager without reimbursement by the Owner.

~~(Insert specific provisions if the Construction Manager is to participate in any savings.)~~

5.3        CHANGES IN THE WORK

5.3.1     Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of Amendment No. 1 may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201 attached as Attachment 1.

5.3.2     In calculating adjustments to subcontracts (except those awarded with the ~~Owner’s~~ Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Clause 7.3.3.3 of AIA Document A201 attached as Attachment 1, and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Subparagraph 7.3.6 of AIA Document A201, attached as Attachment I, shall have the meanings assigned to them in that document and shall not be modified by this Article 5.  Adjustments to subcontracts awarded with the ~~Owner’s~~ Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

5.3.3     In calculating adjustments to the Contract, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201 attached as Attachment 1.  shall mean the Cost of the Work as defined in Article 6 of this Agreement and the terms “and a reasonable allowance for” overhead and profit” shall be limited to ~~mean~~the Construction Manager’s Fee of 5% of the Cost of the Work as defined in subparagraph 5.1.1 of this Agreement.

5.3.4     If no specific provision is made in Subparagraph 5.1.1 for adjustment of the Construction Manager’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Subparagraph 5.1.1 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager’s Fee shall be equitably adjusted on the basis of the fee established for the original Work.

ARTICLE 6

COST OF THE WORK OF CONSTRUCTION PHASE

6.1        COSTS TO BE REIMBURSED

6.1.1     The term “Cost of the Work” shall mean costs necessarily incurred by the ~~Construction Manager~~ Constructor in the proper performance of the ~~Work.~~ Work. Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of the ~~Owner~~ Owner.  The Cost of the Work shall include only the items set Forth in this Article 6,  The Cost of the Work shall be subject to prior mutual agreement of the Owner and the Constructor.

6.1.2     LABOR COSTS

.1               Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner’s agreement, at off-site workshops.

.2               Wages or salaries of the Construction Manager’s supervisory and administrative personnel when stationed at the site with

10

the Owner’s agreement as identified in Paragraph 11.2 hereof.

(If it is intended that the wages or salaries of certain personnel stationed at the Construction Manager’s Principal office or offices other than the site office shall be included in the cost of the Work, such personnel shall be identified below.)

~~.3             Wages and salaries of the Construction Manager’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.~~

~~.4                Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided that such costs are based on wages and salaries included in the Cost of the Work under Clauses 6.1.2.1 through 6.1.2.3.~~

6.1.3     SUBCONTRACT COSTS

Payments made by the Construction Manager to Subcontractors shall be in accordance with the requirements of the Article 7 hereof ~~subcontracts.~~

6.1.4     COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

.1               Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

.2               Costs of materials described in the preceding, Clause 6.1.4.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager, amounts realized, if any from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

6.1.5     COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

.1               Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site and fully consumed in the performance of the Work; and cost less salvage value or such items if not fully consumed, whether sold to others or retained by the Construction Manager. Cost for items previously used by the Construction Manager shall mean fair market value.

.2               Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site, whether rented from the Construction Manager or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipments rented shall be subject to the Owner’s prior approval.

.3               Costs of removal of debris from the site.

.4               Reproduction costs, costs of telegrams, facsimile transmissions and long-distance telephone calls, postage and express delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

.5               That portion of the reasonable travel and subsistence expenses of the Construction Manager’s personnel incurred while traveling in discharge of duties connected with the Work.

6.1.6     MISCELLANEOUS COSTS

.1               That portion directly attributable to this Contract of premiums for insurance and bonds.

(If charges for self insurance are to be included, specify the basis for reimbursement.)

.2               Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Construction Manager is liable.

11

.3               Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

.4               Fees of testing laboratories for tests required by the Contract Documents, except those related to nonconforming Work other than that for which payment is permitted by Clause 6.1.8.2.

.5               Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; ~~the cost of defending suits or claims for infringement of patent or other intellectual property rights arising from such requirement by the Contract Documents; payments made in accordance with the legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent;~~ provided, however, that such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager’s Fee or the Guaranteed Maximum Price and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201, attached as Attachment I, or other provisions of the Contract Documents.

.6               Data processing costs related to the Work.

.7               Deposits lost for causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement.

.8               Legal, mediation and arbitration costs, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager in the performance of the Work and with the Owner’s written permission, which permission shall not be unreasonably withheld.

.9               Expenses incurred in accordance with the Construction Manager’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, in case it is necessary to relocate such personnel from distant locations.

6.1.7     OTHER COSTS

.1               Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

6.1.8     EMERGENCIES AND REPAIRS TO DAMAGED OR NONCONFORMING WORK

The cost of the Work shall also include costs described in Subparagraph 6.1.1 which are incurred by the Construction Manager.

.1               In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph ~~10.3~~ 10.6 of AIA Document A201 attached as Attachment I.

.2               In repairing or correcting damaged or nonconforming Work executed by the Construction Manager or the Construction Manager’s Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by the negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement of the Construction Manager or the Construction Manager’s foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Construction Manager, or the failure of the Construction Manager’s personnel to supervise adequately the Work of the Subcontractors or suppliers, and only to the extent that the cost of repair of correction is not recoverable by the Construction Manager from insurance, Subcontractors or suppliers.

6.1.9     The costs described in Subparagraphs 6.1.1 through 6.1.8 shall be included in the Cost of the Work notwithstanding any provision of AIA Document A201, attached as Attachment I, or other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Paragraph 6.2.

6.2        COSTS NOT TO BE REIMBURSED

6.2.1     The Cost of the Work shall not include:

.1               Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s

12

principal office or offices other than the S~~s~~ite office, except as otherwise included in the GMP Presentation.  ~~except as specifically provided in Clauses 6.1.2.2 and 6.1.2.3.~~

.2               Expenses of the Construction Manager’s principal office and offices other than the S~~s~~ite office except as specifically provided in Paragraph 6.1.

.3               Overhead and general expenses, except as may be expressly included in Paragraph 6.1.

.4               The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work.

.5               Rental costs of machinery and equipment, except as specifically provided in Subparagraph 6.1.5.2.

.6               Except as provided in Clause 6.1.8.2, costs due to the negligence of the Construction Manager or to the failure of the Construction Manager to fulfill a specific responsibility to the Owner set forth in this Agreement.

.7               ~~Costs incurred in the performance of Preconstruction Phase Services~~.

.8               Except as provided in Clause 6.1.7.1, any cost not specifically and expressly described in Paragraph 6.1.

.9               Costs which would cause the Guaranteed Maximum Price to be exceeded.

6.3        DISCOUNTS, REBATES, ~~AND~~ REFUNDS, AND SAVINGS.

6.3.1     Cash discounts obtained on payments by the Construction Manager shall accrue to the Owner if (1) before making the payment the Construction Manager included them in an Application for Payment and received payment therefor from the Owner or (2) the Owner has deposited funds with the Construction Manager with which to make payments: otherwise, cash discounts shall accrue to the Construction Manager, Savings on allowances which are hereafter set forth in Amendment No. 1 hereto, trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipments shall accrue 100% to the Owner, and the Construction Manager shall make provisions so that such savings can be secured.

~~6.3.1     Cash discounts obtained on payments by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment therefor from the Owner or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager, trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.~~

6.3.2     Amounts which accrue to the Owner in accordance with the provisions of Subparagraph 6.3.1 shall be credited to the Owner as a deduction from the Cost of the Work.

6.3.3     Owner and Construction Manager agree that if the Project is completed for less than the GMP as finally determined after all scope of Work changes, that the first $1,650,000.00 in savings shall be paid, 75% to Owner and 25% to Construction Manager, and that all savings in excess of $1,650,000.00 shall be paid 75% to Construction Manager and 25% to Owner. Additionally, as to furniture, fixtures, and equipment to be supplied by Owner (“FF&E”), which Owner instead elects to have Construction Manager provide any savings compared to Owner’s budget attached hereto and made a part hereof as Attachment VII, will be shared on a per line item basis, 25% to Construction Manager and 75% to Owner. No adjustments to the sharing formula for such FF&E shall be made if the actual cost of such item of FF&E exceeds such line item on the Owner’s budget attached as Attachment VII.

~~6.3.2     Amounts which accrue to the Owner in accordance with the provisions of Subparagraph 6.3.1 shall be credited to the Owner as a deduction from the Cost of the Work.~~

13

6.4        ACCOUNTING RECORDS

6.4.1     The Construction Manager shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to the Construction Manager’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda, and other data relating to this Project, and the Construction Manager shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 7

CONSTRUCTION PHASE

7.1        PROGRESS PAYMENTS

7.1.1     Based upon Application for Payment ~~submitted to~~ prepared for the Architect and the Owner’s Representative by the Construction Manager and Certificates for Payment issued by the Architect, upon approval by the Owner’s Representative and receipt of lien waiversfrom subcontractors and suppliers, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

7.1.2     The period covered by each Application for Payment shall be one calendar month ending on the last day of the month. ~~or as follows.~~

7.1.3     Provided an Application for Payment is received by the ~~Architect~~ Owner’s Representative not later than the fifth (5th) day of a month, the Owner shall make progress payments to the Construction Manager ~~to the Construction Manager~~ not later than the fifteenth (15th) day of the month. If an Application for Payment is received by the ~~Architect~~ Owner’s Representative after the application date fixed above, payment shall be made by the Owner not later than thirty (30) days after the ~~Architect~~ Owner’s Representative receives the Application for Payment.

7.1.4     With each Application for Payment, the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account  of the Cost of the Work equal or exceed (1) progress payments already received by the Construction Manager; less (2) that portion of those payments attributable to the Construction Manager’s fees; plus (3) payrolls for the period covered by the present Application for Payment.

7.1.5     Each Application for Payment shall be based upon the most recent schedule of values submitted by the Construction Manager ~~most recent schedule of values submitted by the Construction Manager~~ in accordance with the Contract Documents. The Construction Manager shall include in such application for payment its General Conditions costs and fee earned during that period. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except the Construction Manager’s fee shall be shown as a separate item. The schedule of values shall provide complete backup data to substantiate its accuracy, and be in such form as the Architect and Owner may require. Such schedule, unless objected to by the Architect or the Owner, shall be used as a basis for reviewing the Construction Manager’s applications for payment.  ~~The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work except that the Construction Manager’s Fee shall be shown as a single separate item.  The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require.  This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.~~

7.1.6     Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment.  The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the ~~Construction Manager~~ Construction Manager on account of that portion of the Work, ~~for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment~~ by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

7.1.7     Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1               Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.  Pending final determination of cost to the Owner of changes in the Work,

14

amounts not in dispute may be included as provided in Subparagraph 7.3.7 of AIA Document A201, attached as Attachment I, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

.2               Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

.3               Add the Construction Manager’s Fee, less retainage of zero percent (0%).  The Construction Manager’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.1. ~~or, if the Construction Manager’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount which bears the same ratio to that fixed sum Fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion.~~

.4               Subtract the aggregate of previous payments made by the Owner.

.5               Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Subparagraph 7.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation.

.6               Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201 attached as Attachment I.

7.1.8     Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retention of not less than ten percent (10%) until Substantial Completion of each Subcontractor’s respective portion of the Work.  At the time of Substantial Completion of a Subcontractor’s respective portion of the Work, the retainage may be reduced to five percent (5%), with such retainage being paid when such Subcontractor’s portion of the Work is fully completed.  The Owner and the Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments and retention for subcontracts.

7.1.9     Except with the Owner’s prior approval, the Construction Manager shall not ~~Except with the Owner’s prior approval the Construction Manager shall not~~ make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

7.1.10   In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 7.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract.  Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’ accountants acting in the sole interest of the Owner.

7.2        FINAL PAYMENT

7.2.1     Final payment shall be made by the Owner to the Construction Manager when: (1) the Contract has been fully performed by the Construction Manager; ~~except for the Construction Manager’s responsibility to correct nonconforming Work, as provided in Subparagraph 12.2.2 of AIA Document A201, and to satisfy other requirements, if any, which necessarily survive final payment;~~ (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Construction Manager and reviewed by the Owner’s accountants; ~~and~~ (3) a final Certificate for Payment has then been issued by the Architect; (4) three sets of as-built drawings of the Project have been completed and furnished to the Owner: (5) a final non-contingent certificate of occupancy for the completion of the Project has been issued by the municipalities having jurisdiction over the Project and delivered to the Owner; (6) all operation and maintenance manuals and warranties for any materials and improvements incorporated into the Project have been delivered to the Owner; and (7) final lien waivers and affidavits of payment have been delivered by all Subcontractors and by the Construction Manager to the Owner, in form reasonably acceptable to Owner.  Such ~~such~~ final payment shall be made by the Owner not more than 30 days after the receipt by Owner of the last of through 7 above. ~~issuance of the Architect’s final Certificate for Payment or as follows:~~

15

7.2.2     The amount of the final payment shall be calculated as follows:

.1               Take the sum of the Cost of the Work substantiated by the Construction Manager’s final accounting and the Construction Manager’s Fee; but not more than the Guaranteed Maximum Price.

.2               Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Subparagraph 9.5.1 of AIA Document A201 or other provisions of the Contract Documents.

.3               Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Construction Manager, the Construction Manager shall reimburse the difference to the Owner within thirty (30) days.

7.2.3     The Owner’s accountants will review and report in writing on the Construction Manager’s final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager.  Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Subparagraph 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Subparagraph 9.5.1 of AIA Document A201, attached as Attachment I.  The time periods stated in this Paragraph 7.2 supersede those stated in Subparagraph 9.4.1 of AIA Document A201, attached as Attachment I.

7.2.4     If the Owner’s accountants report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to proceed in accordance with Article 9 without a further decision of the Architect.  Unless agreed to otherwise, a demand for mediation or arbitration of the disputed amount shall be made by the Construction Manager within 60 days after the Construction Manager’s receipt of a copy of the Architect’s final Certificate for Payment.  Failure to make such demand within this 60-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Construction Manager.  Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect’s final Certificate for Payment.

7.2.5     If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Paragraph 6.1 and not excluded by Paragraph 6.2 (1) to correct nonconforming Work, or (2) arising from the resolution of disputes, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee, if any, related thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price.  If the Construction Manager has participated in savings, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8

INSURANCE AND BONDS

8.1        INSURANCE REQUIRED OF THE CONSTRUCTION MANAGER

During both phases of the Project, the Construction Manager shall purchase and maintain insurance as set forth in ~~Paragraph 11.1~~ Article 11 of AIA Documents A201 naming the Owner, Architect and Arcitects as an additional insured with respect to all liability exposures.  Such insurance shall be written for not less than the following limits, or greater if required by law:

8.1.1     Workers’ Compensation and Employers’ Liability meeting statutory limits mandated by State and Federal laws.  If (1) limits in excess of those required by statute are to be provided or (2) the employer is not statutorily bound to obtain such insurance coverage or (3) additional coverages are required, additional coverages and limits for such insurance shall be as follows:

8.1.2     Commercial General Liability including coverage for Premises-Operations, Independent Contractors’ Protective, Products-Completed Operations, Contractual Liability, Personal Injury, and Broad Form Property Damage (including coverage for Explosion, Collapse and Underground hazards)

16

$2,000,000	Each Occurrence
$6,000,000	General Aggregate
$2,000,000	Personal and Advertising Injury
$2,000,000	Products-Completed Operations Aggregate

.1   The policy shall be an occurrence based form and be endorsed to have the General Aggregate apply to this Project only.

.2   Products and Completed Operations insurance shall be maintained for a minimum period of at least one(1) year~~(s)~~ after either 90 days following Substantial Completion or final payment, whichever is earlier.

.3   The Contractual Liability insurance shall include coverage sufficient to meet the obligations in AIA Document A201 under Paragraph 3.18.

8.1.3     Automobile Liability (owned, non-owned and hired vehicles) for bodily injury and property damage:

$ 2,000,000 Each Accident

8.1.4     Other coverage:

(If Umbrella Excess Liability coverage is required over the primary insurance or retention, insert the coverage limits.  Commercial General Liability and Automobile Liability limits may be attained by individual policies or by a combination of primary policies and Umbrella and/or Excess Liability policies.)

Umbrella coverage shall be equal to the GMP.

8.2        INSURANCE REQUIRED OF THE OWNER

During both phases of the Project, the Owner shall purchase and maintain liability and property insurance, including waivers of subrogation, as set forth in ~~Paragraphs 11.2 and 11.3~~ Article 11 of AIA Document A201, attached as Attachment I.  ~~Such insurance shall be written for not less than the following limits, or greater if required by law.~~

8.2.1     ~~Property Insurance~~ See Section 11.8 of AIA Document A201, attached hereto as Attachmnet I. :

~~Deductible Per Occurrence~~

~~Aggregate Deductible~~

8.2.2     ~~Boiler and Machinery insurance with a limit of:~~

(If not a blanket policy, list the objects to be insured.)

8.3        PERFORMANCE BOND AND PAYMENT BOND

8.3.1     The Construction Manager shall be required to furnish a $10,000,000,00 payment and performance bond in form and with such obligees as is reasonably acceptable to Owner, and the construction Manager shall be required to furnish from each of the Subcontractors, payment and performance bonds for 100% of the cost of each such Subcontractor's Work in such form and with such obligees (in addition to the Construction Manager and its bonding compnay), as is reasonably acceptable to Owner.  Owner shall be given originals or duplicate originals of all bonds obtained pursuant to this paragraph.  (Insert "shall" or "shall not") ~~furnish bonds covering faithful performance of the Contract and payment of obligation arising thereunder.  Bonds may be obtained through the Construction Manager's usual source and the cost thereof shall be included in the Cost of the Work.~~  The amount of all such ~~each~~ bonds shall be equal to at least 100% percent () of the Contract Sum.

8.3.2     The Construction Manager shall deliver the required bonds to the Owner at least three days before the commencement of any Work at the Project site.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1        DISPUTE RESOLUTION FOR THE PRECONSTRUCTION PHASE

9.1.1     Claims, disputes or other matters in question between the parties to this Agreement which arise prior to the commencement of the Construction Phase or which relate solely to the Preconstruction Phase services of the Construction

17

Manager or to the Owner’s obligations to the Construction Manager during the Preconstruction Phase, shall be resolved by mediation or by arbitration.

9.1.2     Any mediation conducted pursuant to this Paragraph 9.1 shall be held in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise.  Demand for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.  Any demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

9.1.3     Any claim, dispute or other matter in question not resolved by mediation shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.

9.1.4     Demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.  A demand for arbitration may be made concurrently with a demand for mediation and shall be made within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

9.1.5     No arbitration arising out of or relating to the Contract Documents shall include, by consolidation or joinder or in any other manner, the Architect, the Architect’s employees or consultants, except by written consent containing specific reference to the Agreement and signed by the Architect, Owner, Construction Manager and any other person or entity sought to be joined.  No arbitration shall include, by consolidation or joinder or in any other manner, parties other than the Owner, Construction Manager, a separate contractor as described in Article 6 of AIA Document A201, attached as Attachment I, and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration.  No person or entity other than the Owner or Construction Manager or a separate contractor as described in Article 6 of AIA Document A201, attached as Attachment I, shall be included as an original third party or additional third party to an arbitration whose interest or responsibility is insubstantial.  Consent to arbitration involving an additional person or entity shall not constitute agreement to arbitration of a dispute not described in such consent or with a person or entity not named or described therein.  The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

9.1.6     The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

9.2        DISPUTE RESOLUTION FOR THE CONSTRUCTION PHASE

9.2.1     Any other claim, dispute or other matter in question arising out of or related to this Agreement or breach thereof shall be settled in accordance with Article 4 of AIA Document A201, attached as Attachment I, except that in addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.  Any mediation arising under this Paragraph shall be conducted in accordance with the provisions of Subparagraphs 9.1.2 and 9.1.3.

9.3        OTHER PROVISIONS

9.3.1     Unless otherwise noted, the terms used in this Agreement shall have the same meaning as those in the 1987 Edition of AIA Document A201, General Conditions of the Contract for Construction, attached hereto as Attachmnet I.

9.3.2     EXTENT OF CONTRACT

This Contract, which includes this Agreement and the other documents incorporated herein by reference, represents the entire and integrated agreement between the Owner and Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral.  This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager.  If anything in any document incorporated into this Agreement is inconsistent with this Agreement, this Agreement shall govern.

9.3.3     OWNERSHIP AND USE OF DOCUMENTS

The Drawings, Specifications and other documents prepared by the Architect, and copies thereof furnished to the Construction Manager, are owned by the Owner and are for use solely with respect to this Project.  They are not to be used by the Construction Manager, Subcontractors, Sub-subcontractors or suppliers on other projects, or for additions to this Project outside the scope of the Work, without the specific written consent of the Owner and Architect.  The Construction Manager, Subcontractors, Sub-subcontractors and suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the execution of their Work under the Contract Documents.

18

9.3.4     GOVERNING LAW

The Contract shall be governed by the law of the place where the Project is located.

9.3.5     ASSIGNMENT

The Owner and Construction Manager respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents.  Neither party to the Contract shall assign the Contract as a whole without written consent of the other.  If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract and in such event the other party shall have the right to terminate this Contract exercisable in its sole discretion upon seven (7) days advance written notice.

ARTICLE 10

TERMINATION OR SUSPENSION

10.1      TERMINATION PRIOR TO ESTABLISHING GUARANTEED MAXIMUM PRICE

10.1.1   Prior to execution by both parties of Amendment No. 1 establishing the Guaranteed Maximum Price, the Owner may terminate this Contract at any time without cause, and the Construction Manager may terminate this Contract for any of the reasons described in Subparagraph 14.1.1 of AIA Document A201, attached as Attachment I.

10.1.2   If the Owner or Construction Manager terminates this Contract pursuant to this Paragraph 10.1 prior to commencement of the Construction Phase, the Construction Manager shall be equitably compensated for Preconstruction Phase services performed prior to receipt of notice of termination; provided, however, that the compensation for such services shall not exceed the compensation set forth in Subparagraph 4.1.1.

10.1.3   If the Owner or Construction Manager terminates this Contract pursuant to this Paragraph 10.1 after commencement of the Construction Phase, the Construction Manager shall, in addition to the compensation provided in Subparagraph 10.1.2, be paid an amount calculated as follows:

.1          Take the Cost of the Work incurred by the Construction Manager.

.2          Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

.3          Subtract the aggregate of previous payments made by the Owner on account of the Construction Phase.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Clause 10.1.3.1.  To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders.

Subcontracts, purchase orders and rental agreements entered into by the Construction Manager with the Owner’s written approval prior to the execution of Amendment No. 1 shall contain provisions permitting assignment to the Owner as described above.  If the Owner accepts such assignment, the Owner shall reimburse or indemnify the Construction Manager with respect to all costs arising under the subcontract, purchase order or rental agreement except those which would not have been reimbursable as Cost of the Work if the contract had not been terminated.  If the Owner elects not to accept the assignment of any subcontract, purchase order or rental agreement which would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager shall terminate such subcontract, purchase order or rental agreement and the Owner shall pay the Construction Manager the costs necessarily incurred by the Construction Manager by reason of such termination.

10.1.4   Termination of Preconstruction Phase Services.  The Preconstruction Services may be terminated prior to commencement of the construction work by the Owner upon fifteen (15) days written notice to the Construction  Manager, whereupon, the Construction Manager shall be paid for all services satisfactorily performed and all other costs and expenses incurred as contemplated by this Agreement up to and through the effective date of termination.  In such event, the Construction Manager shall provide assistance and cooperation in returning, reselling, or otherwise disposing of any materials or services which were reasonably necessary to be ordered, but not ultimately used for the Project.

19

10.2      TERMINATION SUBSEQUENT TO ESTABLISHING GUARANTEED MAXIMUM PRICE

Subsequent to execution by both parties of Amendment No. 1, the Contract may be terminated as provided in Article 14 of AIA Document A201, attached as Attachment I.

10.2.1   In the event of such termination by the Owner, the amount payable to the Construction Manager pursuant to Subparagraph 14.1.2 of AIA Document A201, attached as Attachment I, shall not exceed the amount the Construction Manager would have been entitled to receive pursuant to Subparagraphs 10.1.2 and 10.1.3 of this Agreement. In addition, the Owner may terminate this contract without cause following seven (7) days advance written notice to the Construction Manager.  In the event of such a termination without cause, the Owner shall reimburse the Construction Manager for costs incurred for work then completed (provided that the Owner receives all approprate lien waivers) and shall pay the Construction Manager that portion of its fee earned through the date of termination, based on the percentage of the work then completed, less fees previously advanced by the Owner.

10.2.2   In the event of such termination by the Construction Manager, the amount to be paid to the Construction Manager under Subparagraph 14.1.2 of AIA Document A201, attached as Attachment I, shall not exceed the amount the Construction Manager would be entitled to receive under Subparagraphs 10.1.2 or 10.1.3 above, except that the Construction Manager’s Fee shall be calculated as ~~if the Work had been fully completed by the Construction Manager including a reasonable estimate of the Cost of the Work for Work not actually completed~~ follows:  If construction has reached a level of less than fifty percent (50%) completion as of the effective date of termination, the Construction Manager shall be entitled to the fee payable as if fifty percent (50%) of the work had been completed.  If construction has reached a level of fifty percent (50%) or greater as of the effective date of termination, the Construction Manager shall be entitled to a fee based on the percentage of the Work in fact completed.  For purposes of the Contract commencement of construction occurs upon mutual execution of a written notce to proceed.

10.3      SUSPENSION

The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201, attached as Attachment I; in such case, the Guaranteed Maximum Price, if established, shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201, attached as Attachment I, except that the term “cost of performance of the Contract” in that Subparagraph shall be understood to mean the Cost of the Work and the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Subparagraphs 5.1.1 and 5.3.4 of this Agreement.

ARTICLE 11

OTHER CONDITIONS AND SERVICES

11.1      Not withstanding anything herein to the contrary, all references herein to AIA Document A201 shall mean AIA Document A201-1997 Edition - Electronic Format and all supplemental provisions thereto in the form annexed hereto as Attachment I.

11.2      The hourly rates of the Construction Manager’s supervisory and administrative personnel will be as set forth in the GMP Presentation, as approved by the Owner.

11.3      The following special provisions shall apply to any furnishings, fixtures and equipment (“FF&E”) at the existing facility that must be removed and/or reinstalled and/or any new FF&E installed at the completed facility:

11.3.1   The Construction Manager shall coordinate the Work to receive the FF&E based on specifications and information provided by the Owner.  To the extent requested by the Owner, the Construction Manager shall work with the Owner to establish an acceptable list of potential installers of the FF&E and will solicit bids from these installers.

11.3.2   Upon receipt of bids for the installation of FF&E, the Construction Manager shall provide the Owner with an analysis of these bids, and the Owner and the Construction Manager shall mutually determine which of these bids to accept or reject.

11.3.3   The Construction Manager shall arrange for scheduling, delivery and installation of the FF&E purchased by the Owner, and shall supervise the installation of the FF&E at the site.

20

11.3.4   Notwithstanding anything in this Agreement to the contrary, the Construction Manager shall be paid five percent (5%) of the cost of the installation contracted for by the Construction Manager pursuant to this paragraph 11.3. with payment due on installation and final acceptance of such FF&E by the Owner.

11.4      In an effort to obtain the best estimate of construction costs, the Construction Manager shall obtain at least three (3) price quotations for each major portion of the Work for the Project from each major trade, provided there is sufficient design and construction information available, and provided that the Owner does not direct otherwise. All bids and all documentation relied upon by the bidders to issue their bids shall be presented to the Owner, for the Owner to choose the subcontractor for that portion of the work for the Project.

11.5      To the extent permitted by the West Virginia law, Contractors shall include pay-when-paid language in their subcontracts establishing that subcontractors shall not be entitled to payment until payment has been received by the Contractors from the Owner.

11.6      Contractors shall provide conditional subcontractor lien waivers as part of their monthly periodic payment application.

11.7      The GMP estimate established between the Owner and Construction Manager will be a part of the GMP Presentation, and shall be established as expeditiously as is practicable after the commencement of construction.

11.8      Construction Manager or the Contractors will carry Builder’s Risk insurance, which shall be replacement value policies and which will name the Owner as an additional insured. The policies shall be in an amount at least equal to the value of the completed Project and shall apply on a replacement cost basis. This insurance shall cover the entirety of the Work at the Project site, portions of the Work located away from the site but intended for incorporation into the Work at the site and also portions of the Work in transit. The Construction Manager shall be responsible for all deductions. The cost of the Insurance shall be a Cost of the Work.

11.9      Construction Manager shall require that all Subcontractors provide performance and payment bonds, as provided in paragraph 8.3.1 hereof.

11.10    Notwithstanding anything else herein to the contrary, the Owner and the Constructor recognize and acknowledge that the original GMP is based on the GMP Presentation, but that the Project Manual, Drawings and Specifications are not final. Upon receipt of the final Project Manual, Drawings and Specifications from the Owner, the Constructor will re-price the GMP. To the extent that the revised GMP exceeds the original GMP, and the variance is due to additional work and/or materials which are reasonably inferrable from the GMP Presentation and the Project Manual, Drawings and Specifications as of the date of execution by all parties (the “Initial Project Manual, Drawings and Specifications”). Owner will have no obligation to increase the original GMP; however, the Owner will engage in good faith discussions with the Constructor to redesign the Project through Value Engineering so as to reduce the revised GMP to the original GMP, but in no event will the Owner be required to agree to any redesign which would, in the Owner’s sole discretion , compromise the integrity or quality of the Project. To the extent that the revised GMP exceeds the original GMP, and the variance is due to additional work and/or materials which are NOT reasonably inferrable from the GMP Presentation, and the Initial Project, Manual Drawings and Specifications, the Owner will elect to either issue a Change Order increasing the original GMP to the amount of the revised GMP, or will engage in good faith discussions with the Constructor to redesign the Project through Value Engineering so as to reduce the revised GMP to the original GMP.

11.11    The GMP, as finally established, shall be increased or decreased, as the case may be, if there is a change in the scope of the Work as hereinbefore provided, resulting in additional Costs or reduced Costs from those Costs set forth in the GMP Presentation (which “Costs” for purposes of this Section 11.11, shall include the Construction Manager’s Fee and the Cost of the Work), actually to be incurred by the Constructor as the result of:

a.             Damage caused by fire or other casualties, not caused by the Constructor or anyone for whom the Constructor is responsible or liable, such as and including, without limitation, all Subcontractors:

b.            Material default of the Owner or Architect after written notice to each such party and the expiration of ten (10) business days during which such default remains uncured (or in the event such default will take longer than 10-day period, then for such reasonable period of time necessary to effect such cure with due diligence):

21

c.             Uncovering Work at the direction of the Owner or the Architect if such Work upon the uncovering thereof is found by the Owner and the Architect to be in conformity with the Contract Documents:

d.            Requirements of the Owner to use Subcontractors other than those first recommended by the Constructor:

e.             The amount by which the actual Cost of the Work for each element of the Work listed as allowances in the GMP Presentation exceeds (or is less than) the amount of the allowance listed thereon with respect to such element, except to the extent that the increase in the Cost of the Work for such allowance item relating to temporary heat or temporary power is the result of a delay caused by the Constructor: or

f. A material change, addition to or deletion of the Work, but excluding such items as cutting, patching, repairing or inclusion of items implied but not shown in the Project Manual, Drawings and Specifications.  Such change shall not be deemed to be “material” unless.  (i)  such change in the Work involves a change in the quantity of the Work required to be performed hereunder; (ii) such change in the Work involves a significant or substantial change in the quality of the Work required to be performed hereunder, in the opinion of a person experienced in construction industry practices and mutually agreeable to the Owner and the Constructor (“Construction Expert”); and (iii) such Construction Expert would reasonably determine that such change in either quantity or quality was not reasonably implied or inferred from the Construction Documents, whether or not actually shown therein.  The Constructor specifically acknowledges and agrees that any change in the Contract Documents based on the finalization of the Initial Project Manual, Drawings and Specifications, which change is reasonably inferrable from the Initial Project Manual, Drawings and Specifications, shall not cause an increase in the GMP.  The Constructor is hereby acknowledging that the Contract Documents, including the Initial Project Manual, Plans and Specifications, were sufficiently complete to enable Constructor to provide to Owner, Constructor’s Guaranteed Maximum Price, to which the Constructor agrees to be bound, notwithstanding any changes to the Work as the result of the completion of the Initial Project Manual, Plans and Specifications by the Architect thereafter, except for material changes in the Work, as set forth above, or as approved by the Owner.

11.12    Notwithstanding anything in the General conditions, attached hereto as Attachment I, to the contrary.  If Architect is late in providing the Construction Manager design documnets for a bid package that causes a delay to the overall Project schedule, Construction Manager reserves its rights to associated additional costs and/or schedule relief.

11.13    Attached hereto and made a part hereof as Attachment IV is the project labor agreement between Owner and the Upper Valley Building and Construction Trades Council (the “Project Labor Agreement”), which by its terms expires on December 31, 2002.  Construction Manager agrees to abide by its terms, and both Owner and Construction Manager agree to use their best efforts to extend such agreement for the duration of the Project: provided, however, should there be any strike, delay or dispute caused by expiration of the Project Labor Agreement, after Construction Manager’s failed good faith efforts to extend it.  Construction Manager shall not be liable for consequential damages, delay damages, or special damages to Owner as a result thereof.

11.14    Attached hereto and made a part hereof as Attachment V is the legal description that Owner warrants and represents is that of the Site.

11.15    Attached hereto and made a part hereof a Attachment VI is a narrative provided by Owner to Construction Manager from a prospectus for a public offering by Owner, which Owner warrants and represents is the financing Owner has for the Project.

This Agreement entered into as of the day and year first written above.

OWNER		CONSTRUCTION MANAGER

BY:	WHEELING ISLAND GAMING, INC.	BY:	LOUIS P. CIMINELLI CONSTRUCTION COMPANY, INC,
/s/ Michael Corbin

DATE	7/17/02	DATE	7/17/02

ATTEST		ATTEST	/s/ [ILLEGIBLE]

22

ATTACHMENT  I                                                   1997 Edition - Electronic Format

AIA Document A201 - 1997

General Conditions of the Contract for Construction

TABLE OF ARTICLES

1.      GENERAL PROVISIONS

2.      OWNER

3.      CONTRACTOR

4.      ADMINISTRATION OF THE CONTRACT

5.      SUBCONTRACTORS

6.      CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

7.      CHANGES IN THE WORK

8.      TIME

9.      PAYMENTS AND COMPLETION

10.    PROTECTION OF PERSONS AND PROPERTY

11.    INSURANCE AND BONDS

12.    UNCOVERING AND CORRECTION OF WORK

13.    MISCELLANEOUS PROVISIONS

14.    TERMINATION OR SUSPENSION OF THE CONTRACT

INDEX

Acceptance of Nonconforming Work

9.6.6, 9.9.3, 12.3

Acceptance of Work

9.6.6, 9.8.2, 9.9.3, 9.10.1, 9.10.3, 12.3

Access to Work

3.16, 6.2.1, 12.1

Accident Prevention

4.2.3, 10

Acts and Omissions

3.2, 3.3.2, 3.12.8, 3.18, 4.2.3, 4.3.8, 4.4.1, 8.3.1, 9.5.1, 10.2.5, 13.4.2, 13.7, 14.1

Addenda

1.1.1, 3.11

Additional Costs, Claims for

4.3.4, 4.3.5, 4.3.6, 6.11, 10.3

Additional Inspections and Testing

9.8.3, 12.2.1, 13.5

Additional Time, Claims for

4.3.4, 4.3.7, 8.3.2

ADMINISTRATION OF THE CONTRACT

3.1.3, 4.9.4, 9.5

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES. CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

This document has been approved and endorsed by The Associated General Contractors of America.

[LOGO]

© 1997 AIA®

AIA DOCUMENT A201 - 1997 GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION

The American Institute of Architects 1735 New York Avenue, N.W. Washington, D.C. 20006-5292

ATTACHMENT I

Advertisement or Invitation to Bid

1.1.1

Aesthetic Effect

4.2.13, 4.5.1

Allowances

3.8

All-risk Insurance

11.4.1.1

Application for Payment

4.2.5, 7.3.8, 9.2, 9.3, 9.4, 9.5.1, 9.36.3, 9.7.1, 9.8.5, 9.10, 11.1.3, 14.2.4, 14.4.3

Approvals

2.4, 3.1.3, 3.5, 3.10.2, 3.12, 4.2.7, 9.3.2, 13.4.2, 13.5

Arbitration

4.3.3, 4.4, 4.5.1, 4.5.2, 4.6, 8.3.1, 9.7.1, 11.4.9, 11.4.10

Architect

4.1

Architect, Definition of

4.1.1

Architect, Extent of Authority

2.4, 3.12.7, 4.2, 4.336, 4.4, 5.2, 6.3, 7.1.2, 7.3.6, 7.4, 9.2, 9.3.1, 9.4, 9.5, 9.8, 9.10.1, 9.10.3, 12.1, 12.2.1, 13.5.1, 13.5.2, 14.2.2, 14.2.4

Architect, Limitations of Authority and Responsibility

2.1.1, 3.3.3, 3.12.4, 3.12.8, 3.12.10, 4.1.2, 4.2.1, 4.2.2, 4.2.3, 4.2.6, 4.2.7, 4.2.10, 4.2.12, 4.2.13, 4.4, 5.2.1, 7.4, 9.4.2, 9.6.4, 9.6.6

Architect’s Additional Services and Expenses

2.4, 11.4.1.1, 12.2.1, 13.5.2, 13.5.3,  14.2.4

Architect’s Administration of the Contract

3.1.3, 4.2, 4.3.4, 4.4, 9.4, 9.5

Architect’s Approvals

2.4, 3.1.3, 3.5.1, 3.10.2, 4.2.7

Architect’s Authority to Reject Work

3.5.1, 4.2.6, 12.1.2, 12.2.1

Architect’s Copyright

1.6

Architect’s Decisions

4.2.6, 4.2.7, 4.2.11, 4.2.12, 4.2.13, 4.3.4, 4.4.1, 4.4.5, 4.4.6, 4.5, 6.3, 7.3.6, 7.3.8, 8.1.3, 8.3.1,9.2, 9.4, 9.5.1, 9.8.4, 9.9.1, 13.5.2, 14.2.2, 14.2.4

Architect’s Inspection

4.2.2, 4.2.9, 4.3.4, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 13.5

Architect’s Instructions

3.2.3, 3.3.1, 4.2.6, 4.2.7, 4.2.8, 7.4.1, 12.1, 13.5.2

Architect’s Interpretations

4.2.11, 4.2.12, 4.3.6

Architect’s Project Representative

4.2.10

Architect’s Relationship with Contractor

1.1.2, 1.6, 3.1.3, 3.2.1, 3.2.2, 3.2.3, 3.3.1, 3.4.2, 3.5.1, 3.7.3, 3.10, 3.11, 3.12, 3.16, 3.18, 4.1.2, 4.1.3, 4.2, 4.3.4, 4.4.1, 4.4.7, 5.2 6.2.2, 7.8.3.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 10.2.6, 10.3, 11.3, 11.4.7, 12, 13.4.2, 13.5

Architect’s Relationship with Subcontractors

1.1.2, 4.2.3, 4.2.4, 4.2.6, 9.6.3, 9.6.4, 11.4.7

Architect’s Representations

9.4.2, 9.5.1, 9.10.1

Architect’s Site Visits

4.2.2, 4.2.5, 4.2.9, 4.3.4, 9.4.2, 9.5.1, 9.9.2, 9.10.1, 13.5

Asbestos

10.3.1

Attorneys’ Fees

3.18.1, 9.10.2, 10.3.3

Award of Separate Contract

6.1.1, 6.1.2

Award of Subcontracts and Other Contracts for Portions of the Work

5.2

Basic Definitions

1.1

Bidding Requirements

1.1.1, 1.1.7, 5.2.1, 11.5.1

Boiler and Machinery Insurance

11.4.2

Bonds, Lien

9.10.2

Bonds, Performance, and Payment

7.3.6.4, 9.6.7, 9.10.3, 11.4.9, 11.5

Building Permit

3.7.1

Capitalization

1.3

Certificate of Substantial Completion

9.8.3, 9.8.4, 9.8.5

Certificates for Payment

4.2.5, 4.2.9, 9.3.3, 9.4, 9.5, 9.6.1, 9.6.6, 9.7.1, 9.10.1, 9.10.3, 13.7, 14.1.1.3, 14.2.4

Certificates of Inspection, Testing or Approval

13.5.4

Certificates of Insurance 9.10.2, 11.1.3

Change Order

1.1.1, 2.4.1, 3.4.2, 3.8.2.3, 3.11.1, 3.12.8, 4.2.8, 4.3.4, 4.3.9, 5.2.3, 7.1, 7.2, 7.3, 8.3.1, 9.3.1.1, 9.10.3, 11.4.1.2, 11.4.4, 11.4.9, 12.1.2

Change Orders, Definitions of

7.2.1

CHANGES IN THE WORK

3.11, 4.2.8, 7, 8.3.1, 9.3.1.1, 11.4.9

Claim, Definition of

4.3.1

Claims and Disputes

3.2.3, 4.3, 4.4, 4.5, 4.6, 6.1.1, 6.3, 7.3.8, 9.3.3, 9.10.4, 10.3.3.

Claims and Timely Assertion of Claims

4.6.5

Claims for Additional Cost

3.2.3, 4.3.4, 4.3.5, 4.3.6, 7.3.8, 10.3.2

Claims for Additional Cost

3.2.3, 4.3.4, 4.3.7, 6.1.1, 8.3.2, 10.3.2

Claims for Concealed or Unknown Conditions

4.3.4

Claims for Damages

3.2.3, 3.18, 4.3.10, 6.1.1, 8.3.3, 9.5.1, 9.6.7, 10.3.3, 11.1.1, 11.4.5, 11.4.7, 14.1.3, 14.2.4

Claims Subject to Arbitration

4.4.1, 4.5.1, 4.6.1

Cleaning Up

3.15, 6.3

Commencement of Statutory Limitation Period

13.7

Commencement of the Work, Conditions Relating to

2.2.1, 3.2.1, 3.4.1, 3.7.1, 3.10.1, 3.12.6, 4.3.5, 5.2.1, 5.2.3, 6.2.2, 8.1.2, 8.2.2, 8.3.1, 11.1, 11.4.1, 11.4.6, 11.5.1

Commencement of the Work, Definition of

8.1.2

Communications Facilitating Contract Administration

3.9.1, 4.2.4

Completion, Conditions Relating to

1.6.1, 3.4.1, 3.11, 3.15, 4.2.2, 4.2.9, 8.2, 9.4.2, 9.8, 9.9.1, 9.10, 12.2, 13.7, 14.1.2

COMPLETION, PAYMENTS AND

9

Completion, Substantial

4.2.9, 8.1.1, 8.1.3, 8.2.3, 9.4.2, 9.8, 9.9.1, 9.10.3, 9.10.4.2, 12.2, 13.7

Compliance with Laws

1.6.1, 3.2.2, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 4.4.8, 4.6.4, 4.6.6, 9.6.4, 10.2.2, 11.1, 11.4, 13.1, 13.4, 13.5.1, 13.5.2, 13.6, 14.1.1, 14.2.1.3

Concealed or Unknown Conditions

4.3.4, 8.3.1, 10.3

Conditions of the Contract

1.1.1, 1.1.7, 6.1.1, 6.1.4

Consent, Written

1.6, 3.4.2, 3.12.8, 3.14.2, 4.1.2, 4.3.4, 4.6.4, 9.3.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3, 11.4.1, 13.2, 13.4.2

CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

1.1.4, 6

Construction Changed Directive, Definition of

7.3.1

Construction Change Directives

1.1.1, 3.12.8, 4.2.8, 4.3.9, 7.1, 7.3, 9.3.1.1

Construction Schedules, Contractor’s

1.4.1.2, 3.10, 3.12.1, 3.12.2, 4.3.7.2, 6.1.3

Contingent Assignment of Subcontracts

5.4, 14.2.2.2

Continuing Contract Performance

4.3.3

Contract, Definition of

1.1.2

CONTRACT, TERMINATION OR SUSPENSION OF THE

5.4.1.1, 11.4.9, 14

Contract Administration

3.1.3, 4, 9.4, 9.5

Contract Award and Execution, Conditions Relating to

3.7.1, 3.10, 5.2, 6.1, 11.1.3, 11.4.6, 11.5.1

Contract Documents, The

1.1, 1.2

Contract Documents, Copies Furnished and Use of

1.6, 2.2.5, 5.3

Contract Documents, Definitions of

1.1.1

Contract Sum

3.8, 4.3.4, 4.3.5, 4.4.5, 5.2.3, 7.2, 7.3, 7.4, 9.1, 9.4.2, 9.5.1.4, 9.6.7, 9.7, 10.3.2, 11.4.1, 14.2.4, 14.3.2

Contract Sum, Definition of

9.1

Contract Time

4.3.4, 4.3.7, 4.4.5, 5.2.3, 7.2.1.3, 7.3, 7.4, 8.1.1, 8.2, 8.3.1, 9.5.1, 9.7, 10.3.2, 12.1.1, 14.3.2

Contract Time, Definition of

8.1.1

CONTRACTOR

3

Contractor, Definition of

3.1, 6.1.2

Contractor’s Construction Schedules

1.4.1.2, 3.10, 3.12.1, 3.12.2, 4.3.7.2, 6.1.3

Contractor’s Employees

3.3.2, 3.4.3, 3.8.1, 3.9, 3.18.2, 4.2.3, 4.2.6, 10.2, 10.3, 11.1.1, 11.4.7, 14.1, 14.2.1.1

Contractor’s Liability Insurance

11.1

Contractor’s Relationship with Separate

Contractors and Owner’s Forces

3.12.5, 3.14.2, 4.2.4, 6, 11.4.7, 12.1.2, 12.2.4

Contractor’s Relationship with Subcontractors

1.2.2, 3.3.2, 3.18.1, 3.18.2, 5.9.6.2, 9.6.7, 9.10.2, 11.4.1.2, 11.4.7, 11.4.8

Contractor’s Relationship with the Architect

1.1.2, 1.6, 3.1.3, 3.2.1, 3.2.2, 3.2.3, 3.3.1, 3.4.2, 3.5.1, 3.7.3, 3.10, 3.11, 3.12, 3.16, 3.18, 4.1.2, 4.1.3, 4.2, 4.3.4, 4.4.1, 4.4.7, 5.2, 6.2.2, 7, 8.3.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 10.2.6, 10.3, 11.3,

11.4.7, 12, 13.4.2, 13.5

Contractor’s Representations

1.5.2, 3.5.1, 3.12.6, 6.2.2, 8.2.1, 9.3.3, 9.8.2

Contractor’s Responsibility for Those Performing the Work

3.3.2, 3.18, 4.2.3, 4.3.8, 5.3.1, 6.1.3, 6.2, 6.3, 9.5.1, 10

Contractor’s Review of Contract Documents

1.5.2, 3.2, 3.7.3

Contractor’s Right to Stop the Work

9.7

Contractor’s Right to Terminate the Contract

4.3.10, 14.1

Contractor’s Submittals

3.10, 3.11, 3.12, 4.2.7, 5.2.1, 5.2.3, 7.3.6, 9.2, 9.3, 9.8.2, 9.8.3, 9.9.1, 9.10.2, 9.10.3, 11.1.3, 11.5.2

Contractor’s Superintendent

3.9, 10.2.6

Contractor’s Supervision and Construction Procedures

1.2.2, 3.3, 3.4, 3.12.10, 4.2.2, 4.2.7, 4.3.3, 6.1.3, 6.2.4, 7.1.3, 7.3.4, 7.3, 6, 8.2, 10, 12, 14

Contractual Liability Insurance

11.1.1.8, 11.2, 11.3

Coordination and Correlation

1.2, 1.5.2, 3.3.1, 3.10, 3.12.6, 6.1.3, 6.2.1

Copies Furnished or Drawings and Specifications

1.6, 2.2.5, 3.11

Copyrights

1.6, 3.17

Correction of Work

2.3, 2.4, 3.7.4, 4.2.1, 9.4.2, 9.8.2, 9.8.3, 9.9.1, 12.1.2, 12.2, 13.7.1.3

Correlation and Intent of the Contract Documents

1.2

Cost, Definition of

7.3.6

Costs

2.4, 3.2.3, 3.7.4, 3.8.2, 3.15.2, 4.3, 5.4.2, 6.1.1, 6.2.3, 7.3.3.3, 7.3.6, 7.3.7, 7.3.8, 9.10.2, 10.3.2, 10.5, 11.3, 11.4, 12.1, 12.2.1, 12.2.4, 13.5, 14

Cutting and Patching

6.2.5, 3.14

Damage to Construction of Owner or Separate Contractors

3.14.2, 6.2.4, 9.2.1.5, 10.2.1.2, 10.2.5, 10.6, 11.1, 11.4, 12.2.4

Damage to the Work

3.14.2, 9.9.1, 10.2.1.2, 10.2.5, 10.6, 11.4, 12.2.4

Damages, Claims for

3.2.3, 3.18, 4.3.10, 6.1.1, 8.3.3, 9.5.1, 9.6.7, 10.3.3, 11.1.1, 11.4.5, 11.4.7, 14.1.3, 14.2.4

Damages for Delay

6.1.1, 8.3.3, 9.5.1.6, 9.7, 10.3.2

Date of Commencement of the Work, Definition of

8.1.2

Date of Substantial Completion, Definition of

8.1.3

Day, Definition of

8.1.4

Decisions of the Architect

4.2.6, 4.2.7, 4.2.11, 4.2.12, 4.2.13, 4.3.4, 4.4.1, 4.4.5, 4.4.6, 4.5, 6.3, 7.3.6, 7.3.8, 8.1.3, 8.3.1, 9.2, 9.4, 9.5.1, 9.8.4, 9.9.1, 13.5.2, 14.2.2, 14.2.4

Decisions to Withhold Certification

9.4.1, 9.5, 9.7, 14.1.1.3

Defective or Nonconforming Work, Acceptance, Rejection and Correction of

2.3, 2.4, 3.5.1, 4.2.6, 6.2.5, 9.5.1, 9.5.2, 9.6.6, 9.8.2, 9.9.3, 9.10.4, 12.2.1, 13.7.1.3

Defective Work, Definition of

3.5.1

Definitions

1.1, 2.1.1, 3.1, 3.5.1, 3.12.1, 3.12.2, 3.12.3, 4.1.1, 4.3.1, 5.1, 6.1.2, 7.2.1, 7.3.1, 7.3.6, 8.1, 9.1, 9.8.1

Delays and Extension of Time

3.2.3, 4.3.1, 4.3.4, 4.3.7, 4.4.5, 5.2.3, 7.2.1, 7.3.1, 7.4.1, 7.5.1, 8.3, 9.5.1, 9.7.1, 10.3.2, 10.6.1, 14.3.2

Disputes

4.1.4, 4.3, 4.4, 4.5, 4.6, 6.3, 7.3.8

Documents and Samples at the Site

3.11

Drawings, Definition of

1.1.5

Drawings and Specifications, Use and Ownership of

1.1.1, 1.3, 2.2.5, 3.11, 5.3

Effective Date of Insurance

8.2.2, 11.1.2

Emergencies

4.3.5, 10.6, 14.1.1.2

Employees, Contractor’s

3.3.2, 3.4.3, 3.8.1, 3.9, 3.18.2, 4.2.3, 4.2.6, 10.2, 10.3, 11.1.1, 11.4.7, 14.1, 14.2.1.1

Equipment, Labor, Materials and

1.1.3, 1.1.6, 3.4, 3.5.1, 3.8.2, 3.8.3, 3.12, 3.13, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.6, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.2

Execution and Progress of the Work

1.1.3, 1.2.1, 1.2.2, 2.2.3, 2.2.5, 3.1, 3.3, 3.4, 3.5, 3.7, 3.10, 3.12, 3.14, 4.2.2, 4.2.3, 4.3.3, 6.2.2, 7.1.3, 7.3.4, 8.2, 9.5, 9.9.1, 10.2, 10.3, 12.2, 14.2, 14.3

Extensions of Time

3.2.3, 4.3.1, 4.3.4, 4.3.7, 4.4.5, 5.2.3, 7.2.1, 7.3, 7.4.1, 9.5.1, 9.7.1, 10.3.2, 10.6.1, 14.3.2

Failure of Payment

4.3.6, 9.5.1.3, 9.7, 9.10.2, 14.1.1.3, 14.2.1.2, 13.6

Faulty Work

(See Defective or Nonconforming Work)

Final Completion and Final Payment

4.2.1, 4.2.9, 4.3.2, 9.8.2, 9.10, 11.1.2, 11.1.3, 11.4.1, 11.4.5, 12.3.1, 13.7, 14.2.4, 14.4.3

Financial Arrangements, Owner’s

2.2.1, 13.2.2, 14.1.1.5

Fire and Extended Coverage Insurance

11.4

GENERAL PROVISIONS

1

Governing Law

13.1

Guarantees (See Warranty)

Hazardous Materials

10.2.4,10.3,10.5

Identification of Contract Documents

1.5.1

Identification of Subcontractors and Suppliers

5.2.1

Indemnification

3.17, 3.18, 9.10.2, 10.3.3, 10.5, 11.4.1.2, 11.4.7

Information and Services Required of the Owner

2.12, 2.2, 3.2.1, 3.12.4, 3.12.10, 4.2.7, 4.3.3, 6.1.3, 6.14, 6.2.5, 9.3.2, 9.6.1, 9.6.4, 9.9.2, 9.1.0.3, 10.3.3, 11.2, 11.4, 13.5.1, 13.5.2, 14.1.1.4, 14.1.4

Injury or Damage to Person or Property

4.3.8, 10.2, 10.6

Inspections

3.1.3, 3.3.3, 3.7.1, 4.2.2, 4.2.6, 4.2.9, 9.4.2, 9.8.2, 9.8.3, 9.9.2, 9.10.1, 12.2.1, 13.5

Instruction to Bidders

1.1.1

Instruction to the Contractor

3.2.3, 3.3.1, 3.8.1, 4.2.8, 5.2.1, 7.12, 8.2.2, 13.5.2

Insurance

3.18.1, 6.1.1, 7.3.6, 8.2.1, 9.3.2, 9.8.4, 9.9.1,

9.10.2, 9.10.5, 11

Insurance, Boiler and Machinery

11.4.2

Insurance, Contractor’s Liability

11.1

Insurance, Effective Date of

8.2.2, 11.1.2

Insurance, Loss of Use

11.4.3

Insurance, Owner’s Liability

11.2

Insurance, Project Management Protective

Liability

11.3

Insurance, Property

10.25, 11.4

Insurance, Stored Materials

9.3.2, 11.4.1.4

INSURANCE AND BONDS

11

Insurance Companies, Consent to Partial

Occupancy

9.9.1, 11.4.1.5

Insurance Companies, Settlement with

11.4.10

Indent of the Contract Documents

1.2.1,4.2.7,4.2.12,4.2.13,7.4

Interest

13.6

Interpretation

1.2.3, 1.4, 4.1.1, 4.3.1, 5.1, 6.1.2, 8.1.4

Interpretations, Written

4.2.11, 4.2.12, 4.3.6

Joinder and Consolidation of Claims Required

4.6.4

Judgment on Final Award

4.6.6

Labor and Materials, Equipment

1.1.3, 1.1.6, 3.4, 3.5.1, 3.8.2, 3.8.3, 3.12.3.13. 3.15.1, 42.6, 4.2.7, 5.2.1, 6.2.1, 7.3.6, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.2

Labor Disputes

8.31

Laws  and Regulations

1.6, 3.2.2, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 4.4.8, 4.6,  9.6.4, 9.9.1, 10.2.2, 11.1, 11.4, 13.1, 13.4, 13.5.1, 13.5.2, 13.6, 14

Liens

2.12, 4.4.8, 8.2.2, 9.3.3, 9.10

Limitation on Consolidation or Joinder

4.6.4

Limitations, Statutes of

4.6.3,12.2.6,13.7

Limitations of Liability

2.3, 3.2.1, 3.5.1, 3.73, 3.12, 8, 3.12.10,  3.17, 3.18. 4.2.6.4.2.7, 4.2.12, 6.2.2, 9.4.2, 9.6.4, 9.6.7, 9.10.4, 10.3.3, 10.2.5, 11.1.2, 11.2.1, 11.4.7, 12.2.5, 13.4.2

Limitations of Time

2.1.2, 2.2, 2.4, 3.2.1, 3.7.3, 3.10, 3.11, 3.12.5, 3.15.1, 4.27, 4.3, 4.4, 4.5, 4.6, 5.2.5.3, 5.4, 6.2.4, 7.3 7.4, 8.2, 9.2, 9.3.1, 9.3.3, 9.4.1, 9.5, 9.6, 9.7.9.8. 9.9, .9.10, 11.1.3, 11.4.1.5, 11.4.6, 11.4.10, 12.2, 13.5, 13.7.14

Loss of Use Insurance

11.4.3

Material Suppliers

1.6, 3.12.1, 4.2.4, 4.2.6, 5.2.1, 9.3, 9.4.2, 9.6, 9.10.5

Materials, Hazardous

10.2.4, 10.3, 10.5

Materials, Labor, Equipment and

1.1.3, 1.1.6, 1.6.1, 3.4, 3.5.1, 3.8.2, 3.8.23, 3.12, 3.13

3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.6, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.2

Means, Methods, Techniques, Sequences and Procedures of Construction

3.3.1, 3.12.10, 4.2.2, 4.2.7, 9.4.2

Mechanic’s Lien

4.4.8

Mediation

4.4.1, 4.4.5, 4.4.6, 4.4.8, 4.5, 4.6.1, 4.6.2, 8.3.1, 10.5

Minor Changes in the Work

1.1.1, 3.12.8, 4.2.8, 4.3.6, 7.1, 7.4

MISCELLANEOUS PROVISIONS

13

Modifications, Definitions of

1.1.1

Modification to the Contract

1.1.1, 1.1.2, 3.7.3, 3.11, 4.1.2, 4.2.1, 5.2.3, 7, 8.3.1, 9.7, 10.3.2, 11.4.1

Mutual Responsibility

6.2

Nonconforming Work, Acceptance of

9.6.6, 9.9.3, 12.3

Nonconforming Work, Rejection and Correction of

2.3, 2.4, 3.5.1, 4.2.6, 6.2.5, 9.5.1, 9.8.2, 9.9.3, 9.10.4, 12.2.1, 13.7.1.3

Notice

2.2.1, 2.3, 2.4, 3.2.3, 3.3.1, 3.9, 3.12.9, 3.12.10, 4.3, 4.4.8, 4.6.5, 5.2.1, 8.2.2, 9.7, 9.10, 10.2.2, 10.3, 11.1.3, 11.4.6, 12.2.2, 12.2.4, 13.3, 14

Notice of Testing and Inspections

13.5.1, 13.5.2

Notice to Proceed

8.2.2

Notices, Permits, Fees and

2.2.2, 3.7, 3.13, 7.3.6.4, 10.2.2

Observations, Contractor’s

1.5.2, 3.2, 3.7.3, 4.3.4

Occupancy

2.2.2, 9.6.6, 9.8, 11.4.1.5

Orders, Written

1.1.1, 2.3, 3.9, 4.3.6, 7, 8.2.2, 11.4.9, 12.1, 12.2, 13.5.2, 14.3.1

OWNER

2

Owner, Definition of

2.1

Owner, Information and Services Required of the

2.1.2, 2.2, 3.2.1, 3.12.4, 3.12.10, 4.2.7, 4.3.3, 6.1.3, 6.1.4, 6.2.5, 9.3.2, 9.6.1, 9.6.4, 9.9.2, 9.10.3, 10.3.3, 11.2, 11.4, 13.5.1, 13.5.2, 14.1.1.4, 14.1.4

Owner’s Authority

1.6, 2.1.1, 2.3, 2.4, 3.4.2, 3.8.1, 3.12.10, 3.14.2, 4.1.2, 4.1.3, 4.2.4, 4.2.9, 4.3.6, 4.4.7, 5.2.1, 5.2.4, 5.4.1, 6.1, 6.3, 7.2.1, 7.3.1, 8.2.2, 8.3.1, 9.3.1, 9.3.2, 9.5.1, 9.9.1, 9.10.2, 10.3.2, 11.1.3, 11.3.1, 11.4.3, 11.4.10, 12.2.2, 12.3.1, 13.2.2, 14.3, 14.4

Owner’s Financial Capability

2.2.1, 13.2.2, 14.1.1.5

Owner’s Liability Insurance

11.2

Owner’s Loss of Use Insurance

11.4.3

Owner’s Relationship with Subcontractor

1.1.2, 5.2, 5.3, 5.4, 9.6.4, 9.10.2, 14.2.2

Owner’s Right to Carry Out the Work

2.4, 12.2.4, 14.2.2.2

Owner’s Right to Clean up

6.3

Owner’s Right to Perform Construction and to Award Separate Contracts

6.1

Owner’s Right to Stop the Work

2.3

Owner’s Right to Suspend the Work

14.3

Owner’s Right to Terminate the Contract

14.2

Ownership and Use of Drawings, Specifications and Other Instruments of Service

1.1.1, 1.6, 2.2.5, 3.2.1, 3.11.1, 3.17.1, 4.2.12, 5.3

Partial Occupancy or Use

9.6.6, 9.9, 11.4.1.5

Patching, Cutting and

3.14, 6.2.5

Patents

3.17

Payment, Application for

4.2.5, 7.3.8, 9.2, 9.3, 9.4, 9.5.1, 9.6.3, 9.7.1, 9.8.5, 9.10.1, 9.10.3, 9.10.5, 11.1.3, 14.2.4, 14.4.3

Payment, Certificates for

4.2.5, 4.2.9, 9.3.3, 9.4, 9.5, 9.6.1, 9.6.6, 9.7.1, 9.10.1, 9.10.3, 13.7, 14.1.1.3, 14.2.4

Payment, Failure of

4.3.6, 9.5.1.3, 9.7, 9.10.2, 14.1.1.3, 14.2.1.2, 13.6

Payment, Final

4.2.1, 4.2.9, 4.3.2, 9.8.2, 9.10, 11.1.2, 11.1.3, 11.4.1, 11.4.5, 12.3.1, 13.7, 14.2.4, 14.4.3

Payment Bond, Performance Bond and

7.3.6.4, 9.6.7, 9.10.3, 11.4.9, 11.5

Payments, Progress

4.3.3, 9.3, 9.6, 9.8.5, 9.10.3, 13.6, 14.2.3

PAYMENTS AND COMPLETION

9

Payments to Subcontractors

5.42, 9.5.1.3, 9.6.2, 9.6.3, 9.6.4, 9.6.7, 11.4.8, 14.2.1.2

PCB

10.3.1

Performance Bond and Payment Bond

7.3.6.4, 9.6.7, 9.10.3, 11.4.9, 11.5

Permits, Fees and Notices

2.2.2, 3.7, 3.13, 7.3.6.4, 10.2.2

PERSONS AND PROPERTY, PROTECTION OF

10

Polychlorinated Biphenyl

10.3.1

Product Data, Definition of

3.12.2

Product Data and Samples, Shop Drawings

3.11, 3.12, 4.2.7

Progress and Completion

4.2.2, 4.3.3, 8.2, 9.8, 9.9.1, 14.1.4

Progress Payments

4.3.3, 9.3, 9.6, 9.8.5, 9.10.3, 13.6, 14.2.3

Project, Definition of the

1.1.4

Project Management Protective Liability Insurance

11.3

Project Manual, Definition of the

1.1.7

Project Manuals

2.2.5

Project Representatives

4.2.10

Property Insurance

10.2.5, 11.4

PROTECTION OF PERSONS AND PROPERTY

10

Regulations and Laws

1.6, 3.2.2, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 4.4.8, 4.6, 9.6.4, 9.9.1, 10.2.2, 11.1, 11.4, 13.1, 13.4, 13.5.1, 13.5.2, 13.4, 14

Rejection of Work

3.5.1, 4.2.6, 12.2.1

Releases and Waivers of Liens

9.10.2

Representations

1.5.2, 3.5.1, 3.12.6, 6.2.2, 8.2.1, 9.3.3, 9.4.2, 9.5.1, 9.8.2, 9.10.1

Representatives

2.1.1, 3.1.1, 3.9, 4.1.1, 4.2.1, 4.2.10, 5.1.1, 5.1.2, 13.2.1

Resolution of Claims and Disputes

4.4, 4.5, 4.6

Responsibility for Those Performing the Work

3.3.2, 3.18, 4.2.3, 4.3.8, 5.3.1, 6.1.3, 6.2, 6.3, 9.5.1, 10

Retainage

9.3.1, 9.6.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3

Review of Contract Documents and Field Conditions by Contractor

1.5.2, 3.2, 3.7.3, 3.12.7, 6.1.3

Review of Contractor’s Submittals by Owner and Architect

3.10.1, 3.10.2, 3.11, 3.12, 4.2, 5.2, 6.1.3, 9.5, 9.8.2

Review of Shop Drawings, Product Data and Samples by Contractor

3.12

Rights and Remedies

1.1.2, 2.3, 2.4, 3.5.1, 3.15.2, 4.2.6, 4.3.4, 4.5, 4.6, 5.3, 5.4, 6.1, 6.3, 7.3.1, 8.3, 9.5.1, 9.7, 10.2.5, 10.3, 12.2.2, 12.2.4, 13.4, 14

Royalties, Patents and Copyrights

3.17

Rules and Notices for Arbitration

4.6.2

Safety or Persons and Property

10.2, 10.6

Safety Precautions and Programs

3.3.1, 4.2.2, 4.2.7, 5.3.1, 10.1, 10.2, 10.6

Samples, Definition of

3.12.3

Samples, Shop Drawings, Product Data and

3.11, 3.12, 4.2.7

Samples at the Site, Documents and

3.11

Schedule of Values

9.2, 9.3.1

Schedules, Construction

1.4.1.2, 3.10, 3.12.1, 3.12.2, 4.3.7.2, 6.1.3

Separate Contracts and Contractors

1.1.4, 3.12.5, 3.14.2, 4.2.4, 4.2.7, 4.6.4, 6, 8.3.1, 11.4.7, 12.1.2, 12.2.5

Shop Drawings, Definition of

3.12.1

Shop Drawings, Product Data and Samples

3.11, 3.12, 4.2.7

Site, Use of

3.13, 6.1.1, 6.2.1

Site Inspections

1.2.2, 3.2.1, 3.3.3, 3.7.1, 4.2, 4.3.4, 9.4.2, 9.10.1, 13.5

Site Visits, Architect’s

4.2.2, 4.2.9, 4.3.4, 9.4.2, 9.5.1, 9.9.2, 9.10.1, 13.5

Special Inspections and Testing

4.2.6, 12.2.1, 13.5

Specifications, Definition of the

1.1.6

Specifications, The

1.1.1, 1.1.6, 1.1.7, 1.2.2, 1.6, 3.1.1, 3.12.10, 3.17

Statute of Limitations

4.6.3, 12.2.6, 13.7

Stopping the Work

2.3, 4.3.4, 9.7, 10.3, 14.1

Stored Materials

6.2.1, 9.3.2, 10.2.1.2, 10.2.4, 11.4.1.4

Subcontractor, Definition of

5.1.1

SUBCONTRACTORS

5

Subcontractors, Work by

1.2.2, 3.3.2, 3.12.1, 4.2.3, 5.2.3, 5.3, 5.4, 9.3.1.2, 9.6.7

Subcontractual Relations

5.3, 5.4, 9.3.1.2, 9.6, 9.10, 10.2.1, 11.4.7, 11.4.8, 14.1, 14.2.1, 14.3.2

Submittals

1.6, 3.10, 3.11, 3.12, 4.2.7, 5.2.1, 5.2.3, 7.3.6, 9.5, 9.3, 9.8, 9.9.1, 9.10.2, 9.10.3, 11.1.3

Subrogation, Waivers of

6.1.1, 11.4.5, 11.4.7

Substantial Completion

4.2.9, 8.1.1, 8.1.3, 8.2.3, 9.4.2, 9.8, 9.9.1, 9.10.3, 9.10.4.2, 12.2, 13.7

Substantial Completion, Definition of

9.8.1

Substitution of Subcontractors

5.2.3, 5.2.4

Substitution of Architect

4.1.3

Substitutions of Materials

3.4.2, 3.5.1, 7.3.7

Sub-subcontractor, Definition of

5.1.2

Subsurface Conditions

4.3.4

Successors and Assigns

13.2

Superintendent

3.9, 10.2.6

Supervision and Construction Procedures

1.2.2, 3.3, 3.4, 3.12.10, 4.2.2, 4.2.7, 4.3.3, 6.1.3, 6.2.4, 7.1.3, 7.3.6, 8.2, 8.3.1, 9.4.2, 10, 12, 14

Surety

4.4.7, 5.4.1.2, 9.8.5, 9.10.2, 9.10.3, 14.2.2

Surety, Consent of

9.10.2, 9.10.3

Surveys

2.2.3

Suspension by the Owner for Convenience

14.4

Suspension of the Work

5.4.2, 14.3

Suspension or Termination of the Contract

5.3.6, 5.4.1.1, 11.4.9, 14

Taxes

3.6, 3.8.2.1, 7.3.6.4

Termination by the Contractor

4.3.10, 14.1

Termination by the Owner for Cause

4.3.10, 5.4.1.1, 14.2

Termination of the Architect

4.1.3

Termination of the Contractor

14.2.2

TERMINATION OR SUSPENSION OF THE CONTRACT

14

Tests and Inspections

3.1.3, 3.3.3, 4.2.2, 4.2.6, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 10.3.2, 11.4.1.1, 12.2.1, 13.5

TIME

8

Time, Delays and Extensions of

3.2.3, 4.3.1, 4.3.4, 4.3.7, 4.4.5, 5.2.3, 7.2.1, 7.3.1, 7.4.1, 7.5.1, 8.3, 9.5.1, 9.7.1, 10.3.2, 10.6.1, 14.3.2

Time Limits

2.1.2, 2.2, 2.4, 3.2.1, 3.7.3, 3.10, 3.11, 3.12.5, 3.15.1, 4.2, 4.3, 4.4, 4.5, 4.6, 5.2, 5.3, 5.4, 6.2.4, 7.3, 7.4, 8.2, 9.2, 9.3.1, 9.3.3, 9.4.1, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 11.1.3, 11.4.1.5, 11.4.6, 11.4.10, 12.2, 13.5, 13.7.14

Time Limits on Claims

4.3.2, 4.3.4, 4.3.8, 4.4, 4.5, 4.6

Title to Work

9.3.2, 9.3.3

UNCOVERING AND CORRECTION OF WORK

12

Uncovering of Work

12.1

Unforeseen Conditions

4.3.4, 8.3.1, 10.3

Unit Prices

4.3.9, 7.3.3.2

Use of Documents

1.1.1, 1.6, 2.2.5, 3.12.6, 5.3

Use of Site

3.13, 6.1.1, 6.2.1

Values, Schedule of

9.2, 9.3.1

Waiver of Claims by the Architect

13.4.2

Waiver of Claims by the Contractor

4.3.10, 9.10.5, 11.4.7, 13.4.2

Waiver of Claims by the Owner

4.3.10, 9.9.3, 9.10.3, 9.10.4, 11.4.3, 11.4.5, 11.4.7, 12.2.2.1, 13.4.2, 14.2.4

Waiver of Consequential Damages

4.3, 10, 14.2.4

Waiver of Liens

9.10.2, 9.10.4

Waivers of Subrogation

6.14.1, 11.4.5, 11.4.7

Warranty

3.5, 4.2.9, 4.3, 5.3, 9.3.3, 9.8.4, 9.9.1, 9.10.4, 12.2.2, 13.7.1.3

Weather Delays

4.3.7.2

Work, Definition of

1.1.3

Written Consent

1.6, 3.4.2, 3.12.8, 3.14.2, 4.1.2, 4.3.4, 4.6.4, 9.3.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3, 11.4.1, 13.2, 13.4.2

Written Interpretations

4.2.11, 4.2.12, 4.3.6

Written Notice

2.3, 2.4, 3.3.1, 3.9, 3.12.9, 3.12.10, 4.3, 4.4.8, 4.6.5, 5.2.1, 8.2.2, 9.7, 9.10, 10.2.2, 10.3, 11.1.3, 11.4.6, 12.2.2, 12.2.4, 13.3.14

Written Orders

1.1.1, 2.3, 3.9, 4.3.6, 7, 8.2.2, 11.4.9, 12.1, 12.2, 13.5.2, 14.3.1

ARTICLE 1  GENERAL PROVISIONS

1.1    BASIC DEFINITIONS

1.1.1 THE CONTRACT DOCUMENTS

The Contract Documents consist of the Agreement between Owner and Contractor (hereinafter the Agreement), Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of the Contract, other documents listed in the Agreement and Modifications issued after execution of the Contract.  A Modification is (1) a written amendment to the Contract signed by both parties, (2) a  Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Architect.  Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, instructions to Bidders, sample forms, the Contractor’s bid or portions of Addenda relating to bidding requirements).  In the event of any conflict among the Contract Document, the Documents shall be constructed according to the following priorities:

Highest Priority                                                      Modifications

Second Priority                                                          Owner/Contractor Agreement

Third Priority                                                                  Addenda [later date to take Precedence]

Fourth Priority                                                            General Requirement

Fifth Priority                                                                       Supplementary General Conditions of the Contract for Construction

Sixth Priority                                                                    General Conditions of the Contract for Construction Drawings

Seventh Priority                                                      Drawings

Eighth Priority                                                             Specifications

1.1.2 THE CONTRACT

The Contract Documents form the Contract for Construction.  The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.  The Contract may be amended or modified only by a Modification.  The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Contractor, (2) between the Owner and a Subcontractor or Sub-subcontractor, (3) between the Owner and Architect or (4) between any persons or entities other than the Owner and Contractor.  The Architect shall, however, be entitled to performance and enforcement of obligations under the Contract intended to facilitate performance of the Architect’s duties.

1.1.3 THE WORK

The term “Work” means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor’s obligations.  The Work may constitute the whole or a part of the Project.

1.1.4 THE PROJECT

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner or by separate contractors.

1.1.5 THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6 THE SPECIFICATIONS

The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

1.1.7 THE PROJECT MANUAL

The Project Manual is a volume assembled for the Work which may include the bidding requirements, sample forms, Conditions of the Contract and Specifications.

1.2    CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS

1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor.  The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results.

1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.  The Contractor and all Subcontractors shall refer to all the Drawings including those showing primarily the Work of the mechanical, electrical and other specialized trades and to all of the Sections of the Specifications, and shall perform all Work reasonably Inferable therefrom as being necessary to produce the Indicated results.

1.2.3 Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.3           CAPITALIZATION

1.3.1        Terms capitalized in these General Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to Paragraphs, Subparagraphs and Clauses in the document or (3) the titles of other documents published by the American Institute of Architects.

1.4           INTERPRETATION

1.4.1        In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

1.5                                 EXECUTION OF CONTRACT DOCUMENTS

1.5.1        The Contract Documents shall be signed by the Owner and Contractor.  If either the Owner or Contractor or both do not sign all the Contract Documents, the Architect shall identify such unsigned Documents upon request.

1.5.2        Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

1.6                                 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER INSTRUMENTS OF SERVICE

1.6.1        The Drawings, Specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service through which the Work to be executed by the Contractor is described.  The Contractor may retain one record set from the commencement of construction to the completion of the Project, and for such period of time thereafter, to and including the date of the expiration of any and all warranty periods for any warranties pertaining to the Work.  Neither the Contractor nor any Subcontractor, Sub-contractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect or the Architect’s Consultants, and unless otherwise indicated the Architect and the Architect’s consultants shall be deemed the authors of them and will retain all common law, statutory and other reserved rights, in addition to the copyrights.  All copies of Instruments of Service, except the Contractor’s record set, shall be returned or suitably accounted for to the Architect, on request, upon completion of the Work.  The Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants, and copies thereof furnished to the Contractor, are for use solely with respect to this Project.  They are not to be used by the Contractor or any Subcontractor, Sub-subcontractor or material or equipment supplier on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner, Architect and the Architect’s consultants.  The Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers are authorized to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants appropriate to and for use in the execution of their Work under the Contract Documents.  All copies made under this authorization shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect and the Architect’s consultants, Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect’s or Architect’s consultants’ copyrights or other reserved rights.

ARTICLE 2     OWNER

2.1                                 GENERAL

2.1.1        The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization.  Except as otherwise provided in Subparagraph 4.2.1, the Architect does not have such authority.  The term “Owner” means the Owner or the Owner’s authorized representative.

2.1.2        The Owner shall furnish to the Contractor within fifteen days after receipt of a written request, information necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic’s lien rights.  Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

2.2                                 INFORMATION AND SERVICES REQUIRED OF THE OWNER

2.2.1        ~~The Owner shall, at the written request of the Contractor, prior to commencement of the Work and thereafter furnish to the Contractor reasonable evidence that financial arrangements have been made to fulfill the Owner’s obligations under the Contract.  Furnishing of such evidence shall be a condition precedent to commencement or continuation of the Work.  After such evidence has been furnished, the Owner shall not materially vary such financial arrangements without prior notice to the Contractor.~~

2.2.2        Except for permits and fees, including those required under Subparagraph 3.7.1, which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

2.2.3        The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site.  The Contractor shall be entitled to rely on the accuracy of information furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

2.2.4        Information or services required of the Owner by the Contract Documents shall be furnished by the Owner with reasonable promptness.  Any other information or services relevant to the Contractor’s performance of the Work under the Owner’s control shall be furnished by the Owner after receipt from the Contractor of a written request for such information or services.

2.2.5        Unless otherwise provided in the Contract Documents, the Contractor will be furnished, free of charge, such copies of Drawings and Project Manuals as are reasonably necessary for execution of the Work.

2.3                                 OWNER’S RIGHT TO STOP THE WORK

2.3.1        If the Contractor fails to correct Work which is not in accordance with the requirements of the Contract Documents as required by Paragraph 12.2 or persistently fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, except to the extent required by Subparagraph 6.1.3.

2.4                                 OWNER’S RIGHT TO CARRY OUT THE WORK

2.4.1        ~~If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may after such seven day period give the Contractor a second written notice to correct such deficiencies within a three day period.  If the Contractor within such three day period after receipt of such second notice fails to commence and continue to correct any deficiencies, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies.~~  If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to begin and prosecute correction of such default or neglect with diligence and promptness the Owner may without prejudice to other remedies the Owner may have, correct such deficiencies.  In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the reasonable cost of correcting such deficiencies, including Owner’s expenses and compensation for the Architect’s additional services made necessary by such default, neglect or failure.  ~~Such action by the Owner and amounts charged to the Contractor are both subject to prior approval of the Architect.~~  If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

ARTICLE 3     CONTRACTOR

3.1                                 GENERAL

3.1.1        The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The term “Contractor” means the Contractor or the Contractor’s authorized representative.

3.1.2        The Contractor shall perform the Work in accordance with the Contract Documents.

3.1.3        The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect’s administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

3.2                                 REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

3.2.1        ~~Since the Contract Documents are complementary before starting each portion of the Work~~ Before starting the Work, and at frequent intervals during the progress thereof the Contractor shall carefully study and compare the ~~various Drawings and other~~ Contract Documents ~~relative to that portion of the Work, as well as the information~~ with each other and with the information furnished by the Owner pursuant to Subparagraph 2.2.3, and shall at once report to the Architect and Owner any error, inconsistency or omission the Contractor may discover.  Any necessary change shall be ordered as provided in Article 7 subject to the requirement of Paragraph 1.2 and other provisions of the Contract Documents.  If the Contractor proceeds with the Work without such notice to the Architect having discovered and having thereby obtained actual knowledge of such errors, inconsistencies or omissions, the Contractor shall bear all costs arising therefrom, ~~take~~

~~field measurements of any existing conditions related to that portion of the Work and shall observe any conditions at the site affecting it.  These obligations are for the purpose of facilitating construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, any errors, inconsistencies or omissions discovered by the Contractor shall be reported promptly to the Architect as a request for information in such form as the Architect may require.~~

3.2.2        Any design errors or omissions noted by the Contractor during this review shall be reported promptly to the Architect, but it is recognized that the Contractor’s review is made in the Contractor’s capacity as a contractor and not as a licensed design professional unless otherwise specifically provided in the Contract Documents.  The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations, but any nonconformity discovered by or made known to the Contractor shall be reported promptly to the Architect.

3.2.3        If the Contractor believes that additional cost or time is involved because of clarifications or instructions issued by the Architect in response to the Contractor’s notices or request for information pursuant to Subparagraphs 3.2.1 and 3.2.2, the Contractor shall make Claims as provided in Subparagraphs 4.3.6 and 4.3.7.  If the Contractor fails to perform the obligations of Subparagraphs 3.2.1 and 3.2.2, the Contractor shall pay such costs and damages to the Owner as would have been avoided if the Contractor had performed such obligations.  The Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents or for differences between field measurements or conditions and the Contract Documents unless the Contractor recognized such error, inconsistency, omission or difference and knowingly failed to report it to the Architect.

3.2.4       The Contractor shall not proceed with any Work that Contractor knows is not clearly and consistently defined in detail in the Contract Documents, but shall request additional drawings or instructions from the Architect as provided in Subparagraph 3.2.3.  If the Contractor proceeds with Work that Contractor knows is not clearly and consistently defined in detail in the Contract Documents without obtaining further Drawings, Specifications or Instructions, the Contractor shall correct Work incorrectly done at the Contractor’s own expense.

3.3                                 SUPERVISION AND CONSTRUCTION PROCEDURES

3.3.1        The Contractor shall supervise and direct the Work, using the Contractor’s best skill and attention.  The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract, unless the Contract Documents give other specific instructions concerning these matters.  If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures.  If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Architect.  If the Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Contractor, the Owner shall be solely responsible for any resulting loss or damage.

3.3.2        The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for or on behalf of the Contractor or any of its Subcontractors.

3.3.3        The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

3.4                                 LABOR AND MATERIALS

3.4.1        Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.4.2        The Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect and in accordance with a Change Order.

3.4.3        The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Contract.  The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

3.5                                 WARRANTY

3.5.1        The Contractor warrants ~~to~~ that the ~~Owner and Architect that~~ materials and equipment furnished under the Contract will be ~~of good quality and new~~ new and of recent manufacture unless otherwise specified ~~required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted,~~ and that ~~the~~ all Work will ~~conform to the requirements of the Contract Documents~~ be of good quality, free from faults and defects and in conformance with the Contract Documents.  Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective.  The Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage.  ~~If required by the Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.~~

3.5.2       The Contractor shall be responsible for determining that all materials furnished for the Work meet all requirements of the Contract Documents.  The Architect may require the Contractor to produce reasonable evidence that a material meets such requirements such as certified reports of past tests by qualified testing laboratories reports of studies by qualified experts, or other evidence which, in the opinion of the Architect, would lead to a reasonable certainty that all material used or proposed to be used in the Work meets the requirements of the Contract Documents.  All such data shall be furnished at the Contractor’s expense.  This provision shall not require the Contractor to pay for periodic testing of different batches of the same material unless such testing is specifically required by the Contract Documents to be performed at the Contractor’s expense.

3.5.3       In all cases in which a manufacturer’s name, trade name, or other proprietary designation is used in connection with materials or articles to be furnished under this Contract, whether or not the phrase “or equal” is used after such name, the Contractor shall furnish the product of the named manufacturer(s) without substitution unless a written request for a substitute has been submitted by the Contractor and approved in writing by the Architect as provided in Subparagraph 3.5.4.

3.5.4       If the Contractor proposes to use a material which while suitable for the intended use deviates in any way from the detailed requirements of the Contract Documents the Contractor shall inform the Architect in writing of the nature of such deviations at the time the material is submitted for approval and shall request written approval of the deviation from the requirements of the Contract Documents.

3.5.5       In requesting approval of deviations or substitutions the Contractor shall provide upon request evidence leading to a reasonable certainty that the proposed substitution or deviation will provide a quality of result at least equal to that otherwise attainable.  If in the opinion of the Architect, the evidence presented by the Contractor does not provide a sufficient basis for such reasonable certainty the Architect may reject such substitutions or deviations without further investigation.

3.5.6       The Architect shall judge the design and the Owner shall judge the appearance of proposed substitutes on the basis of their suitability in relation to the overall Project, as well as for their intrinsic merits, in order to permit coordinated design of color and finish texture or pattern which would have been available from the manufacturer originally specified, at no additional cost to the Owner.  Neither the Architect nor the Owner will approve as equal to materials specified, proposed substitutes which in the Owner’s opinion, would be out of character, obtrusive or otherwise inconsistent with the character or quality of the Project, or in which, in the Architect’s opinion, would not be appropriate to the design of the Project.

3.5.7       Any additional cost, or any loss or damage arising from the substitution of any material or any method for those originally specified shall be borne by the Contractor notwithstanding approval or acceptance of such substitution by the Owner or the Architect, unless such substitution was made at the written request or direction of the Owner or the Architect.

3.5.8       The warranty provided in this Paragraph 3.5 shall be in addition to and not in limitation of any other warranty required by the Contract Documents or otherwise prescribed or permitted by law.

3.5.9       The Contractor shall procure and deliver to the Architect, no later than the date claimed by the Contractor as the date of Substantial Completion, all special warranties required by the Contract Documents.  Delivery by the Contractor shall constitute the Contractor’s guarantee to the Owner that the warranty will be performed in accordance with its terms and conditions.

3.6                                 TAXES

3.6.1        The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor which are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.

3.7                                 PERMITS, FEES AND NOTICES

3.7.1        Unless otherwise provided in the Contract Documents, the Contractor shall secure and pay for the building permit and other permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work which are customarily secured after execution of the Contract and which are legally required when bids are received or negotiations concluded.

3.7.2        The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities applicable to performance of the Work.

3.7.3        It is not the Contractor’s responsibility to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations.  However, if the Contractor observes that portions of the Contract Documents are at variance therewith, the Contractor shall promptly notify the Architect and Owner in writing, and necessary changes shall be accomplished by appropriate Modification.

3.7.4        If the Contractor performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Architect and Owner, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.

3.7.5       The Contractor agrees that, unless otherwise agreed by the Owner all governmental permits, licenses, and notification with respect to the Work shall be coordinated through the Owner and, where appropriate, the Architect in accordance with any legal requirements attached to the Specifications. No application for permits, licenses of any kind and no notifications to governmental authorities may be made by Contractor without the prior written approval of the Owner and the Architect.  All dealings with governmental officials with respect to the Work shall be coordinated with the Owner or its designated representative.  The Owner and the Contractor shall agree upon a reasonable procedure to handle normal and customary inspections of the Work by governmental officials during the progress thereof.

3.8                                 ALLOWANCES

3.8.1        The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents.  Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.

3.8.2        Unless otherwise provided in the Contract Documents:

.1               allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2               Contractor’s costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum but not in the allowances;

.3               whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order.  The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Clause 3.8.2.1 and (2) changes in Contractor’s costs under Clause 3.8.2.2.

3.8.3        Materials and equipment under an allowance shall be selected by the Owner in sufficient time to avoid delay in the Work.

3.9                                 SUPERINTENDENT

3.9.1        The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work.  The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor.  Important communications shall be confirmed in writing.  Other communications shall be similarly confirmed on written request in each case.

3.9.2       The Contractor shall be totally responsible for and shall coordinate and supervise the Work performed by Subcontractors to the end that the Work is carried out without conflict between trades and so that no trade at any time causes delay to the general progress of the Work.  The Contractor and all Subcontractors shall at all times afford each trade, any separate contractor or the Owner every reasonable opportunity for the installation of Work and the storage of materials.

3.9.3       The Contractor shall arrange for and attend job meetings with the Architect and such other persons as the Architect may from time-to-time wish to have present.  The Contractor shall be represented by a principal the project manager, general superintendent of other authorized main office representative, as well as by the Contractor’s own superintendent.  An authorized representative of any Subcontractor or Sub-subcontractor shall attend such meetings if the representative’s presence is requested by the Owner, Architect or Contractor.  Such representatives shall be empowered to make binding commitments on all matters to be discussed at such meetings including costs, payment, change orders, time schedules and manpower.  Any notices required under the Contract may be served on such representatives.

3.10                           CONTRACTOR’S CONSTRUCTION SCHEDULES

3.10.1      The Contractor, promptly after being awarded the Contract, shall prepare and submit for the Owner’s and Architect’s information a Contractor’s construction schedule for the Work.  The schedule shall not exceed time limits current under the Contract Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work.

3.10.2      The Contractor shall prepare and keep current, for the Architect’s approval, a schedule of submittals which is coordinated with the Contractor’s construction schedule and allows the Architect reasonable time to review submittals.

3.10.3      The Contractor shall perform the Work in general accordance with the most recent schedules submitted to the Owner and Architect.

3.11                           DOCUMENTS AND SAMPLES AT THE SITE

3.11.1      The Contractor shall maintain at the site for the Owner one record copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals.  These shall be available to the Architect and shall be delivered to the Architect for submittal to the Owner upon completion of the Work.

3.12                           SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1      Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2      Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3      Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4      Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents.  The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Contract Documents the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents.  Review by the Architect is subject to the limitations of Subparagraph 4.27.  Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents.  Submittals which are not required by the Contract Documents may be returned by the Architect without action.

3.12.5      The Contractor shall review for compliance with the Contract Documents, approve and submit to the Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.  Submittals which are not marked as reviewed for compliance with the Contract Documents and approved by the Contractor may be returned by the Architect without action.

3.12.6      By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor thereby represents that the Contractor has determined and verified all dimensions, quantities, field dimensions, relations to existing work to be installed later, coordination with information on previously accepted Shop Drawing, Product Date, Samples, or similar submittals and verification of compliance with all the requirements of the Contract Documents.  ~~materials, field measurements and field construction criteria related thereto or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract-Documents.~~

3.12.7      The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect.

3.12.8      The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation.  The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s approval thereof.

3.12.9      The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals.  In the absence of such written notice the Architect’s approval of a resubmission shall not apply to such revisions.

3.12.10    The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures.  The Contractor shall not be required to provide professional services in violation of applicable law.  If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy.  The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional.  Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect.  The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided the Owner and Architect have specified to the Contractor all performance and design criteria that such services must satisfy. Pursuant to this Subparagraph 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.  The Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents.

3.13                           USE OF SITE

3.13.1      ~~The Contractor shall confine operations of the site to areas permitted by laws, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.~~  The right of possession of the premises and the improvements made thereon by the Contractor shall remain at all times in the Owner.  The Contractor’s right to entry and use thereof arises solely from the permission granted by the Owner under the Contract Documents.  The Contractor shall confined the Contractor’s apparatus the storage of materials and the operations of the Contractor’s workmen to limits indicated by law, ordinances the Contract Documents and permits and/or directions of the Architect and shall not unreasonably encumber the premises with the Contractor’s materials.  The Owner shall not be liable to the Contractor, the Subcontractors, their employees or anyone else with respect to the conditions of the premises, except only for a condition caused directly and solely by the negligence of the Owner.

3.14                           CUTTING AND PATCHING

3.14.1      The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

3.14.2      The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation.  The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor, such consent shall not be unreasonably withheld.  The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

3.15                           CLEANING UP

3.15.1      The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract.  At completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials.

3.15.2      If the Contract fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

3.16                           ACCESS TO WORK

3.16.1      The Contractor shall provide the Owner and Architect access to the Work in preparation and progress wherever located.

3.17                           ROYALTIES, PATENTS AND COPYRIGHTS

3.17.1      The Contractor shall pay all royalties and license fees.  The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents or where the copyright violations are contained in Drawings, Specifications or other documents prepared by the Owner or Architect.  However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.

3.18                           INDEMNIFICATION

3.18.1      To the fullest extent permitted by law and to the claims, damages, losses or expense are not covered by Project Management Protective Liability insurance purchased by the Contractor in accordance with Paragraph 11.3, the Contractor shall indemnify and hold harmless the Owner, Architect, Architect’s consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including their respective parent, affiliate and subsidiary companies and their respective directors, officers, partners, employees and agents from and against claims, damages, losses and expenses (direct or indirect including but not limited to consequential and special damages), including but not limited to attorney’s fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), including loss of use resulting therefrom to the extent covered by insurance, but only to the extent caused by the negligent acts or omissions of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder.  Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 3.18.

3.18.2      In claims against any person or entity indemnified under this Paragraph 3.18 by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Subparagraph 3.18.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or s Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

ARTICLE 4     ADMINISTRATION OF THE CONTRACT

4.1                                 ARCHITECT

4.1.1        The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number.  The term “Architect” means the Architect or the Architect’s authorized representative.

4.1.2        Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Contractor and Architect.  Consent shall not be unreasonably withheld.

4.1.3        If the employment of the Architect is terminated, the Owner shall employ a new Architect ~~against whom the Contractor has no reasonable objection and~~ whose status under the Contract Documents shall be that of the former Architect.

4.2                                 ARCHITECTS ADMINISTRATION OF THE CONTRACT

4.2.1        The Architect will provide administration of the Contractor as described in the Contract Documents, and will be an Owner’s representative (1) during construction, (2) until final payment is due and (3) with the Owner’s concurrence, from time to time during the one-year period for correction of Work described in Paragraph 12.2.  The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified in writing in accordance with other provisions of the Contract.

4.2.2        The Architect, as a representative of the Owner, will visit the site at intervals appropriate to the stage of the Contractor’s operations (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents.  However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quantity or quantity of the Work.  The Architect will neither have control over or charge of, not be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents, except as provided in Subparagraph 3.3.1.

4.2.3        The Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents.  The Architect will not have control over or charge of and will not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or any other persons or entities performing portions of the Work.

4.2.4        Communications Facilitating Contract Administration.  Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall endeavor to communicate with each other through the Architect about matters arising out of or relating to the Contract.  Communications by and with the Architect’s consultants shall be through the Architect.  Communications by and with Subcontractors and material suppliers shall be through the Contractor.  Communications by and with separate contractors shall be through the Owner.

4.2.5        Based on the Architect’s evaluations of the Contractor’s Applications for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

4.2.6        The Architect will have authority to reject Work that does not conform to the Contract Documents.  Whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with Subparagraphs 3.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed.  However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the

Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

4.2.7        The Architect will review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents.  The Architect’s action will be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review.  Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents.  The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Paragraphs 3.3, 3.5 and 3.12.  The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures.  The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.2.8        The Architect will prepare Change Orders and Construction Change Directives, and may authorize minor changes in the Work as provided in Paragraph 7.4.

4.2.9        The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, will receive and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract and assembled by the Contractor, and will issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

4.2.10       If the Owner and Architect agree, the Architect will provide one or more project representative to assist in carrying out the Architect’s responsibilities at the site. The duties, responsibilities and limitations of authority of the such project representative shall be as set forth in an exhibit to be incorporated in the Contract Documents.

4.2.11      The Architect will interpret and decide matters concerning performance under and requirements of the Contract Documents on written request of either the Owner or Contractor.  The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness.  If no agreement is made concerning the time within which interpretations required of the Architect shall be furnished in compliance with this Paragraph 4.2, then delay shall not be recognized on account of failure by the Architect to furnish such interpretations until 15 days after written request is made for them.

4.2.12      Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents and will be in writing or in the form of drawings.  When making such interpretations and initial decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor, will not show partiality to either and will not be liable for results of interpretations or decisions so rendered in good faith.

4.2.13      The Architect’s decisions on matters relating to aesthetic effect will be final if consistent with the intent expressed in the Contract Documents.

4.3                                 CLAIMS AND DISPUTES

4.3.1        Definition.  A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract.  The term “Claim” also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract.  Claims must be initiated by written notice.  The responsibility to substantiate Claims shall rest with the party making the Claim.

4.3.2        Time Limits on Claims.  Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later.  Claims must be initiated by written notice to the Architect and the other party.

4.3.3        Continuing Contract Performance.  Pending final resolution of a Claim except as otherwise agreed in writing or as provided in Subparagraph 9.7.1 and Article 14, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents.

4.3.4        Claims for Concealed or Unknown Conditions.  If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions.  The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both.  If the Architect determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall so notify the Owner and Contractor in writing, stating the reasons.  Claims by either party in opposition to such determination must be made within 21 days after the Architect has given notice of the decision.  If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the Owner and Contractor cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall be referred to the Architect for initial determination, subject to further proceedings pursuant to Paragraph 4.4.

4.3.5        Claims for Additional Cost.  If the Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work.  Prior notice is not required for Claims relating to an emergency endangering life or property arising under Paragraph 10.6.

4.3.6        If the Contractor believes additional cost is involved for reasons including but not limited to (1) a written interpretation from the Architect, (2) an order by the Owner to stop the Work where the Contractor was not at fault, (3) a written order for a minor change in the Work issued by the Architect, (4) failure of payment by the Owner, (5) termination of the Contract by the Owner, (6) Owner’s suspension or (7) other reasonable grounds, Claim shall be filed in accordance with this Paragraph 4.3.

4.3.7                        Claims for Additional Time

4.3.7.1     If the Contractor wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given.  The Contractor’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work.  In the case of a continuing delay only one Claim is necessary.

4.3.7.2     If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled constructions.

4.3.8        Injury or Damage to Person or Property.  If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery.  The notice shall provide sufficient detail to enable the other party to investigate the matter.

4.3.9        If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.

4.3.10      Claims for Consequential Damages.  The making of final payment by the Owner after its acceptance of the Work shall constitute waiver of all Claims by the Contractor and Owner except those arising from liens, claims, security interests or encumbrances arising out of the Contract and unsettled; failure of the Work to comply with the requirement of the Contract Documents; or the terms of special warranties required by the Contract Documents.  ~~The Contractor and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract.  This mutual waiver includes:~~

.1               ~~damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons: and~~

.2               ~~damage incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation and for loss of profit except anticipated profit arising directly from the Work~~

~~This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 14.  Nothing contained in this Subparagraph 4.3.10 shall be deemed to preclude an award of liquidated direct damages, when applicable, in accordance with the requirements of the Contract Documents.~~

4.4                                 RESOLUTION OF CLAIMS AND DISPUTES

4.4.1        Decision of Architect. Claims, including those alleging an error or omission by the Architect but excluding those arising under Paragraphs 10.3 through 10.5, shall be referred initially to the Architect for decision. An initial decision by the Architect shall be required as a condition precedent to mediation, arbitration or litigation of all Claims between the Contractor and Owner arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Architect with no decision having been rendered by the Architect.  The Architect will not decide disputes between the Contractor and persons or entities other than the Owner.

4.4.2        The Architect will review Claims and within ten days of the receipt of the Claim take one or more of the following actions: (1) request additional supporting data from the claimant or a response with supporting data from the other party, (2) reject the Claim in whole or in part, (3) approve the Claim, (4) suggest a compromise, or (5) advise the parties that the Architect is unable to resolve the Claim if the Architect lacks sufficient information to evaluate the merits of the Claim or if the Architect concludes that, in the Architect’s sole discretion, it would be inappropriate for the Architect to resolve the Claim.

4.4.3        In evaluating Claims, the Architect may, but shall not be obligated to, consult with or seek information from either party or from persons with special knowledge or expertise who may assist the Architect in rendering a decision.  The Architect may request the Owner to authorize retention of such persons at the Owner’s expense.

4.4.4        If the Architect requests a party to provide a response to a Claim or to furnish additional supporting data, such party shall respond, within ten days after receipt of such request, and shall either provide a response on the requested supporting data, advise the Architect when the response or supporting data will be furnished or advise the Architect that no supporting data will be furnished.  Upon receipt of the response or supporting data, if any, the Architect will either reject or approve the Claim in whole or in part.

4.4.5        The Architect will approve or reject Claims by written decision, which shall state the reasons therefor and which shall notify the parties of any change in the Contract Sum or Contract Time or both.  The approval or rejection of a Claim by the Architect shall be final and binding on the parties but subject to mediation and arbitration.

4.4.6        When a written decision of the Architect states that (1) the decision is final but subject to mediation and arbitration and (2) a demand for arbitration of a Claim covered by such decision must be made within 30 days after the date on which the party making the demand receives the final written decision, then failure to demand arbitration within said 30 days’ period shall result in the Architect’s decision becoming final and binding upon the Owner and Contractor. If the Architect renders a decision after arbitration proceedings have been initiated, such decision may be entered as evidence, but shall not supersede arbitration proceedings unless the decision is acceptable to all parties concerned.

4.4.7        Upon receipt of a Claim against the Contractor or at any time thereafter, the Architect or the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim.  If the Claim relates to a possibility of a Contractor’s default, the Architect or the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

4.4.8         If a claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the Claim by the Architect, by mediation or by arbitration.

4.5                                 MEDIATION

4.5.1        Any Claim arising out of or related to the Contract, except Claims relating to aesthetic effect and except those waived as provided for in Subparagraphs 4.3.10, 9.10.4 and 9.10.5 shall, after initial decision by the Architect or 30 days after submission of the Claim to the Architect, be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party.

4.5.2        The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect.  Request for mediation shall be filed in writing with the other party to the Contract and with the American Arbitration Association.  The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

4.5.3        The parties shall share the mediator’s fee and any filing fees equally.  The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon.  Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

4.6                                 ARBITRATION

4.6.1        Any Claim arising out of or related to the Contract, except Claims relating to aesthetic effect and except those waived as provided for in Subparagraphs 4.3.10, 9.10.4 and 9.10.5, shall, after decision by the Architect or 30 days after submission of the Claim to the Architect, be subject to arbitration.  Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with the provisions of Paragraph 4.5.

4.6.2        Claims not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect.  The demand for arbitration shall be filed in writing with the other party to the Contract and with the American Arbitration Association, and copy shall be filed with the Architect.

4.6.3        A demand for arbitration shall be made within the time limits specified in Subparagraphs 4.4.6 and 4.6.1 as applicable, and in other cases within a reasonable time after the Claim has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Paragraph 13.7.

4.6.4        Limitation on Consolidation or Joinder.  No arbitration arising out of or relating to the Contract shall include, by consolidation or joinder or in any other manner, the Architect, the Architect’s employees or consultants, except by written consent containing specific reference to the Agreement and signed by the Architect, Owner, Contractor and any other person or entity sought to be joined.  No arbitration shall include, by consolidation or joinder or in any other manner, parties other than Owner, Contractor, a separate contractor as described in Article 6 and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration.  No person or entity other than the Owner, Contractor or a separate contractor as described in Article 6 shall be included as an original third party or additional third party to an arbitration whose interest or responsibility is insubstantial.  Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of a Claim not described therein or with a person or entity not named or described therein.  The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

4.6.5        Claims and Timely Assertion of Claims.  The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.

4.6.6        Judgment on Final Award.  The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE 5 SUBCONTRACTORS

5.1                                 DEFINITIONS

5.1.1        A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site.  The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor.  The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.

5.1.2        A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site.  The term “Sub-subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

5.2                                 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

5.2.1        Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Owner through the Architect the names of person or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Architect will promptly reply to the Contractor in writing stating whether or not the Owner or the Architect, after due investigation, has reasonable objection to any such proposed person or entity. Failure of the Owner or Architect to reply promptly shall constitute notice of no reasonable objection.

5.2.2        The Contractor shall not contract with a proposed person or entity to whom the Owner or Architect has made reasonable and timely objection.  The Contractor shall not6 be required to contract with anyone to whom the Contractor has made reasonable objection.

5.2.3        If the Owner or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner or Architect has no reasonable objection.  If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work.  However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

5.2.4        The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such substitute.

5.2.5       If requested by the Owner the form of each subcontract shall be submitted to the Owner for its approval, which shall not be unreasonably withheld or delayed.  Each subcontract shall expressly provide for the contingent assignment referred to in Subparagraph 5.4.1.

5.3                                 SUBCONTRACTUAL RELATIONS

5.3.1        By appropriate agreement, written where legally required for validity, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner and Architect.  Each subcontract agreement shall preserve and protect the rights of the Owner and Architect.  Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner.  Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors.  The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents.  Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors.

5.4                                 CONTINGENT ASSIGNMENT OF SUBCONTRACTS

5.4.1        Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner provided that:

.1               assignment is effective only after termination of the Contract by the Owner for cause pursuant to Paragraph 14.2 and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor and Contractor in writing; and

.2               assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

5.4.2        Upon such assignment, if the Work has been suspended for more than 30 days the Subcontractor’s compensation shall be equitably adjusted for increases in cost resulting from the suspension.

ARTICLE 6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1                                 OWNERS RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACT

6.1.1        The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other constructions or operations on the site under Conditions of the Contract identical or substantially similar to these including those portions related to insurance and waiver of subrogation.  If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Paragraph 4.3.

6.1.2        When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Contractor” in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.

6.1.3        The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them.  The Contractor shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so.  The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement.  The construction schedules shall then constitute the schedules to be used by the Contractor, separate contractors and the Other until subsequently revise.

6.1.4        Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces, the Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to the Contractor under the Conditions of the Contract, including, without excluding others, those stated in Articles 3, this Article 6 and Articles 10, 11 and 12.

6.2                                 MUTUAL RESPONSIBILITY

6.2.1        The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.

6.2.2        If part of the Contractor’s Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results.  Failure of the Contractor so to report shall constitute an acknowledgement that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Contractor’s Work, except as to defects not then reasonably discoverable.

6.2.3        The Owner shall be reimbursed by the Contractor for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of the Contractor.  The Owner shall be responsible to the Contractor for costs incurred by the Contractor because of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.

6.2.4        The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors as provided in Subparagraph 10.2.5.  If such separate contractor sues or initiates mediation or an arbitration proceeding against the Owner on account of any damage alleged to have been caused by the Contractor, the Owner shall notify the Contractor who shall defend such proceedings at the Owner’s expense and if any judgement or award against the Owner arises as a result of, but only to the extent of, Contractor’s fault, the Contractor shall pay or satisfy it and shall reimburse the Owner for all attorney’s fees, mediation fees and costs, court fees and costs, and arbitration fees and costs which the Owner has incurred.

6.2.5        The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Subparagraph 3.14.

6.3                                 OWNER’S RIGHT TO CLEAN UP

6.3.1        If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Architect will allocate the cost among those responsible.

ARTICLE 7 CHANGES IN THE WORK

7.1.                              GENERAL

7.1.1        Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

7.1.2        A Change Order shall be based upon agreement among the Owner, Contractor and Architect; a Construction Change Directive requires agreement by the Owner and Architect and may or may not be agreed to by the Contractor, an order for a minor change in the Work may be issued by the Architect alone.

7.1.3        Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

7.2                                 CHANGE ORDERS

7.2.1        A Change Order is a written instrument prepared by the Architect and signed by the Owner, Contractor and Architect, stating their agreement upon all of the following:

.1               change in the Work;

.2               the amount of the adjustment, if any, in the Contract Sum; and

.3.            the extent of the adjustment, if any, in the Contract Time.

7.2.2        Methods used in determining adjustments to the Contract Sum may include those listed in
Subparagraph 7.3.3.

7.3                                 CONSTRUCTION CHANGE DIRECTIVES

7.3.1        A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both.  The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

7.3.2        A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

7.3.3        If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

.1               mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2               unit prices stated in the Contract Documents or subsequently agreed upon;

.3               cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

.4               as provided in Subparagraph 7.3.6.

7.3.4        Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

7.3.5        A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and Contract Time or the method for determining them.  Such agreement shall be effective immediately and shall be recorded as a Change Order.

7.3.6        If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Architect on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a reasonable allowance for overhead and profit.  In such case, and also under Clause 7.3.3.3, the Contractor shall keep and present, in such form as the Architect may prescribe, an itemized accounting together with appropriate supporting data.  Unless otherwise provided in the Contract Documents, costs for the purposes of this Subparagraph 7.3.6 shall be limited to the following:

.1               costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

.2               costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.3               rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;

.4               costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

.5               additional costs of supervision and field office personnel directly attributable to the change.

7.3.7        The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect.  When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

7.3.8        Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work shall be included in Applications for Payment accompanied by a Change Order indicating the parties’ agreement with part or all of such costs.  For any portion of such cost that remains in dispute, the Architect will make an interim determination for purposes of monthly certification for payment for those costs.  That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of either party to disagree and assert a claim in accordance with Article 4.

7.3.9        When the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

7.4                                 MINOR CHANGES IN THE WORK

7.4.1        The Architect will have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order and shall be binding on the Owner and Contractor.  The Contractor shall carry out such written orders promptly.

ARTICLE 8 TIME

8.1                                 DEFINITIONS

8.1.1        Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2        The date of commencement of the Work is the date established in the Agreement.  The date shall not be postponed by the failure to act by the Contractor or by persons or entities for whom the Contractor is responsible.

8.1.3        The date of Substantial Completion is the date certified by the Architect in accordance with Paragraph 9.8.

8.1.4        The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

8.2                                 PROGRESS AND COMPLETION

8.2.1        Time limits stated in the Contract Documents are of the essence of the Contract.  By executing the Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

8.2.2        The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor and Owner.  The date of commencement of the Work shall not be changed by the effective date of such insurance.  Unless the date of commencement is established by the Contract Documents or a notice to proceed given by the Owner, the Contractor shall notify the Owner in writing not less than five days or other agreed period before commencing the Work to permit the timely filing of mortgages, mechanic’s liens and other security interests.

8.2.3        The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

8.3                                 DELAYS AND EXTENSIONS OF TIME

8.3.1        If the Contractor is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or Architect, or of an employee of either, or of a separate contractor employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Contractor’s control, or by delay authorized by the Owner pending mediation and arbitration, or by other causes which the Architect determines may justify delay, then the Contract Time shall be extended by Change Order for such reasonable time as the Architect may determine.

8.3.2        Claims relating to time shall be made in accordance with applicable provisions of Paragraph 4.3.

8.3.3        ~~This Paragraph 8.3 does not preclude recovery of damages for delay by either party under other provisions of the Contract Documents.~~  No claim for delay shall be allowed on account of failure of the Architect to furnish Drawings, Specifications or Instructions or to return Shop Drawings or Samples until five (5) days after receipt by the Architect by registered or certified mail of written demand for such Instructions, Drawings, or Samples, and not then unless such claim be reasonable.

ARTICLE 9 PAYMENTS AND COMPLETION

9.1                                 CONTRACT SUM

9.1.1        The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

9.2                                 SCHEDULE OF VALUES

9.2.1        Before the first application for Payment, the Contractor shall submit to the Architect a schedule of values allocated to various portions of the Work, prepared in such form and supported by such data to substantiate its accuracy as the Architect may require.  This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

9.3                                 APPLICATIONS FOR PAYMENT

9.3.1        ~~At least ten days before the date established for each progress payment,~~ At the time or times established in the Contract, the Contractor shall submit to the Architect an itemized Application for Payment for operations completed in accordance with the schedule of values.  The format and number of copies of such Applications for Payment shall be as directed by the Owner, Such application shall be notarized, if required, and supported by such data substantiating the Contractor’s right to payment as the Owner or Architect may require, such as copies of requisitions from Subcontractors and material suppliers, and reflecting retainage if provided for in the Contract Documents.

~~9.3.1.1     As provided in Subparagraph 7.3.8, such applications may include requests for payment on account of changes in the Work which have been properly authorized by Construction Change Directives, or by interim determinations of the Architect, but not yet included in Change Orders.~~

9.3.1.2     Such applications may not include requests for payment for portions of the Work for which the Contractor does not intend to pay to a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.

9.3.2        Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work.  If approved in advance by the Owner (including such evidence of insurance and title as Owner shall request of Contractor and/or Subcontractor), payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing.  Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

9.3.3        The Contractor warrants that title to all Work covered by an Application for Payment will pass to the  Owner either by Incorporation in the construction or upon the receipt of payment by the Contractor, whichever occurs first, free and clear from all liens, claims, security interests and encumbrances, hereinafter referred to in this Article 9 as “liens”, ~~no later than the time of payment.  The Contractor further warrants that upon submittal of an Application for Payment. The Contractor further warrants that upon submittal of an Application for Payment all work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Contractor’s Knowledge, information and belief, be free and clear of liens, claims, security interests of encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.~~

9.3.4       Each Application for Payment or periodic estimate requesting payment shall be accompanied at the Owner’s option by: (i) a waiver of liens from each subcontractor or; (ii) a certificate from each

Subcontractor stating that the Subcontractor has been paid all amounts due the Subcontractor on the basis of the previous periodic payment to the Contractor, or else stating the amount not so paid and the reason for the discrepancy.  In the event of such discrepancy, the Contractor shall furnish the Contractor’s own written explanation to the Owner through the Architect. Such waiver or certificate shall be in form acceptable to the Owner.

In the event that any lien security interest chattel mortgage or conditional bill of sale shall be filed by any party claiming by, through or under the Contractor, the Contractor shall promptly remove or discharge such lien, security interest chattel mortgage or conditional bill of sale by bonding payment, or otherwise provided that the Owner has discharged its payment obligations to the Contractor relating to any such lien and shall indemnify the Owner against the loss, damage or expenses (including reasonable attorneys’ fees and expenses) caused by any such lien, security interest, chattel mortgage or conditional bill of sale. If the Contractor shall fail to so remove or discharge the same within five (5) days after notice from the Owner (but in no event later than the date on which the next payment on an Application for Payment becomes due) the Owner shall have the right to remove or discharge the same by bonding payment or otherwise for the account of the Contractor and the amount of any payment, cost and expenses made or incurred by the Owner in connection with the removal or discharge thereof may be withheld from any payment thereafter becoming due or shall be reimbursed promptly to the Owner by the Contractor.

9.4                                 CERTIFICATES FOR PAYMENT

9.4.1        The Architect will, within seven days after receipt of the Contractor’s Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification in whole or in part as provided in Subparagraph 9.5.1.

9.4.2        The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect’s evaluation of the Work and the data comprising the Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents.  The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract Documents prior to completion and to specific qualification expressed by the Architect.  The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified.  However, the issuance of a

Certificate for Payment will not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

9.5                                 DECISIONS TO WITHHOLD CERTIFICATION

9.5.1        The Architect may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect’s opinion the representations to the Owner required by Subparagraph 9.4.2 cannot be made.  If the Architect is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Subparagraph 9.4.1.  If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner.  The Architect may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect’s opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Subparagraph 3.3.2, because of:

.1               defective Work not remedied;

.2               third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;

.3               failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment;

.4               reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5               damage to the Owner or another contractor;

.6               reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7               persistent failure to carry out the Work in accordance with the Contract Documents.

.8              A lien or attachment is filed in violation of this Agreement.

9.5.2        When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

9.6                                 PROGRESS PAYMENTS

9.6.1        After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Architect.

9.6.2        The Contractor shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Contractor on account of such Subcontractor’s portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor’s portion of the Work.  The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.

9.6.3        ~~The Architect will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action~~

~~taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.~~

9.6.4        Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor Sub-subcontractor of material supplier, except as may otherwise be required by law.

9.6.5        Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraphs 9.6.2, 9.6.3 and 9.6.4.

9.6.6        A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

9.6.7        Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Contractor for Work properly performed by Subcontractors and suppliers shall be held by the Contractor for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor for which payment was made by the Owner.  ~~Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Contractor, shall create any fiduciary liability or tort liability on the part of the Contractor for breach of trust or shall entitle any person or entity to an award of punitive damages against the Contractor for breach of the requirements of this provision.~~

9.7                                 FAILURE OF PAYMENT

9.7.1        If the Architect does not issue a Certificate for Payment, through no fault of the Contractor, within seven days after receipt of the Contractor’s Application for Payment, or if the Owner does not pay the Contractor within seven days after the date established in the Contract Documents the amount certified by the Architect ~~or awarded by arbitration,~~ then the Contractor may, upon seven additional days’ written notice to the Owner and Architect, stop the Work until payment of the amount owing has been received.  The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Contract Documents.

9.8                                 SUBSTANTIAL COMPLETION

9.8.1        Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work for its intended use and only minor items which can be corrected or completed without any material Interference with the Owner’s use of the Work remain to be corrected or completed.

9.8.2        When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor shall prepare and submit to the Architect a comprehensive list of items to be completed or corrected prior to final payment.  Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.

9.8.3        Upon receipt of the Contractor’s list, the Architect will make an inspection to determine whether the Work or designated portion thereof is substantially complete.  If the Architect’s inspection discloses any item, whether or not included on the Contractor’s list, which is not sufficiently complete in accordance with the Contract Documents so that the

Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect.  In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.

9.8.4        When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Contractor shall finish all items on the list accompanying the Certificate.  Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.

9.8.5        The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.  Upon such acceptance and consent of surety, if any, the Owner shall make payment of retainage applying to such Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Contract Documents.

9.9                                 PARTIAL OCCUPANCY OR USE

9.9.1        The Owner may occupy or use any completed or partially completed portion of the Work at any stage ~~when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer as required under Clause 11.4.1.5 and authorized public authorities by having jurisdiction over the Work.~~  Such partial occupancy or use may ~~commence~~ begin  whether or not the portion is substantially complete, provided that the respective responsibilities of the Owner and Contractor with respect to ~~have accepted in writing the responsibilities assigned to each of them for~~ payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work, insurance, correction of the Work and warranties shall be established by agreement of the Owner and Contractor or, absent such agreement shall be determined by the Architect subject to the right of either party to contest such determination as provided in Paragraph 4.5.~~and have agreed in writing, concerning the period for correction of the Work and commencement of warranties required by the Contract Documents.  When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Subparagraph 9.8.2.  Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld.  The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect.~~

9.9.2        Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be use in order to determine and record the condition of the Work.

9.9.3        Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

9.10                           FINAL COMPLETION AND FINAL PAYMENT

9.10.1      Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect’s knowledge, information and belief, and on the basis of the Architect’s on-site visits and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable.  The Architect’s final Certificate for Payment will constitute a further representation that conditions listed in Subparagraph 9.10.2 as precedent to the Contractor’s being entitled to final payment have been fulfilled.

9.10.2      Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner.  ~~If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien.~~ Provided Owner is not in breach of its payment obligations under the Contract, If the Contractor fails to furnish such releases or waivers as the Owner reasonably requires to satisfy the Owner that there are no outstanding liens, the Owner may require the Contractor as a condition of final payment and at the Contractor’s expense to furnish a bond satisfactory to the Owner to Indemnify the Owner against any such liens.  If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees.

9.10.3      If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion  of the Work fully completed and accepted.  If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment.  Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

9.10.4      The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

.1               liens, Claims, security interests or encumbrances arising out of the Contract and unsettled;

.2               failure of the Work to comply with the requirements of the Contract Documents;
or

.3               terms of special warranties required by the Contract Documents.

9.10.5      Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY

10.1                           SAFETY PRECAUTIONS AND PROGRAMS

10.1.1      The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

10.2                           SAFETY OF PERSONS AND PROPERTY

10.2.1      The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

.1               employees on the Work and other persons who may be affected thereby;

.2               the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor’s Subcontractors or Sub-subcontractors; and

.3               other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

10.2.2      The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3      The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4      When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5      The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Clause 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Clauses 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Paragraph 3.18.

10.2.6      The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

10.2.7      The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

10.3                           HAZARDOUS MATERIALS

10.3.1      If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

10.3.2      The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless.  Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance.  The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an Objection to a persons or entity proposed by the Owned, the Owner shall proposed another to whom the Contractor and the Architect have no reasonable objection.  When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor.  The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional costs of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7.

10.3.3      To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Subparagraph 10.3.1 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) and provided that such damage, loss or expense is not due to the sole negligence of a party seeking indemnity.

10.4         The Owner shall not be responsible under Paragraph 10.3 for materials and substances brought to the site by the Contractor unless such materials or substances were required by the Contract Documents.

10.5         If, without negligence on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred.

10.6                           EMERGENCIES

10.6.1      In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor’s discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provide in Paragraph 4.3 and Article 7.

ARTICLE 11 INSURANCE AND BONDS

11.1                           CONTRACTOR’S LIABILITY INSURANCE

11.1.1      The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1               claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

.2               claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;

.3               claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;

.4               claims for damages insured by usual personal injury liability coverage;

.5               claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting there  from;

.6               claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

.7               claims for bodily injury or property damage arising out of completed operations; and

.8               claims involving contractual liability insurance applicable to the Contractor’s obligations under Paragraph 3.18.

11.1.2      The insurance required by Subparagraph 11.1.1 shall ~~be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater, Coverages, whether written on an occurrence or claims made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.~~ include all major divisions of coverage, and shall be on a comprehensive general basis including Premises and Operations (including X-C-U). Owner’s and Contractor’s Protective, Products and Completed Operations, and Owner non-owned, and Hired Motor Vehicles. Such insurance shall be written for not less than any limits of liability required by law or those set forth in the Contract Documents, whichever is greater.

All insurance shall be written on an occurrence basis, unless the Owner approves in writing coverage on a claims-made basis.  Coverages, whether written on an occurrence or claims-made basis, shall be maintained maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.  The Owner, Architect, Architect’s consultants and their respective officers, employees, partners, directors, shareholders, agents, successors and assigns shall be added as an Additional Insureds on all policies.

The insurance afforded by this policy is primary insurance except when stated to apply in excess of or contingent upon the absence of other insurance.  When this insurance is primary, and the Insured has other insurance which is stated to be applicable to the loss on an excess or contingent basis the amount of the company’s liability under this policy shall not be reduced by the existence of such other Insurance.

11.1.3      Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work.  These certificates and the insurance policies required by this Paragraph 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner.  These certificates shall set forth evidence of all coverage required by 11.1.1 and 11.1.2. The form of certificate shall be substantially similar to AIA Document G715.  Certificates to be delivered shall name the Owner, Architect. Architect’s consultants and their respective officers, employees, partners, directors, shareholders, agents, successors and assigns as Additional insureds on all policies, and the following additional insured:

Delaware North Companies Incorporated, Its  employees, officers, partners, directors, shareholders, agents, successors, and assigns

40 Fountain Plaza, Buffalo, New York 14202

The Contractor shall furnish to the Owner copies of any endorsements that are subsequently issued amending limits of coverage.  If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final Application for Payment as required by Subparagraph 9.10.2.  Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Contractor with reasonable promptness in accordance with the Contractor’s information and belief.

11.2                           OWNER’S LIABILITY INSURANCE

11.2.1      The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.

11.3                           PROJECT MANAGEMENT PROTECTIVE LIABILITY INSURANCE

11.3.1      Optionally, the Owner may require the Contractor to purchase and maintain Project Management Protective Liability insurance from the Contractor’s usual sources as primary coverage for the Owner’s, Contractor’s and Architect’s vicarious liability for construction operations under the Contract.  Unless otherwise required by the Contract Documents, the Owner shall reimburse the Contractor by increasing the Contract Sum to pay the cost of purchasing and maintaining such optional insurance coverage, and the Contractor shall not be responsible for purchasing any other liability insurance on behalf of the Owner.  The minimum limits of liability purchased with such coverage shall be equal to the aggregate of the limits required for Contractor’s Liability Insurance under Clauses 11.1.1.2 through 11.1.1.5.

11.3.2      To the extent damages are covered by Project Management Protective Liability insurance, the Owner, Contractor and Architect waive all rights against each other for damages, except such rights as they may have to the proceeds of such insurance.  The policy shall provide for such waivers of subrogation by endorsement or otherwise.

11.3.3      The Owner shall not required the Contractor to include the Owner, Architect or other persons or entities as additional insureds on the Contractor’s Liability Insurance coverage under Paragraph 11.1.

11.4                           PROPERTY INSURANCE

11.4.1      Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent policy form in the amount of the initial Contract Sum, plus value of subsequent Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deductibles.  Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 11.4 to be covered, whichever is later.  This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.

11.4.1.1   Property insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss.

11.4.1.2   ~~If the Owner does not intend to purchase such property insurance required by the Contract and with all of the coverages in the amount described above, the Owner shall be inform the Contractor in writing prior to commencement of the Work.  The Contractor may then effect insurance which will protect the interests of the Contractor, Subcontractors and Sub-subcontractors in the Work, and by appropriate Change Order the cost thereof shall be charged to the Owner.  If the Contractor is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, without so notifying the Contractor in writing, then the Owner shall bear all reasonable costs property attributable thereto.~~ If the property insurance requires minimum deductibles and such deductibles are identified in the Contract Documents, the Contractor shall pay insurance required minimum deductibles and such deductibles are identified in the Contract Documents, the Contractor shall pay costs not covered because of such deductibles.  If the Owner or insurer increases the required minimum deductibles above the amount so identified or if the Owner elects to purchase this insurance with voluntary deductible amounts, the Owner shall be responsible for payment of the additional costs not covered because of such increased or voluntary deductibles.

11.4.1.3   ~~If the property insurance requires deductibles, the Owner shall pay costs not covered because of such deductibles.~~

11.4.1.4   This property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.

11.4.1.5   Partial occupancy or use in accordance with Paragraph 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise.  The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.4.2      Boiler and Machinery Insurance.  The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Contractor, Subcontractors and Sub-subcontractors in the Work, and the Owner and Contractor shall be named insureds.

11.4.3      Loss of Use Insurance.  The Owner, at the Owner’s option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner’s property due to fire or other hazards, however caused.  The Owner waives all rights of action against the Contractor for loss of use-of the Owner’s property, including consequential losses due to fire or other hazards however caused.

11.4.4      If the Contractor requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

11.4.5      If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Subparagraph 11.4.7 for damages caused by fire or other causes of loss covered by this separate property insurance.  All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

11.4.6      Before an exposure to loss may occur, the Owner shall file with the Contractor a copy of each policy that includes insurance coverages required by this Paragraph 11.4.  Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project.  Each policy shall contain a provision that the policy will not be canceled or allowed to expire, and that its limits will not be reduced, until at least 30 days’ prior written notice has been given to the Contractor.

11.4.7      Walvers of Subrogation.  The Owner and Contractor waive all rights against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, and (2) the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and any of their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Paragraph 11.4 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary.  The Owner or Contractor, as appropriate, shall require of the Architect, Architect’s consultants, separate contractors described in Article 6, if any, and the subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein.  The policies shall provide such waivers of subrogation by endorsement or otherwise.  A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, and whether or not ~~did not pay~~ the insurance premium has directly and indirectly been paid,~~and whether or not the person or entity had an insurable interest in the property damaged.~~

11.4.8      A loss insured under Owner’s property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 11.4.10.  The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

11.4.9      If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner’s duties.  The cost of required bonds shall be charged against proceeds received as fiduciary.  The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with an arbitration award in which case the procedure shall be as provided in Paragraph 4.6.  If after such loss no other special agreement is made and unless the Owner terminates the Contract for convenience, replacement of damaged property shall be performed by the Contractor after notification of a Change in the Work in accordance with Article 7.

11.4.10    The Owner as fiduciary shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner’s exercise of this power, if such objection is made, the dispute shall be resolved as provided in Paragraph 4.5 and 4.6.  The Owner as fiduciary shall, in the case or arbitration, make settlement with insurers in accordance with directions of the arbitrators. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

11.5                           PERFORMANCE BOND AND PAYMENT BOND

11.5.1      The Owner shall have the right to require the Contractor to furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder as stipulated in bidding requirements or specifically required in the Contract Documents on the date of execution of the Contract.

11.5.2      Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Contract, the Contractor shall promptly furnish a copy of the bonds or shall permit a copy to be made.

ARTICLE 12 UNCOVERING AND CORRECTION OF WORK

12.1                           UNCOVERING OF WORK

12.1.1      If a portion of the Work is covered contrary to the Architect’s request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect, be uncovered for the Architect’s examination and be replaced at the Contractor’s expense without change in the Contract Time.

12.1.2      If a portion of the Work has been covered which the Architect has not specifically requested to examine prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor.  If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense.  If such Work is not in accordance with the Contract Documents, correction shall be at the Contractor’s expense unless the condition was caused by the Owner or a separate contractor in which even the Owner shall be responsible for payment of such costs.

12.2                           CORRECTION OF WORK

12.2.1                  BEFORE OR AFTER SUBSTANTIAL COMPLETION

12.2.1.1   The Contractor shall promptly correct Work rejected by the Architect or failing to conform to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense.

12.2.2                  AFTER SUBSTANTIAL COMPLETION

12.2.2.1   In addition to the Contractor’s obligations under Paragraph 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Subparagraph 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition.  The Owner shall give such notice promptly after discovery of the condition.  During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to require correction by the Contractor and to make a claim for breach of warranty.  If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Paragraph 2.4.

12.2.2.2   The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work.

12.2.2.3   The one-year period for correction of Work shall not be extended by corrective Work performed by the Contractor pursuant to this Paragraph 12.2.

12.2.3      The Contractor shall remove from the site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

12.2.4       The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor’s correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

12.2.5      Nothing contained in this Paragraph 12.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment of the one-year period for correction of Work as described in Subparagraph 12.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to the Contractor’s obligations other than specially to correct the Work.

12.3                           ACCEPTANCE OF NONCONFORMING WORK

12.3.1      If the Owner prefers to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, which case the Contract Sum will be reduced as appropriate and equitable.  Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 13 MISCELLANEOUS PROVISIONS

13.1                           GOVERNING LAW

13.1.1      The Contract shall be governed by the law of the place where the Project is located.

13.2                           SUCCESSORS AND ASSIGNS

13.2.1      The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents.  ~~Except as provided in Subparagraph 13.2.2 neither party to the Contract shall assign the Contract as a whole without written consent of the other.~~  Except as hereinafter provided, neither party to the Contract shall assign the Contract or sublet it as a whole without the written consent of the other nor shall be Contractor assign any moneys due or to become due to him hereunder, without the previous written consent of the Owner excepts as may be required by Contractor’s Surety.  Upon reasonable written notice to Contractor, the Owner may assign the Contract to any Institutional lender providing construction or permanent financing for the Project or to any person acquiring the Owner’s interest in the Project and the contractor agrees to execute all consents certificates and other documents required by such lender or other person in connection with such assignment.  If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

13.2.2      ~~The Owner may, without consent of the Contractor, assign the Contract to an institutional lender providing construction financing for the Project.  In such event, the lender shall assume the Owner’s rights and obligations under the Contract Documents.  The Contractor shall execute all consents reasonably required to facilitate such assignment.~~  If the Owner conveys its interest in the Project to a third party, any rights which the Owner may have against the Contractor arising from this Agreement including without limitation Claims under Article 12, or Claims which, under the terms of subparagraph 4.3.10, are reserved to the Owner after the making and acceptance of final payment, shall automatically transfer to such third party.

13.3                           WRITTEN NOTICE

13.3.1      Written notice shall be deemed to have been duly served if delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, or if delivered at or sent by registered or certified mail to the last business address known to the party giving notice.

13.4                           RIGHTS AND REMEDIES

13.4.1      Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

13.4.2      No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

13.5                           TESTS AND INSPECTIONS

13.5.1      Tests, inspections and approval of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or order of public authorities having jurisdiction shall be made at an appropriate time.  Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals.  The Contractor shall give the Architect timely notice of when and where tests and inspections are to be made so that the Architect may be present for such procedures.  The Owner shall bear costs of tests, inspections or approvals which do not become requirements until after bids are received or negotiations concluded.

13.5.2      If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where tests and inspections are to be made so that the Architect may be present for such procedures.  Such costs, except as provided in Subparagraph 13.5.3, shall be at the Owner’s expense.

13.5.3      If such procedures for testing, inspection or approval under Subparagraphs 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect’s services and expenses shall be at the Contractor’s expense.

13.5.4      Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

13.5.5      ~~If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.~~

13.5.6      Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.6                           INTEREST

13.6.1      Payments due and unpaid under the Contract Documents shall bear interest ~~from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located~~ beginning on the tenth (10th) day after the date payment is due at the so-called Prime Rate of Interest published by the Wall Street Journal (and if there is more than one such rate the lowest thereof).

13.7                           COMMENCEMENT OF STATUTORY LIMITATION PERIOD

13.7.1      ~~As between the Owner and Contractor:~~

~~.1               Before Substantial Completion.  As to acts or failures to act occurring prior to the relevant date of Substantial Completion; any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any all events not later than such date of Substantial Completion;~~

~~.2               Between Substantial Completion and Final Certificate for Payment. As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to issuance of the final Certificate for Payment, any -applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Certificate for Payment; and~~

~~.3               After Final Certificate for Payment. As to acts or failures to act occurring after the relevant date of issuance of the final Certificate for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Contractor pursuant to any Warranty provided under Paragraph 3.5, the date of any correction of the Work or failure to correct the Work by the Contractor under Paragraph 12.2, or the date of actual commission of any other act or failure to perform any duty or obligation by the Contractor or Owner, whichever occurs last.~~

13.8                        LIMITATION OF LIABILITY

13.8.1    No officer, shareholder, director, partner, partner agent or employee of the Owner (or any partner of a partner or any agent or employee of a partner) shall ever be personally or individually liable under this Contract.  Each subcontract shall include the foregoing limitation, which shall be effective if the Owner ever succeeds to the Contractor’s rights and obligations under a Subcontract.

ARTICLE 14   TERMINATION OR SUSPENSION OF THE CONTRACT

14.1                           TERMINATION BY THE CONTRACTOR

14.1.1      The Contractor may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the work under direct or indirect contract with the Contractor, for any of the following reasons:

.1               issuance of an order of a court or other public authority having jurisdiction which requires all Work to be stopped;

.2               an act of government, such as a declaration of national emergency which requires all Work to be stopped;

.3               because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Subparagraph 9.4.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

.4               ~~the Owner has failed to furnish to the Contractor promptly; upon the Contractor’s request, reasonable evidence as required by Subparagraph 2.2.1.~~

14.1.2      The Contractor may terminate the Contract if, through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Paragraph 14.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

14.1.3      If one of the reasons described in Subparagraph 14.1.1 or 14.1.2 exists, the Contractor may, upon seven days’ written notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

14.1.4      If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has persistently failed to fulfill the Owner’s obligations under the Contractor Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days, written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Subparagraph 14.1.3.

14.2                           TERMINATION BY THE OWNER FOR CAUSE

14.2.1     If the Contractor is adjudged a bankrupt or if the Contractor makes a general assignment for the benefit of the Contractor’s; creditors or if a receiver is appointed on account of the Contractor’s insolvency or if the Contractor persistently or repeatedly refuses or fails except in the case for which extension of time is provided, to supply enough properly skilled workmen or proper materials for the Project or if the Contractor fails to make prompt payment to Subcontractors for materials or labor, or If the Contractor persistently disregards the laws ordinances, rules, regulations or orders of any public authority having jurisdiction or disregards an Instruction, order or decision of the Architect or if the Contractor otherwise is guilty of a substantial violation of any provision of the Contract then the Contractor shall be in default and the Owner may without prejudice to any other right or remedy and upon written notice to the Contractor take possession of all materials, appliances equipment and machinery on the Project site, Intended as part of or for Work, but only to the extent paid for by Owner wherever stored and seven (7) days after such notice amy terminate the employment of the Contractor, accept assignment of any or all subcontracts pursuant to Paragraph 5.4, and finish the Work by whatever method the Owner may deem expedient.  The Owner shall be entitled to collect form the Contractor all direct indirect and consequential damages suffered by the Owner.  The Owner shall be entitled to hold sufficient amounts due the Contractor at the date of termination to offset all of the Owner’s damages.

~~The Owner may terminate the Contract if the Contractor:~~

~~.1               persistently or repeatedly refuses or fails to supply enough properly skilled -workers or proper materials,~~

~~.2               fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;~~

~~.3               persistently disregards laws, ordinances, or rules, regulations or orders of a provision of the Contract public authority having jurisdication; or~~

~~.4               otherwise is guiltyof substantial breach of a provision of the Contract-Documents.~~

14.2.2      When any of the above reasons exist, the Owner, upon certification by the Architect that sufficient cause exists to justify such action may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, seven days’ written notice, terminate employment of the Contractor and may, subject to any prior rights of the Surety: —

.1               take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;

.2               accept assignment of subcontracts pursuant to Paragraph 5.4; and

.3               finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Contractor, the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

14.2.3      When the Owner terminates the Contract for one of the reasons stated in subparagraph 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished.

14.2.4      If the unpaid balance of the Contract Sum exceeds costs of finishing the Work , including compensation for the Architect’s services and expenses made necessary thereby, and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Contractor. If such costs and damages exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall be certified by the Architect, upon application, and this obligation for payment shall survive termination of the Contract.

14.3                           SUSPENSION BY THE OWNER FOR CONVENIENCE

14.3.1      The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

14.3.2      The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Subparagraph 14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:

.1               that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contactor is responsible; or

.2               that an equitable adjustment is made or denied under another provision of the Contract.

14.4                           TERMINATION BY THE OWNER FOR CONVENIENCE

14.4.1      The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

14.4.2      Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall:

.1               cease operations as directed by the Owner in the notice;

.2               take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

.3               except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

14.4.3      In case of such termination for the Owner’s convenience, the Contractor shall be entitled to receive payment for Work executed, and costs incurred by reason of such termination, along with reasonable overhead and profit on the Work not executed.

14.4.4     Upon any termination of the Contract by Owner for convenience under 14.4 hereof, Owner shall give Contractor fifteen (15) days written notice prior to such termination becoming effective.

1997 Edition - Electronic Format

AIA Document A401 - 1997

Standard Form of Agreement Between Contractor and Subcontractor

AGREEMENT made as of the day of in the year

(In words, indicate day, month and year)

BETWEEN the Contractor:
(Name, address and other information)
Louis P, Ciminelli Contruction Company, Inc.
The Cyclorama Building,
369 Franklin Street
Buffalo, New York 14202

and the Subcontractor:

(Name, address and other information)

The Contractor has made a contract for construction dated: September 1, 2001

With the Owner:
(Name, address and other information)
Wheeling Island Gaming, Inc.
One South Stone Street
Wheeling, West Virginia 26003

For the following Project:

(Include detailed description of Project, location and address)

The “Project” consists of preconstruction and construction services.  The preconstruction services consist of the evaluation of the Owner’s program, scheduling and construction budget formulation, and such additional services as are set forth in the agreement between Construction Manager and Owner.  AIA Document A121/CMc 1991 Edition” Electronic Format dated September 1, 2001 (the “Prime Contract”), with General Conditions of the Contract for Construction, annexed thereto and made a part thereof, being AIA Document A201-1997 - Electronic Format, as amended (the “General Conditions”), for the construction of an approximately 279,100 square ft. conventionally constructed facility which will house a casino, gaming facility, entertainment center covered parking facility and hotel, located at One South Stone Street, Wheeling, West Virginia (the “Site” or “site”), as is more fully set forth in the Project Manual, Drawings and Specifications, which are incorporated by reference into the Prime Contract. Included in the Project are all costs associated with development of the Site, and acquisition and installation of all steel, masonry, carpentry, electrical, plumbing and HVAC work, together with the costs associated with the acquisition and installation of all Improvements to complete the Project, Including but not limited to, developing the casino theme.

ATTACHMENT II

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES, CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.  AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED A/A DOCUMENT MAY BE MADE BY USING A/A DOCUMENT D401.

This document has been approved and endorsed by the American Subcontractors Association and the Associated Specialty Contractors, Inc.

[LOGO]

©1997 A/A®

A/A DOCUMENT A401 - 1997

CONTRACTOR - SUBCONTRACTOR AGREEMENT

The American Institute of Architects

1735 New York Avenue, N.W.

Washington, D.C. 20006-5292

which Contract ~~is hereinafter referred to as the Prime Contract and which~~ provides for the furnishing of labor, materials, equipment and services in connection with the construction of the Project.  A copy of the Prime Contract, consisting of the Agreement Between Owner and Contractor (from which compensation amounts may be deleted) and the other Contract Documents enumerated therein has been made available to the Subcontractor.

The Architect for the Project is:

(Name, address and other information)

The Contractor and the Subcontractor agree as follows.

ARTICLE 1       THE SUBCONTRACT DOCUMENTS

1.1                                 The Subcontract Documents consist of (1) this Agreement; (2) the Prime Contract, consisting of the Agreement between the Owner and Contractor and the other Contract Documents enumerated therein; (3) Modifications issued subsequent to the execution of the Agreement between the Owner and Contractor, whether before or after the execution of this Agreement; (4) other documents listed in Article 16 of this Agreement; and (5) Modifications to this Subcontract issued after execution of this Agreement. These form the Subcontract, and are as fully a part of the Subcontract as if attached to this Agreement or repeated herein.  The Subcontract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.  An enumeration of the Subcontract Documents, other than Modifications issued subsequent to the execution of this Agreement, appears in Article 16.

1.2                                 Except to the extent of a conflict with a specific term or condition contained in the Subcontract Documents, the General Conditions governing this Subcontract shall be the edition of AIA Document A201, General Conditions of the Contract for Construction, ~~current as of the date of this Agreement,~~ attached to the Prime Contract, but as modified herein by Schedule A attached hereto and made a part hereof.  Every time a reference is made herein to any General Conditions.  It shall mean the ones attached to the Prime Contract as modified by ScheduleA hereto.

1.3                                 The Subcontract may be amended or modified only by a Modification.  The Subcontract Documents shall not be construed to created a contractual relationship of any kind (1) between the Architect and the Subcontractor, (2) between the Owner and the Subcontractor, or (3) between any persons or entities other than the Contractor and Subcontractor.

1.4                                 The Subcontractor shall be furnished copies of the Subcontract Documents upon request, but the Contractor may charge the Subcontractor for the reasonable cost of reproduction.

ARTICLE 2       MUTUAL RIGHTS AND RESPONSIBILITIES

2.1                                 The Contractor and Subcontractor shall be mutually bound by the terms of this Agreement and, to the ~~extent that the provisions of the edition of AIA Document A201 current as of the date of this Agreement~~ General Conditions that apply to this Agreement pursuant to Paragraph 1.2 and provisions of the Prime Contract apply to the Work of the Subcontractor, the Contractor shall assume toward the Subcontractor all obligations and responsibilities that the Owner, under such documents, assumes toward the Contractor, and the Subcontractor shall assume toward the Contractor all obligations and responsibilities which the Contractor, under such documents, assumes toward the Owner and the Architect.  The Contractor shall have the benefit of all rights, remedies and redress against the Subcontractor which the Owner, under such documents, has against the Contractor, and the Subcontractor shall have the benefit of all rights, remedies and redress against the Contractor which the Contractor, under such documents, has against the Owner, insofar as applicable to this Subcontract.  Where a provision

2

of such documents is inconsistent with a provision of this Agreement, this Agreement shall govern.

2.2                                 The Contractor may require the Subcontractor to enter into agreements with Sub-subcontractors performing portions of the Work of this Subcontract by which the Subcontractor and the Sub-subcontractor are mutually bound, to the extent of the Work to be performed by the Sub-subcontractor, assuming toward each other all obligations and responsibilities which the Contractor and Subcontractor assume toward each other and having the benefit of all rights, remedies and redress each against the other which the Contractor and Subcontractor have by virtue of the provisions of this Agreement.

ARTICLE 3       CONTRACTOR

3.1                                 SERVICES PROVIDED BY THE CONTRACTOR

3.1.1                        The Contractor shall cooperate with the Subcontractor in scheduling and performing the Contractor’s Work to avoid conflicts or interference in the Subcontractor’s Work and shall expedite written responses to submittals made by the Subcontractor in accordance with Paragraph 4.1 and Article 5. As soon as practicable after execution of this Agreement, the Contractor shall provide the Subcontractor copies of the Contractor’s construction schedule and schedule of submittals, together with such additional scheduling details as will enable the Subcontractor to plan and perform the Subcontractor’s Work properly.  The Subcontractor shall be notified promptly of subsequent changes in the construction and submittal schedules and additional scheduling details.

3.1.2                        The Contractor shall provide suitable areas for storage of the Subcontractor’s materials and equipment during the course of the Work. Additional costs to the Subcontractor resulting from relocation of such facilities at the direction of the Contractor, except as previously agreed upon, shall be reimbursed by the Contractor.

3.1.3                        Except as provided in Article 14, the Contractor’s equipment will be available to the Subcontractor only at the Contractor’s discretion and on mutually satisfactory terms.

3.2                                 COMMUNICATIONS

3.2.1                        The Contractor shall promptly make available to the Subcontractor information, including information received from the Owner, which affects this Subcontract and which becomes available to the Contractor subsequent to execution of this Subcontract.

3.2.2                        The Contractor shall not give instructions or orders directly to the Subcontractor’s employees or to the Subcontractor’s Sub-subcontractors or material suppliers unless such persons are designated as authorized representatives of the Subcontractor.

3.2.3                        The Contractor shall permit the Subcontractor to request directly from the Architect information regarding the percentages of completion and the amount certified on account of Work done by the Subcontractor.

3.2.4                        If hazardous substances of a type of which an employer is required by law to notify its employees are being used on the site by the Contractor, a subcontractor or anyone directly or indirectly employed by them (other than the Subcontractor), the Contractor shall, prior to harmful exposure of the Subcontractor’s employees to such substance, give written notice of the chemical composition thereof to the Subcontractor in sufficient detail and time to permit the Subcontractor's compliance with such laws.

3.2.5                        The Contractor shall furnish to the Subcontractor within 30 days after receipt of a written request, or earlier if so required by law, information necessary and relevant for the Subcontractor to evaluate, give notice of or enforce mechanic’s lien rights.  Such information

3

shall include a correct statement of the record legal title to the property, usually referred to as the site, on which the Project is located and the Owner’s interest therein.

3.2.6                        If the Contractor asserts or defends a claim against the Owner which relates to the Work of the Subcontractor, the Contractor shall make available to the Subcontractor information relating to that portion of the claim which relates to the Work of the Subcontractor.

3.3                                 CLAIMS BY THE CONTRACTOR

3.3.1                        Liquidated damages for delay, if provided for in Paragraph 9.3 of this Agreement, shall be assessed against the Subcontractor only to the extent caused by the Subcontractor or any person or entity for whose acts the Subcontractor may be liable, and in no case for delays or causes arising outside the scope of this Subcontract.

3.3.2                        The Contractor's claims for services or materials provided the Subcontractor shall require:

.1               seven days' prior written notice except in an emergency;

.2               written compilations to the Subcontractor of services and materials provided and charges for such services and materials no later than the fifteenth day of the following month.

3.4                                 CONTRACTOR’S REMEDIES

3.4.1                        If the Subcontractor defaults or neglects to carry out the Work in accordance with this Agreement and fails within three working days after receipt of written notice from the Contractor to commence and continue correction of such default or neglect with diligence and promptness, the Contractor may, after three days following receipt by the Subcontractor of an additional written notice, and without prejudice to any other remedy the Contractor may have, make good such deficiencies and may deduct the reasonable cost thereof from the payments then or thereafter due the Subcontractor.

ARTICLE 4                     SUBCONTRACTOR

4.1                                 EXECUTION AND PROGRESS OF THE WORK

4.1.1                        The Subcontractor shall supervise and direct the Subcontractor’s Work, and shall cooperate with the Contractor in scheduling and performing the Subcontractor’s Work to avoid conflict, delay in or interference with the Work of the Contractor, other subcontractors or Owner’s own forces.

4.1.2                        The Subcontractor shall promptly submit Shop Drawings, Product Data, Samples and similar submittals required by the Subcontract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Contractor or other subcontractors.

4.1.3                        The Subcontractor shall submit to the Contractor a schedule of values allocated to the various parts of the Work of this Subcontract, aggregating the Subcontract Sum, made out in such detail as the Contractor and Subcontractor may agree upon or as required by the Owner, and supported by such evidence as the Contractor may require.  In applying for payment, the Subcontractor shall submit statements based upon this schedule.

4.1.4                        The Subcontractor shall furnish to the Contractor periodic progress reports on the Work of this Subcontract as mutually agreed, including information on the status of materials and equipment which may be in the course of preparation, manufacture or transit.

4.1.5                        The Subcontractor agrees that the Contractor and the Architect will each have the authority to reject Work of the Subcontractor which does not conform to the Prime Contract.

4

The Architect’s decisions on matters relating to aesthetic effect shall be final and binding on the Subcontractor if consistent with the intent expressed in the Prime Contract.

4.1.6                        The Subcontractor shall pay for all materials, equipment and labor used in connection with the performance of this Subcontract through the period covered by previous payments received from the Contractor, and shall furnish satisfactory evidence, when requested by the Contractor, to verify compliance with the above requirements.

4.1.7                        The Subcontractor shall take necessary precautions to protect properly the Work of other subcontractors from damage caused by operations under this Subcontract.

4.1.8                        The Subcontractor shall cooperate with the Contractor, other subcontractors and the Owner’s own forces whose Work might interfere with the Subcontractor’s Work.  The Subcontractor shall participate in the preparation of coordinated drawings in areas of congestion, if required by the Prime Contract, specifically noting and advising the Contractor of potential conflicts between the Work of the Subcontractor and that of the Contractor, other subcontractors or the Owner’s own forces.

4.2                                 LAWS, PERMITS, FEES AND NOTICES

4.2.1                        The Subcontractor shall give notices and comply with laws, ordinances, rules, regulations and orders of public authorities bearing on performance of the Work of this Subcontract. The Subcontractor shall secure and pay for permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Subcontractor’s Work, the furnishing of which is required of the Contractor by the Prime Contract.

4.2.2                        The Subcontractor shall comply with Federal, state and local tax laws, social security acts, unemployment compensation acts and workers’ compensation acts insofar as applicable to the performance of this Subcontract.

4.3                                 SAFETY PRECAUTIONS AND PROCEDURES

4.3.1                        The Subcontractor shall take reasonable safety precautions with respect to performance of this Subcontract, shall comply with safety measures initiated by the Contractor and with applicable laws, ordinances, rules, regulations and orders of public authorities for the safety of persons and property in accordance with the requirements of the Prime Contract.  The Subcontractor shall report to the Contractor within three days an injury to an employee or agent of the Subcontractor which occurred at the site.

4.3.2                        If hazardous substances of a type of which an employer is required by law to notify its employees are being used on the site by the Subcontractor, the Subcontractor’s Sub-subcontractors or anyone directly or indirectly employed by them, the Subcontractor shall, prior to harmful exposure of any employees on the site to such substance, give written notice of the chemical composition thereof to the Contractor in sufficient detail and time to permit compliance with such laws by the Contractor, other subcontractors and other employers on the site.

4.3.3                        If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Subcontractor, the Subcontractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Contractor in writing. When the material or substance has been rendered harmless, the Subcontractor’s Work in the affected area shall resume upon written agreement of the Contractor and Subcontractor.  The Subcontract Time shall be extended appropriately and the Subcontract Sum shall be increased in the amount of the Subcontractor’s reasonable additional costs of demobilization, delay and remobilization, which adjustments shall be accomplished as provided in Article 5 of this Agreement.

5

4.3.4                        To the fullest extent permitted by law, the Contractor shall indemnify and hold harmless the Subcontractor, the Subcontractor’s Sub-subcontractors, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Subparagraph 4.3.3 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom and provided that such damage, loss or expense is not due to the sole negligence of a party seeking indemnity.

4.4                                 CLEANING UP

4.4.1                        The Subcontractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations performed under this Subcontract.  The Subcontractor shall not be held responsible for unclean conditions caused by other contractors or subcontractors.

4.4.2                        As provided under Subparagraph 3.3.2, if the Subcontractor fails to clean up as provided in the Subcontract Documents, the Contractor may charge the Subcontractor for the Subcontractor’s appropriate share of cleanup costs.

4.5                                 WARRANTY

4.5.1                        The Subcontractor warrants to the Owner, Architect and Contractor that materials and equipment furnished under this Subcontract will be of good quality and new unless otherwise required or permitted by the Subcontract Documents, that the Work of this Subcontract will be free from defects not inherent in the quality required or permitted, and that the Work will conform to the requirements of the Subcontract Documents and will be performed in a good and workmanlike manner and with the degree of skill and care as would be expected of other contractors performing similar work in the locale of the Project. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective.  The Subcontractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Subcontractor, improper of insufficient maintenance, improper operation, or normal wear and tear under normal usage.  This Warranty shall be in addition to and not in limitation of any other warranty or remedy required by law or by the Subcontract Documents.

4.6                                 INDEMNIFICATION

4.6.1                        To the fullest extent permitted by law, the Subcontractor shall indemnify and hold harmless the Owner, Contractor, Architect, Architect’s consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorney’s fees, arising out of or resulting from performance of the Subcontractor’s Work under this Subcontract, provided that any such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of the Subcontractor, the Subcontractor’s Sub-subcontractors, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder.  Such obligation shall not be construed to negate, abridge, or otherwise reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 4.6.

4.6.2                        In claims against any person or entity indemnified under this Paragraph 4.6 by an employee of the Subcontractor, the Subcontractor’s Sub-subcontractors, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Subparagraph 4.6.1 shall not be limited by a limitation on the amount or type

6

of damages, compensation or benefits payable by or for the Subcontractor or the Subcontractor's Sub-subcontractors under worker’s compensation acts, disability benefit acts or other employee benefit acts.

4.7                                 REMEDIES FOR NONPAYMENT

4.7.1                        If the Contractor does not pay the Subcontractor through no fault of the Subcontractor, within seven days from the time payment should be made as provided in this Agreement, the Subcontractor may, without prejudice to any other available remedies, upon seven additional days’ written notice to the Contractor, stop the Work of this Subcontract until payment of the amount owing has been received.  The Subcontract Sum shall, by appropriate adjustment, be increased by the amount of the Subcontractor’s reasonable costs of demobilization, delay and remobilization.

ARTICLE 5       CHANGES IN THE WORK

5.1                                 The Owner may make changes in the Work by issuing Modifications to the Prime Contract.  Upon receipt of such a Modification issued subsequent to the execution of the Subcontract Agreement, the Contract shall promptly notify the Subcontractor of the Modification.  Unless, otherwise directed by the Contractor, the Subcontractor shall not thereafter order materials or perform Work which would be inconsistent with the changes made by the Modifications to the Prime Contract.

5.2                                 The Subcontractor may be ordered in writing by the Contractor, without invalidating this Subcontract, to make changes in the Work within the general scope of this Subcontract consisting of additions, deletions or other revisions, including those required by Modifications to the Prime Contract issued subsequent to the execution of this Agreement, the Subcontract Sum and the Subcontract Time being adjusted accordingly.  The Subcontractor, prior to the commencement of such changed or revised Work, shall submit promptly to the Contractor written copies of a claim for adjustment to the Subcontract Sum and Subcontract Time for such revised Work in a manner consistent with requirements of the Subcontract Documents.

5.3                                 The Subcontractor shall make all claims promptly to the Contractor for additional cost, extensions of time and damages for delays or other causes in accordance with the Subcontract Documents. A claim which will affect or become part of a claim which the Contractor is required to make under the Prime Contract within a specified time period or in a specified manner shall be made in sufficient time to permit the Contractor to satisfy the requirements of the Prime Contract.  Such claims shall be received by the Contractor not less than two working days preceding the time by which the Contractor’s claim must be made. Failure of the Subcontractor to make such a timely claim shall bind the Subcontractor to the same consequences as those to which the Contractor is bound.

ARTICLE 6                     MEDIATION AND ARBITRATION

6.1                                 MEDIATION

6.1.1                        Any claim arising out of or related to this Subcontract, except claims as otherwise provided in Subparagraph 4.1.5 and except those waived in this Subcontract, shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party.

6.1.2                        The parties shall endeavor to resolve their claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect.  Request for mediation shall be filed in writing with the other party to this Subcontract and the American Arbitration Association.  The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

7

6.1.3                        The parties shall share the mediator’s fee and any filing fees equally.  The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon.  Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

6.2                                 ARBITRATION

6.2.1                        Any claim arising out of or related to this Subcontract, except claims as otherwise provided in Subparagraph 4.1.5 and except those waived in this Subcontract, shall be subject to arbitration.  Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with the provisions of Paragraph 6.1.

6.2.2                        Claims not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect.  Demand for arbitration shall be filed in writing with the other party to this Subcontract and with the American Arbitration Association, and a copy shall be filed with the Architect.

6.2.3                        A demand for arbitration shall be made within the time limits specified in the conditions of the Prime Contract as applicable, and in other cases within a reasonable time after the claim has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations

6.2.4                        Limitation on Consolidation or Joinder. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to the Subcontract shall include, by consolidation or joinder or in any other manner, any person or entity not a party to the Subcontract under which such arbitration arises, unless it is shown at the time the demand for arbitration is filed that (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if completed relief is to be accorded in the arbitration, (3) the interest or responsibility of such person or entity in the matter is not insubstantial, and (4)such person or entity is not the Architect, the Architect’s employee, the Architect’s consultant, or an employee or agent of any of them. This agreement to arbitrate and any other written agreement to arbitrate with an additional person or persons referred to herein shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

6.2.5                        Claims and Timely Assertion of Claims. The party filing a notice of demand for arbitration must assert in the demand all claims then known to that party on which arbitration is permitted to be demanded.

6.2.6                        Judgment on Final Award. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE 7       TERMINATION, SUSPENSION OR ASSIGNMENT OF THE SUBCONTRACT

7.1                                 TERMINATION BY THE SUBCONTRACTOR

7.1.1                        The Subcontractor may terminate the Subcontract for the same reasons and under the same circumstances and procedures with respect to the Contractor as the Contractor may terminate with respect to the Owner under the Prime Contract, or for nonpayment of amounts due under this Subcontract for 60 days or longer.  In the event of such termination by the Subcontractor for any reason which is not the fault of the Subcontractor, Sub-subcontractors or their agents or employees or other persons performing portions of the Work under contract with the Subcontractor, the Subcontractor shall be entitled to recover from the Contractor payment for Work executed and for proven loss with respect to materials, equipment, tools,

8

and construction equipment and machinery, including reasonable overhead, profit and damages.

7.2                                 TERMINATION BY THE CONTRACTOR

7.2.1                        If the Subcontractor persistently or repeatedly fails or neglects to carry out the Work in accordance with the Subcontract Documents or otherwise to perform in accordance with this Subcontract and fails within seven days after receipt of written notice to commence and continue correction of such default or neglect with diligence and promptness, the Contractor may, after seven days following receipt by the Subcontractor of an additional written notice and without prejudice to any other remedy the Contractor may have, terminate the Subcontract and finish the Subcontractor’s Work by whatever method the Contractor may deem expedient. If the unpaid balance of the Subcontract Sum exceeds the expense of finishing the Subcontractor’s Work and other damages incurred by the Contractor and not expressly waived, such excess shall be paid to the Subcontractor.  If such expense and damages exceed such unpaid balance, the Subcontractor shall pay the difference to the Contractor.

7.2.2                        If the Owner terminates the Contract for the Owner’s convenience, the Contractor shall deliver written notice to the Subcontractor.

7.2.3                        Upon receipt of written notice of termination, the Subcontractor shall:

.1               cease operations as directed by the Contractor in the notice;

.2               take actions necessary, or that the Contractor may direct, for the protection and preservation of the Work; and

.3               except for work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing Sub-subcontracts and purchase orders and enter into no further Sub-subcontracts and purchase orders.

7.2.4                        In case of such termination for the Owner’s convenience, the Subcontractor shall be entitled to receive payment for Work executed, and costs incurred by reason of such termination, along with reasonable overhead and profit on the Work ~~not executed,~~ completed.

7.3                                 SUSPENSION BY THE CONTRACTOR FOR CONVENIENCE

7.3.1                        The Contractor may, without cause, order the Subcontractor in writing to suspend, delay or interrupt the Work of this Subcontract in whole or in part for such period of time as the Contractor may determine.  In the event of suspension ordered by the Contractor, the Subcontractor shall be entitled to an equitable adjustment of the Subcontract Time and Subcontract Sum.

7.3.2                        An adjustment shall be made for increases in the Subcontract Time and Subcontract Sum, including profit on the increased cost of performance, caused by suspension, delay or interruption.  No adjustment shall be made to the extent:

.1               that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Subcontractor is responsible;

.2               that an equitable adjustment is made or denied under another provision of this Subcontract.

7.4                                 ASSIGNMENT OF THE SUBCONTRACT

7.4.1                        In the event of termination of the Prime Contract by the Owner, the Contractor may assign this Subcontractor to the owner, with the Owner’s agreement, subject to the provisions of the Prime Contract and to the prior rights of the surety, if any, obligated under bonds relating to the Prime Contract. In such event, the Owner shall assume the Contractor’s rights and obligations under the Subcontract Documents.  If the Work of the Prime Contract has been suspended for more than 30 days, the Subcontractor’s compensation shall be equitably adjusted.

9

7.4.2                        The Subcontractor shall not assign the Work of this Subcontract without the written consent of the Contractor, nor Subcontract the whole of this Subcontract without the written consent of the Contractor, nor further subcontract portions of this Subcontract without written notification to the Contractor when such notification is requested by the Contractor.

ARTICLE 8                     THE WORK OF THIS SUBCONTRACT

8.1                                 The Subcontractor shall execute the following portion of the Work described in the Subcontract Documents, including all labor, materials, equipment, services and other items required to complete such portion of the Work, except to the extent specifically indicated in the Subcontract Documents to be the responsibility of others:                                                                  .

(Insert a precise description of the Work of this Subcontract, referring where appropriate to numbers of Drawings, sections of Specifications and pages of Addenda, Modifications and accepted Alternates.)

ARTICLE 9                     DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

9.1                                 The Subcontractor’s date of commencement is the date from which the Contract Time of Paragraph 9.3 is measured; it shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Contractor.

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

9.2                                 Unless the date of commencement is established by a notice to proceed issued by the Contractor, or the Contractor has commenced visible Work at the site under the Prime Contract, the Subcontractor shall notify the Contractor in writing not less than five days before commencing the Subcontractor’s Work to permit the timely filing of mortgages, mechanic’s liens and other security interests.

9.3                                 The Work of this Subcontract shall be substantially completed not later than

(Insert the calendar date or number of calendar days after the Subcontractor’s date of commencement. Also insert any requirements for earlier Substantial Completion of certain portions of the Subcontractor’s Work, if not stated elsewhere in the Subcontract Documents.)

, subject to adjustments of this Subcontract Time as provided in the Subcontract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time.)

9.4                                 With respect to the Obligations of both the Contractor and the Subcontractor, time is of the essence of this Subcontract.

9.5                                 No extension of time will be valid without the Contractor’s written consent after claim made by the Subcontractor in accordance with Paragraph 5.3.

10

ARTICLE 10     SUBCONTRACT SUM

10.1                           The Contractor shall pay the Subcontractor in current funds for performance of the Subcontract the Subcontract Sum of Dollars ($    ), subject to additions and deduction as provided in the Subcontract Documents.

10.2                           The Subcontract Sum is based upon the following alternates, if any, which are described in the Subcontract Documents and have been accepted by the Owner and the Contractor:

(Insert the numbers or other identification of accepted alternates)

10.3                           Unit prices, if any, are as follows:

ARTICLE 11               PROGRESS PAYMENTS

11.1                           Based upon applications for payment submitted to the Contractor by the Subcontractor, corresponding to applications for payment submitted by the Contractor to the Architect, and certificates for payment issued by the Architect, the Contractor shall make progress payments on account of the Subcontract Sum to the Subcontractor as provided below and elsewhere in the Subcontract Documents. Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Contractor and Subcontractor for work properly performed by their contractors and suppliers shall be held by the Contractor and Subcontractor for those contractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor or Subcontractor for which payment was made to the Contractor by the Owner or to the Subcontractor by the Contractor, as applicable.  Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Contractor or Subcontractor, shall create any fiduciary liability of tort liability on the part of the Contractor or Subcontractor for breach of trust or shall entitle any person or entity to an award of punitive damages against the Contractor or Subcontractor for breach of the requirements of this provision.

11.2                           The period covered by each application for payment shall be one calendar month ending on the last day of the month, or as follows:

11.3                           Provided an application for payment is received by the Contractor not later than the day of a month, the Contractor shall include the Subcontractor’s Work covered by that application in the next application for payment which the Contractor is entitled to submit to the Architect. The Contractor shall pay the Subcontractor each progress payment within three working days after the Contractor receives payment from the Owner. ~~If the Architect does not issue a certificate for payment or the Contractor does not receive payment for any cause which is not the fault of the Subcontractor, the Contractor shall pay the Subcontractor, on demand, a progress payment computed as provided in Paragraphs 11.7,11.8,11.9.~~

11.4                           If an application for payment is received by the Contractor after the application date fixed above, the Subcontractor’s Work covered by it shall be included by the Contractor in the next application for payment submitted to the Architect.

11.5                           Each application for payment shall be based upon the most recent schedule of values submitted by the Subcontractor in accordance with the Subcontractor Documents. The schedule of values shall allocate the entire Subcontract Sum along the various portions of the Subcontractor’s Work and be prepared in such form and supported by such data to substantiate its accuracy as the Contractor may require. This schedule, unless objected to by the Contractor, shall be used as a basis for reviewing the Subcontractor’s applications for payment.

11.6                           Applications for payment submitted by the Subcontractor shall indicate the percentage of completion of each portion of the Subcontractor’s Work as of the end of the period covered by the application for payment.

11

11.7                           Subject to the provisions of the Subcontract Documents, the amount of each progress payment shall be computed as follows:

11.7.1                  Take that portion of the Subcontract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Subcontractor’s Work by the share of the total Subcontract Sum allocated to that portion of the Subcontractor’s Work in the schedule of values, less that percentage actually retained, if any, from payments to the Contractor on account of the Work of the Subcontractor. Pending final determination of cost to the Contractor of changes in the Work which have been properly authorized by the Contractor, amounts not in dispute shall be included to the same extent provided in the Prime Contract, even though the Subcontract Sum has not yet been adjusted;

11.7.2                  Add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site by the Subcontractor for subsequent incorporation in the Subcontractor’s Work or, if approved by the Contractor, suitably stored off the site at a location agreed upon in writing, less the same percentage retainage required by the Prime Contract to be applied to such materials and equipment in the Contractor’s application for payment;

11.7.3                  Subtract the aggregate of previous payments made by the Contractor; and

11.7.4                  Subtract amounts, if any, calculated under Subparagraph 11.7.1 or 11.7.2 which are related to Work of the Subcontractor for which the Architect has withheld or nullified, in whole or in part, a certificate of payment for a cause which is the fault of the Subcontractor.

11.8                           Upon the partial or entire disapproval by the Contractor of the Subcontractor’s application for payment, the Contractor shall provide written notice to the Subcontractor. When the basis for the disapproval has been remedied, the Subcontractor shall be paid the amounts withheld.

11.9                           SUBSTANTIAL COMPLETION

11.9.1                  When the Subcontractor’s Work or a designated portion thereof is substantially complete and in accordance with the requirements of the Prime Contract, the Contractor shall, upon application by the Subcontractor, make prompt application for payment for such Work. Within 30 days following issuance by the Architect of the certificate for payment covering such substantially completed Work, the Contractor shall, to the full extent allowed in the Prime Contract, make payment to the Subcontractor, deducting any portion of the funds for the Subcontractor’s Work withheld in accordance with the certificate to cover costs of items to be completed or corrected by the Subcontractor. Such payment to the Subcontractor shall be the entire unpaid balance of the Subcontract Sum if a full release of retainage is allowed under the Prime Contract for the Subcontractor’s Work prior to the completion of the entire project.  If the Prime Contract does not allow for a full release of retainage, then such payment shall be an amount which, when added to previous payments to the Subcontractor, will reduce the retainage on the Subcontractor’s substantially completed Work to the same percentage of retainage as that on the Contractor’s Work covered by the certificate.

ARTICLE 12               FINAL PAYMENT

12.1                           Final payment, constituting the entire unpaid balance of the Subcontract Sum, shall be made by the Contractor to the Subcontractor when the Subcontractor’s Work is fully performed in accordance with the requirements of the Subcontract Documents, the Architect has issued a certificate for payment covering the Subcontractor’s completed Work and the Contractor has received payment from the Owner.  If, for any cause which is not the fault of the Subcontractor, a certificate for payment is not issued or the Contractor does not receive timely payment or does not pay the Subcontractor within three working days after receipt of payment from the Owner, final payment to the Subcontractor shall be made upon demand.

(Insert provisions for earlier final payment to the Subcontractor, if applicable)

12

12.2                           Before issuance of the final payment, the Subcontractor, if required, shall submit evidence satisfactory to the Contractor that all payrolls, bills for materials and equipment, and all known indebtedness connected with the Subcontractor’s Work have been satisfied.

ARTICLE 13               INSURANCE AND BONDS

13.1                           The Subcontractor shall purchase and maintain insurance of the following types of coverage and limits of liability:  AS PER SCHEDULE A ANNEXED

13.2                           Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Subcontractor’s Work until date of final payment and termination of any coverage required to be maintained after final payment to the Subcontractor.

13.3                           Certificates of insurance acceptable to both the Contractor and the Owner shall be filed with the Contractor prior to commencement of the Subcontractor’s Work.  These certificates and the insurance policies required by this Article 13 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Contractor. If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final application for payment as required in Article 12. If any information concerning reduction of coverage is not furnished by the insurer, it shall be furnished by the Subcontractor with reasonable promptness according to the Subcontractor’s information and belief.

13.4                           The Contractor shall furnish to the Subcontractor satisfactory evidence of insurance required of the Contractor under the Prime Contract.

13.5                           The Contractor shall promptly, upon request of the Subcontractor, furnish a copy or permit a copy to be made of any bond covering payment of obligations arising under the Subcontract.

13.6                           Performance Bond and Payment Bond:

(If the Subcontractor is to furnish bonds, insert the specific requirements here)

Subcontractor shall provide a payment and performance bond in the amount of 100% of the amount of Subcontractor’s Work under this Subcontract with such bonding company, such bond provisions, and naming such obligees as are reasonably satisfactory to both Owner and Contractor. Both Contractor and Owner shall receive original or duplicate original bonds.

13.7                           PROPERTY INSURANCE

13.7.1                  When requested in writing, the Contractor shall provide the Subcontractor with copies of the property and equipment policies in effect for the Project. The Contractor shall notify the Subcontractor if the required property insurance policies are not in effect.

13.7.2                  If the required property insurance is not in effect for the full value of the Subcontractor’s Work, then the Subcontractor shall purchase insurance for the value of the Subcontractor’s Work, and the Subcontractor shall be reimbursed for the cost of the insurance by an adjustment in the Subcontract Sum.

13.7.3                  Property insurance for the Subcontractor's materials and equipment required for the Subcontractor's Work, stored off site or in transit and not covered by the Policy property insurance, shall be paid for through the application for payment process.

13.8                           WAIVERS OF SUBROGATION

13.8.1                  The Contractor and Subcontractor waive all rights against (1) each other and any of their Subcontractors, sub-subcontractors, agents and employees, each of the other, and (2) the

13

Owner, the Architect, the Architect’s consultants, separate contractors, and any of their subcontractors, sub-subcontractors, agents and employees for damages caused by fire or other causes of loss to the extent covered by property insurance provided under the Prime Contract or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner as a fiduciary. The Subcontractor shall require of the Subcontractor’s Sub-subcontractors, agents and employees, by appropriate agreements, written where legally required for validity, similar waivers in favor of the parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise.  A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

ARTICLE 14               TEMPORARY FACILITIES AND WORKING CONDITIONS

14.1                           The Contractor shall furnish and make available to the Subcontractor the following temporary facilities, equipments and services; these shall be furnished at not cost to the Subcontractor unless otherwise indicated below:

14.2                           Specific working conditions:

(Insert any applicable arrangements concerning working conditions and labor matters for the Project)

ARTICLE 15               MISCELLANEOUS PROVISIONS

15.1                           Where reference is made in this Subcontract to a provision of another Subcontract Document, the reference refers to that provision as amended or supplemented by other provisions of the Subcontract Documents.

15.2                           Payments due and unpaid under this Subcontract shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the ~~legal rate prevailing from time to time at the place where the Project is located.~~

(Insert rate of interest agreed upon, if any.)

“prime rate” of interest published from time to time in the Wall Street Journal.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s, Contractor’s and Subcontractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

15.3                           Retainage and any reduction thereto is as follows:

10% of each progress payment shall be retained from Subcontractor until the Contractor’s Work is fully completed, at which time Subcontractor shall be paid all funds so retained.

15.4                           The Contractor and Subcontractor waive claims against each other for consequential damages arising out of or relating to this Subcontract, including without limitation, any consequential damages due to either party’s termination in accordance with Article 7.

ARTICLE 16               ENUMERATION OF SUBCONTRACT DOCUMENTS

16.1                           The Subcontract Documents, except for Modifications issued after execution of this Subcontract, are enumerated as follows:

16.1.1                  This executed 1997 edition of the Standard Form of Agreement Between Contractor and Subcontractor, AIA Document A401-1997;

16.1.2                  The Prime Contract, consisting of the Agreement between the Owner and Contractor dated as first entered above and the other Contract Documents enumerated in the Owner-Contractor Agreement;

14

16.1.3                  The following Modifications to the Prime Contract, if any, issued subsequent to the execution of the Owner-Contractor Agreement but prior to the execution of this Agreement:

Modification	Date

16.1.4                  Other Documents, if any, forming part of the Subcontract Documents are as follows:

(Lists any additional documents that are intended to form part of the Subcontract Documents Requests for proposal and the Subcontractor’s bid or proposal should be listed here only if intended to be part of the Subcontract Documents.)

This Agreement entered into as of the day and year first written above

CONTRACTOR (Signature)	SUBCONTRACTOR (Signature)

(Printed name and title)	(Printed name and title)

15

Wheeling Island Gaming, Inc.

DOCUMENT 00450

SUPPLEMENTARY CONDITIONS

The following supplements, modify the “General Conditions of the Contract for Construction”, “AIA Document A201, 1997 Edition. Where a portion of the General Conditions is modified or deleted by these Supplementary Conditions, the unaltered portions of the General Conditions shall remain in effect. These modify the General conditions to the Prime Contract which are a part of the Subcontract by reference.

ARTICLE 1; GENERAL PROVISONS

1.1                       Basic Definitions

Add to 1.1 the following Subparagraph 1.1.8:

1.1.8              Miscellaneous Definitions

.1                                       Indicated: Shown on drawings by notes, graphics or schedules, or written into other portions of contract documents. Terms such as “shown”, “noted”, “scheduled” and “specified” have same meanings as “indicated”, and are used to assist the reader in locating particular information.

.2                                       Directed, Requested, Approved, Accepted, etc.: These terms imply by the Architect and/or Construction Manager, unless otherwise indicated.

.3                                       Approved by Architect and/or Construction Manager: In no case releases Subcontractor from the responsibility to fulfill requirements of Contract Documents.

.4                                       Project Site: Space available to Subcontractor at location of project, either exclusively or to be shared with separate contractors, for performance of the work.

.5                                       Furnish: Supply and deliver to project site, ready for unloading, unpacking, assembly, installation and similar subsequent requirements.

.6                                       Install: Operations at project site, including unloading, unpacking assembly, erection, placing, anchoring, applying working to dimension, finishing, curing, protecting, cleaning and similar requirements.

.7                                       Provide: Furnish and install, complete and ready for intended use.

.8                                       Installer: Entity (firm or person) engaged to install work by Subcontractor or subsubcontractor. Installers are required to be skilled experts in work they are engaged to install.

Louis P. Ciminelli	00450-1	February 22,2002
Consrtuction Co., Inc

SCHEDULE A TO SUBCONTRACT

1

.9                                       Or Equal Approved By Architect and/or Construction Manager.  Where products named in specifications are followed by this clause or by other language of similar effect, comply with provisions of this project manual concerning substitutions and for obtaining Architect and/or Construction Manager approval to provide an unnamed product.

1.1.8.10                                                         Contractor: Where the term “Contractor” is used in the General Conditions and elsewhere throughout the Contract Documents, it shall mean the Contractors who have been engaged by the Construction Manager for the work.  The terms “Contractor” and “Subcontractor” may be used interchangeably throughout the Contract Documents.

1.1.8.11                                                         Construction Manager: The Owner has retained Louis P. Ciminelli Construction Co., Inc. as Construction Manager for the project.  Sometimes referred to herein as “Construction Manager” and sometimes as “CM”.

1.2                       Execution, Correlation and Intent

Add to 1.2.3 the following Subparagraph 1.2.3.1:

1.2.3.1               In the case of overlapping or conflicting requirements, the most stringent (generally most costly) applies and will be enforced, unless more detailed language written directly into Contract Documents clearly indicates that a less stringent requirement is acceptable.  Refer uncertainties to Architect and/or Construction Manager for decision before proceeding.

Add to 1.2 the following Subparagraphs 1.2.4, 1.2.5, 1.2.6 and 1.2.6.1:

1.2.4                        General Requirements: Sections of Division 1 – General Requirements, govern the execution of all Sections of the Specifications.  All Sections are subject to the administrative and procedural requirements as specified in Division 1 as well as the broader requirements of the General Conditions of the Contract.

1.2.5                        Minimum Requirements: Indicated requirements are for a specific minimum acceptable level of quality, as recognized in the industry.  Actual work must comply (within specified tolerances), or may exceed minimums within reasonable limits.  Refer uncertainties to Architect and/or Construction Manager before proceeding.

1.2.6                        Abbreviations, Plural Words: Abbreviations, where not defined in Contract Documents, will be interpreted to mean the normal construction industry terminology, determined by recognized grammatical rules, by the Architect and/or Construction Manager.  Plural words will be interpreted as singular, and singular

2

words will be interpreted as plural where applicable for context of Contract Documents.

1.2.6.1               Where abbreviations or acronyms are used in Contract Documents, they mean the well recognized name of entity in building construction industry; refer uncertainties to Architect and/or Construction Manager before proceeding, or consult Encyclopedia of Associations by Gale Research Co.

ARTICLE 2; OWNER

2.1                       Definition

2.1.1                        Add the following to Paragraph 2.1.1: The Owner shall be defined as Wheeling Island Gaming, Inc., One South Stone Street, Wheeling, West Virginia 26003.

2.2                                 Information and Services Required of the Owner.

2.2.2                        Add the following clause to subparagraph 2.2.2: “2.2.2.1 Data concerning site, size, access to site, staging and storing, present obstructions on or near the site, conditions of existing adjacent structures, locations and depths of sewers.  Conduits or pipes, gas lines, position of sidewalks, curbs and pavements, and other data concerning site conditions, has been obtained from sources Owner believes reliable.  Accuracy of such data, however, is not guaranteed and is furnished solely for accommodation of Contractor.  Use of such data is made at Contractor’s sole risk and expense.”

ARTICLE 3; CONTRACTOR

3.3                                 Supervision and Construction Procedures

3.3.1                        Add the following to the end of Paragraph 3.3.1: “Each Contractor agrees that it will be solely responsible for the organization, supervision, safety practices and equipment employed in executing its work for the Project.  Each Contractor therefore agrees that it shall defend and hold the Owner, Construction Manager and Architect/Engineer harmless from any claim including all attorney’s fees asserted by any of Contractor’s agents or employees and will pay any defense cost of the Owner, Construction Manager or Architect/Engineer, if a suit is brought against them.”

3

3.3.4                        Add the following Paragraph 3.3.4: “The Contractor shall ensure that the Contractors’ employees and subcontractors, and their agents and employees, conform to project requirements for proper conduct, safety practices, labor harmony and protection of the Owner’s property.”

3.4                       Labor and Materials

Add to 3.4 the following Subparagraphs 3.4.4, 3.4.5, 3.4.6, 3.4.7, 3.4.8, 3.4.9, 3.4.10, 3.4.10.1, 3.4.10.2, 3.4.10.3 & 3.4.10.4:

3.4.4                        Contractors shall not employ men, means, materials, or equipments that may cause strikes, work stoppages, or any disturbances by workmen employed by the Contractor, or other Contractors or Subcontractors, on or in connection with the work of the project, or the location thereof.  Contractors agree that all disputes regarding jurisdiction of trades shall be adjusted in accordance with any plan for the settlement of jurisdictional disputes that may be in effect either nationally or in the locality in which the work is being done and that it shall be bound and abide by all such adjustments and settlements of jurisdictional disputes, provided that the provisions of this article shall not be in violation of or in conflict with any provisions of law applicable to the settlement of such disputes.

3.4.5                        Contractors shall make every reasonable effort to avoid labor disputes and to insulate the Owner, Construction Manager and other Contractors from the effects of labor disputes should any arise.

3.4.6                        Add the following Paragraph 3.4.6: “Contractors shall be advised the Owner is signatory to a Project Labor Agreement.  A copy of that agreement is attached to the Prime Contract.

3.4.7                        Add the following Paragraph 3.4.7: “Not later than 10 days from the Contract date, the Contractor shall provide a list showing the name of the manufacturer’s proposed to be used for each of the products identified in the Specifications and, where applicable, the name of the installing Subcontractor:”

3.4.8                        Add the following Paragraph 3.4.8: “The Construction Manager will promptly reply in writing to the Contractor stating whether the Owner or the Construction Manager, after due investigation, has reasonable objection to any such proposal.  If adequate data on any proposed manufacturer or installer is not available, the Construction Manager may state that action will be deferred until the Contractor provide further data.  Failure of the Owner or the Architect to promptly advise the Construction Manager of any reasonable objection or failure shall constitute notice of no reasonable objection. Failure to object to a manufacturer shall not constitute a waiver of any of the requirements of the Contract Documents, and all products furnished by the listed manufacturer must conform to such requirements.”

4

3.4.9                        Add the following Paragraph 3.4.9: “After the Contract has been executed, the Owner, the Architect and the Construction Manager will consider a formal request for the substitution of products in place of those specified only under the conditions set forth in the General Requirements, Division 1.”

3.4.10                  Add the following Paragraph 3.4.10: “By making requests for substitutions based on Subparagraph 3.4.8 above, the Contractor.”

3.4.10.1         Add the following Subparagraph 3.4.10.1: “represents that the Contractor has personally investigated the proposed substitute product and determined that it is equal or superior in all respects to that specified;”

3.4.10.2         Add the following Subparagraph 3.4.10.2: “represents that the Contract will provide the same warranty for the substitution that the Contractor would for that specified;”

3.4.10.3         Add the following Subparagraph 3.4.10.3: “certified that the cost date presented is complete and includes all related costs under this Contract except the Architect's redesign costs, and waives all claims for additional costs related to the substitution which subsequently become apparent, and”

3.4.10.4         Add the following Subparagraph 3.4.10.4: “shall coordinate the installation of the accepted substitution, making such changes as may be required for the work to be complete in all respects.”

3.7                       Permits, Fees and Notices

3.7                                 Delete Paragraph 3.7.1 in its entirety and substitute the following:

“3.7.1 The Construction Manager will obtain required building permits.  This action will not relieve any Contractor from other fees and permit requirements.

Other trade permits, required by the City of Wheeling, West Virginia, will be the responsibility of the respective Contractors.

5

Each Contractor, in securing other permits for construction or any other aspect of the work associated with this project which requires a permit, notwithstanding language in the agreement, shall at his own cost and expense, make the necessary arrangements to complete, file and have sealed by a Professional Engineer licensed in the jurisdiction, any and all preliminary affidavits of certification that may be required by the governing agency or agencies having jurisdiction for issuing permits for construction for this project, prior to stating construction.”

3.7.6              Add the following Subparagraph:

“3.7.6 Each Contractor shall secure approval of and comply with requirements of all authorities and deliver certificates of approval to the Architect, and shall prepare all documents, including Drawings, necessary to secure approval.”

3.7.7              Add the following Subparagraph:

“3.7.7 In the event any violations are placed upon the premises by the public authority as a result of the Contractor’s fault, in connection with the work, said Contractor shall be solely responsible therefore and shall bear all costs attributable thereto.”

3.9                       Superintendent

3.9.2              Add the following of the end of Paragraph:

“3.9.2 The Contractor’s site representative(s) shall be satisfactory to CM and Owner, based upon credentials to be submitted by Contractor, and such representatives shall be changed only with consent of/CM and Owner.  If, for any reason, Contractor’s representatives and unsatisfactory, and upon request of /CM or Owner, other qualified representatives shall be substituted.”

3.10                 Contractors Construction Schedules

3.10.3                  After the word “schedules”, delete the Period (.) and insert “, but shall not exceed the time limits under the Contract Documents.”

3.17                 Royalties, Patents and Copyrights

3.17.1                  Add the following to the end of subparagraph 3.17.1:

“...In the event of legal action arising out of such infringement for which the Contractor is responsible and which action has the effect of stopping the work, the CM or Owner may require the Contractor to substitute other products of like kinds as will makes it possible to pursue and complete the work.  Costs and expenses caused thereby shall be borne by Contractor”.

6

3.18                 Indemnification:

Add the following to the end of Paragraph 3.18.1:

“3.18.1 In addition to the obligations of the Contractor set forth in paragraph 3.18.1, to the fullest extent permitted by laws and regulations, and Contractor shall indemnify and hold harmless Owner, Construction Manager, agents and employees for all claims, damages, losses and expenses, direct, indirect or consequential (including but not limited to fees and charges of engineers, architects, attorneys and other professionals and court and mediation costs) arising out of, or resulting from, the act or omissions of the Subcontractors, Suppliers and other persons and organizations performing or furnishing any of the work under a direct or indirect contract with Contractor.”

Add the following new Subparagraphs 3.18.3 and 3.18.4

“3.18.3 Unless otherwise stated in the Agreement, each Contractor shall, before commencing work, take out and pay for such insurance as may be required to complete with the indemnification and hold harmless provisions outlined under Articles 3.18.1 and 3.18.2. Such insurance shall be with such companies as may be satisfactory to the Owner and Architect.  Insurance shall be so written as to prevent cancellation without at least 30 days written notice to Owner, Architect and Construction Manager.”

“3.18.4 A certificate of the required insurance naming the Architect, Engineer,, Owner, Construction manager, Consultants or any such other professional parties shall be submitted prior to start of work.  Said insurance shall be maintained through the entire project life.”

ARTICLE 4; ADMINISTRATION OF THE CONTRACT

4.2                       Architect’s Administration of the Contract

Add to 4.2.7 the following Clause 4.2.7.1:

4.2.7.1               In general, allow 15 calendar days for Architect review of submittals.  Review time begins on the day that the Architect actually receives and submittals and does not includes mailing times.  The Architect reserves the right to require longer review times for major items and for large volumes of submittals.

ARTICLE 7; CHANGES IN THE WORK

7.3                       Construction Change Directives

7

“The allowance for overhead and profit for all changes in the work shall be calculated based on the following:

For work performed by a Contractor’s or Subcontractor’s own forces, the Contractor or Subcontractor shall add 10% for overhead and profit.  For work performed by a Subcontractor, the Prime Contractor shall add 5% for overhead and profit to the total value of the Subcontractor’s price.  The allowance for overhead and profit shall include supervision, field office and general expenses, overhead and profit.”

ARTICLE 8; TIME

8.1                       Definitions

Add the following clause to Subparagraph 8.1.3:

8.1.3.1               “Pursuant to Subparagraph 8.1.3: as supplemented hereinafter as between the Owner and the Contractor: as to all acts or failures to act occurring prior to the relevant Date of Substantial Completion, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any event and all events not later than the date of issuance of the final Certificate of Payment.”

ARTICLE 9; PAYMENTS AND COMPLETION

9.3                       Applications for Payment

9.3.1                        Add the following to the end of Article 9.3.1: Until final completion, the Owner shall pay 90% of the amount due to the Contractor on account of each progress payment, less an amount necessary to satisfy any claims, liens or judgments against Contractor which have not been suitably discharged.

9.6                       Progress Payments

Change Paragraph 9.6.1 to read as follows:

9.6.1                        After the Architect has signed a Project Certificate for Payment, the Owner shall make payment in the following manner:

The Owner shall make payment to CM within 30 days following receipt of the Certificate for Payment.  Payment by CM to the Contractors will be made within 10 days of such receipt from Owner.

Add the following to the end of Paragraph 9.6.2:

8

9.6.2                        To the extent permitted by West Virginia law, Contractors shall include pay when paid language in their subcontracts establishing the subcontractors shall not be entitled to payments until payment has been received by the CM from the Owner

ARTICLE 10; PROTECTION OF PERSON AND PROPERTY

10.1                 Safety Precautions and Programs

10.1.1.1                                     Add Subparagraph 10.1.1.1:

“10.1.1.1 If so directed by the Construction Manager, the Contractor shall immediately correct any unsafe conditions and shall implement continued correctional measures to the unsafe conditions identified by the Construction Manager.”

10.3                 Hazardous Materials

10.3.4        Add the following Subparagraphs 10.3.4 and 10.3.5:

“10.3.4 The Contractor, when providing, using, storing, delivering or disposing of any toxic, hazardous or potentially dangerous materials, shall advise the Owner and CM in writing of the condition of such hazardous materials in advance of conducting any work and is responsible for protecting their own employees, the Owner, and CM and all agents from the hazards associated with such materials.  The contractor shall furnish written directions, precautions, or training, provided or made available from the supplier of the materials, or other acceptable source, for use by all persons who may be subject to the hazard.  The Contractors shall comply with all applicable regulations and laws.  The Contractor shall dispose of any hazardous or toxic substances in accordance with all applicable regulations or laws, including E.P.A and D.O.T., and shall provide the Owner and CM with the appropriate generator E.P.A. number.  The Contractor shall perform all required procedures necessary to insure that there will be no discharge, spillage, uncontrolled loss, seepage, or filtration of any hazardous or toxic waste on the site caused by their operations.  Contractor is responsible for any and all costs and liabilities associated with the clean-up of any such spillage etc., or as required by regulating authorities having jurisdiction, and holds the /CM Owner and its agents, harmless against any current or future liabilities resulting from such incidents.”

“10.3.5 All material and equipment furnished under the Contract shall be free of asbestos and polychlorinated biphenyl (PBC).  Any materials or equipments containing these hazardous materials shall be considered effective and shall be removed by the Contractor at their own expense.”

9

ARTICLE 11; INSURANCE AND BONDS

11.1                 Contractors Liability Insurance

11.1.2        Add the following Subparagraphs 11.1.2.1, 11.1.2.2 and 11.1.2.3 to 11.1.2:

11.1.2.1         It is understood and agreed that the insurance coverage and limits, required below, shall not limit the extent of the Contractor’s responsibilities and liability specified within the Contract Documents or by law.

11.1.2.2         The insurance required by Subparagraph 11.1.1 shall be written for not less than the following or greater if required by law.

(1)	Worker’s Compensation and Employer’s Liability Insurance	As required by Statute. No exclusions for partners, proprietors or executive officers.
(2)	Comprehensive Automobile Liability (including owned, non-owned, leased and hired automobiles)	Limit not less than $2 million combined single limit for bodily injury or property damage.
(3)	Commercial General Liability: Insurance for liability due to personal injury, bodily injury or property damage sustained or alleged to have been sustained by any person with the following limits:

	(a) General Aggregate	$66,000,000

	(b) Products and Completed Operations and Aggregate	$2,000,000

	(c) Personal and Advertising Injury	$2,000,000

	(d) Each Occurrence	$2,000,000

	All coverage shall be on an Occurrence Form. Claims-made coverage is not acceptable. General Aggregate limit to apply separately to each project (per project aggregate endorsements).

(4)	Umbrella Liability	$5,000,000 each occurrence and aggregate.

10

11.1.2.3         In addition to the above coverage’s, Contractors performing asbestos abatement, lead abatement and/or other environmental work shall provide Pollution Liability Insurance to cover their operations with a limit of $2,000,000 per occurrence and aggregate coverage.

11.1.3        Add the following clause 11.1.3.1:

11.1.3.1         “All policies shall name Owner and also name Louis P.  Ciminelli Construction Co., Inc. and the Architect/Engineer and their consultants as Additional Insured (Form B) and providing that such insurance is Primary insurance as respects the interest of the /Owner and the Construction Manager and that any other insurance maintained by the Owner and/or Construction Manager in excess.”

11.4                 Property Insurance

11.4.1                  First line, delete the word “Contractor” and substitute “Construction Manager”.

11.4.2.1         Add the following sentence to Subparagraph 11.4.2.1:

“The property insurance is written with a deductible of $25,000 and each Contractor is responsible to pay costs not covered because of such deductible.”

11.5                 Performance Bond and Payment Bond

11.5.1        Add the following to the end of Paragraph 11.5.1:

“Each Contractor shall provide a 100% Performance Bond and a 100% Labor and Material Payment Bond on Forma A312.  The total cost of such bonds shall be included in the Contract price.  Bonds are to be issued as Dual Obligee Bonds, naming Wheeling Island Gaming, Inc. and Louis P. Ciminelli Construction Co., Inc. as Obligees.”

ARTICLE 12; UNCOVERING AND CORRECTION OF WORK

12.2.2.2                                     Add the following to the end of Paragraph 12.2.2.2:

“12.2.22 Contractors’ warranties shall commence on the date of final completion and acceptance of the Project in Prime Contract.  In the event that systems and/or equipment are started and operated, or areas and materials on the Project are utilized prior to the date of final completion of the Project, the warranty for said items shall be appropriately extended at no additional costs to the owner, in order that the specified duration of the warranty will be in full force and effect upon completion of the Project.”

11

ARTICLE 13; MISCELLANEOUS PROVISIONS

13.5                 Tests and Inspections

Add to 13.5 the following Subparagraph 13.5.7:

13.5.7                  “Provide for Tests and Inspections under the provisions of the General Requirements (Division 1 of the Specifications).”

ARTICLE 14; TERMINATION OF SUSPENSION OF THE CONTRACT

14.1.3                  After the word “profit”, insert a period (.) and delete the remainder of the sentence.

END OF DOCUMENT

12

ASSIGNMENT AND ASSUMPTION AGREEMENT

OWNER:                                   Wheeling Island Gaming, Inc., One South Stone Street, Wheeling, WV 26003

CONSTRUCTION MANAGER:	Louis P. Ciminelli Construction Company, Inc.
The Cyclorama Building, Buffalo, NY 14202

PROJECT: The “Project” consists of the construction of an approximately 279,100 square ft. conventionally constructed facility as is more fully set forth in the agreement between Construction Manager and Owner, AIA Document A121/CMc 1991 Edition - Electronic Format dated September 1, 2001 (the “Prime Contract”), with General Conditions of the Contract for Construction, annexed thereto and made a part thereof, being AIA Document A201-1997 - Electronic Format, as amended (the “General Conditions”), which will house a casino, gaming facility, entertainment center, covered parking facility and hotel, located at One South Stone Street, Wheeling, West Virginia.  Included in the Project are all costs associated with development of the site, and acquisition and installation of all steel, masonry, carpentry, electrical, plumbing and HVAC work, together with the costs associated with the acquisition and installation of all improvements to complete the Project, including but not limited to, developing the casino theme.

SUBCONTRACT:                             The attached contract between the Owner and other party to the attached contract (“Subcontractor”), for the construction and/or supply of labor and/or materials for some or all of the Project.

DATE:

IN CONSIDRATION of the agreements contained herein, and other good and valuable consideration exchanged between Owner and Construction Manager, the receipt and sufficiency thereof being hereby acknowledged, it is agreed as follows:

1.                             Assignment. Owner hereby assigns all of its rights and obligations under the Subcontract to Construction Manager such that Subcontractor is now deemed to have performed all of its duties and obligations under the Subcontract for Construction Manager in furtherance of Construction Manager’s duties and obligations to Owner to complete the Project pursuant to the Prime Contract as supplemented by the General Conditions.

2.                             Assumption. Construction Manager hereby assumes all of Owner’s obligations and duties under the Subcontract as if Construction Manager were the original signatory thereto, subject, however, to the provisions of the Prime Contract as supplemented by the General Conditions.

IN WITNESS WHEREOF, this Agreement has been executed effective the day and year first above written.

Wheeling Island Gaming, Inc., Owner	Louis P. Ciminelli Construction Company, Inc., Construction Manager
By	By

ATTACHMENT III

Upper Ohio Valley Building and Construction Trades Council
[Upper Ohio Valley Building and Construction Trades Council LOGO]	President: Bill Dean Secy-Treas: Gary Kosky Vice-Pres: Tom Gray	304-232-2660 304-232-2540 304-243-7000	329 North 4th Street Steubenville, Ohio 43952 740-283-1429 Fax 304-232-7241

[SEAL]

August 22, 2001

Mr. Gary Bichler President & COO
Louis P. Ciminelli Constr. Co. Inc.
369 Franklin St.
Buffalo, NY. 142020-1790

RE: Wheeling Downs Gaming Complex, Phase II

Dear Mr. Bichler:

I want to thank you on behalf of the Upper Ohio Valley Building Trades Council for the brief overview of the proposed phase II expansion at the Wheeling Downs Gaming Complex.  The Council is looking forward too working with Louis P. Ciminelli Constr. Co. Inc. in making this dream of Delaware North Companies a reality.  All affiliated Locals, except Plumbers Local #83 and Elevator Constructors Local #6, have signed the Project Labor Agreement and agree to work on the Phase II expansion under the terms and conditions of the agreement for the duration of the project or until the expiration date of December 31, 2002, whichever comes first.

If you have any questions or concerns please call.

Sincerely

/s/ Gary Kosky
Gary Kosky Secretary/Treasurer Upper Ohio Valley Building Trades Council

cc:	Roy Olsen, Delaware North Companies Scott Cooper, Wheeling Downs Tom Cerra, O.V.C.E.C. File

ATTACHMENT IV

WHEELING DOWNS GAMING COMPLEX

Wheeling, West Virginia

Project Labor Agreement

The Owner will require the Construction Manager [Louis P. Ciminelli Construction Co., Inc.] to use only Trade Contractors who are signatory to the Trades Council’s current collective bargaining agreements (“Agreements”) for the on-site construction of the Project.  This commitment will apply to all trades performing work on the Project, except for landscaping work and any specialty work that will be performed by other separate contractors under direct contract to the Owner, such as delivery, handling and installation of furniture, fixtures and equipment which includes, but is not limited to, gaming and security equipment, telephone and computer/date, equipment, food service and bar equipment and specialty stage and lighting equipment.  As agreed, these items are excluded to the extent they involve sensitive security matters and specialty, theme-related or proprietary systems work.

In consideration for this commitment by the Owner, the Trades Council and its member unions agree to the following:

1.               There will be no strike or picketing whatsoever by the Trades Council, its member unions or their members for the duration of the Project.

2.               The wage rates stipulated for journeyman in each and every current and/or future Agreements will be reduced by ten (10) percent.  This 10% wage reduction will stay in force for the duration of the Project or until December 31, 2002, whichever comes first.

3.               If work on the Project is to be suspended, all Trade Contractors shall be responsible for providing workers employed by them with actual notice of the work suspension.  If a worker does not receive actual notice of the work suspension prior to arriving at the Project, the workers shall receive one hour of show-up time.  If work is suspended after worker has commenced a shift on the Project, workers shall be paid for all time actually spent on the shift.

4.               The Trade Contractors and/or Construction Manager may schedule four (4) ten (10) hour shifts during the work week, using Friday as a voluntary make-up day because of inclement weather only, Saturday will be paid time-and-a-half, and all Sunday work shall be paid double-time.  The Trade Contractors and/or Construction Manager may schedule five (5) eight (8) hour shifts during the work week, using Saturday as a voluntary make-up day because of inclement weather only, and all Sunday work be paid double-time.

5.               The apprenticeship ratio in Agreements will be increased to allow for additional apprentices at the Trade Contractors’ discretion.

6.               Shift differentials will be eliminated in all Agreements.

In order to construct the Project, the Owner requires assurances that value pricing will be obtained through competitive bidding.  The Construction Manager shall be required to obtain, in a timely fashion, a minimum of three bona fide bids from Trade Contractors who are signatory to the Agreements for each segment of work that is bid as a separate bid package, and, the amount of submitted bid(s) for each segment of work must be considered acceptable by the Construction Manager and the Owner.  If the Construction Manager experiences a lack of bona fide bids or unacceptable pricing, the Trade Council and its member unions will cooperate with the Construction Manager and the Owner in an effort to obtain additional bids from competent Trade Contractors and/or reduced bids from Trade Contractors who have already tendered bids by taking various steps that might include such measures as making further contractual modifications in the Agreements and/or allowing Trade Contractors to become signatory to collective bargaining agreements on a single project basis.

The terms established in this agreement shall be incorporated by reference in the agreement between Owner and Construction Manager, such that Construction Manager will be bound to the Owner in accordance with this agreement.  Similarly, the bids and subcontracts on the Project will necessarily refer to, and incorporate, the requirements of this agreement.

[ILLEGIBLE]

DEED

THIS DEED, made this 18th day of April, 2000, by and between THE OHIO COUNTY COMMISSION, Ohio County, West Virginia, party of the first part, and WHEELING DOWNS RACING ASSOCIATION, INC., a West Virginia corporation, with its principal office and place of business in Wheeling, Ohio County, West Virginia, party of the second part.

WITNESSETH: That for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the party of the first part hereby grants and conveys to the party of the second part, with covenant of special warranty, the following described parcels of real estate, together with all improvements situate thereon and appurtenances thereunto belonging, situate in the City of Wheeling, County of Ohio, State of West Virginia, that is to say:

A parcel of land situate in Wheeling-Madison District, City of Wheeling, Ohio County, West Virginia, the boundaries of which are the exterior wall lines and exterior stairs of a Clubhouse Addition to the Graridstand of Wheeling Downs Racing Association, being more particularly described as follows

Beginning at the easternmost corner of the exterior block wall of said Clubhouse Addition, said corner was found to bear S. 25° 14’07” W., 888.95 feet from a cross (+) In a concrete sidewalk and found in the westerly line of South Penn Street, Said cross (+) was found to bear N. 06° 35’W., 454.20 feet along the westerly line of South Penn Street, from its intersection with the southerly line of Stone Street. Said cross (+) was also found to bear S. 69° 49’08” E., 877.81 feet from a 1” pipe found at the intersection of the westerly line of Lane N and the northerly property line of Wheeling Downs Racing Association, Inc. (Deed Book 434, at page 371).

Thence from said point of beginning and with the exterior wall lines and the perimeters of exterior concrete stairs, the following twenty-four (24) courses:

(01)                                    S. 30° 31’ 43” W., 36.00 feet;

(02)                                    S. 59° 28’ 17” E., 9.65 feet;

(03)                                    S. 30° 31’ 43” W., 7.87 feet;

(04)                                    N. 59° 28’ 17” W., 9.65 feet;

(05)                                    S. 30° 31’ 43” W., 28.38 feet;

(06)                                    S. 59° 28’ 17” E., 8.72 feet;

(07)                                    S. 30° 31’ 43” W., 7.65 feet;

(08)                                    N. 59° 28’ 17” W., 8.72 feet;

(09)                                    S. 30° 31’ 43” W., 52.70 feet;

(10)                                    S 59° 28’ 17” E., 5.90 feet;

(11)                                    S. 30° 31’ 43” W., 7.76 feet;

(12)                                    N. 59° 28’ 17” W., 5.90 feet;

(13)                                    S. 30° 31’ 43” W., 18.28 feet;

(14)                                    N. 59° 28’ 17” W., 4.01 feet;

(15)                                    S. 32° 00’ 55” E., 4.65 feet;

(16)                                    N. 75° 10’ 01” W., 96.49 feet;

(17)                                    N. 15° 08’ 09” E., 112.00 feet;

ATTACHMENT V

(18)                                    S. 75° 37’ 33” E., 0.80 feet;

(19)                                    N. 15° 40’ 09” E., 73.11 feet;

(20)                                    S. 74° 35’ 03” E., 23.88 feet;

(21)                                    S. 15° 41’ 45” W., 73.03 feet;

(22)                                    S. 78° 37’ 33” E., 1.04 feet;

(23)                                    N. 30° 28’ 48” E., 73.99 feet; and

(24)                            S. 59° 28’ 08” E., 101.07 feet to the point of beginning containing 20,893.77 square feet, more or less, as surveyed in June of 1981 by Michael T. Stahl, WV LLS #613.

Being the same property conveyed by Wheeling Downs Racing Association, a West Virginia corporation, to the Ohio County Commission, Ohio County, West Virginia, by Deed dated June 17, 1981, and recorded in the Office of the Clerk of County Commission of Ohio County, West Virginia, in Deed Book 502, at Page 146.

IN WITNESS WHEREOF, the party of the first part has caused these presents to be signed, and its seal to be hereto affixed and attested, by authority duly given, as of the date aforesaid,

THE OHIO COUNTY COMMISSION

		By	/s/ David J. Sims

		Its	President

ATTEST:

/s/ [ILLEGIBLE]
Title:	Administrator

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, To-wit:

The foregoing instruments was acknowledged before me this 18th day of April 2000, by David J. Sims of The Ohio County Commission, Ohio County, West Virginia, on behalf of said Commission.

/s/ Sara J. Bowman
Notary Public

My Commission Expires:
March 25, 2007

2

Liquidity and Capital Resources

As of December 31, 2001, we had cash and cash equivalents of $9.9 million.  Our principal source of liquidity during the year ended December 31, 2001 consisted of cash from operating activities and the proceeds from the Offering.  As of December 31, 2000, we had cash and cash equivalents of $5.0 million.  Our principal source of liquidity during the year ended December 31, 2000 consisted of borrowings under our original revolving credit facility which was repaid upon the closing of the Offering, Cash provided by operating activities was $12.2 million for the year ended December 31, 2001 as compared to $0.5 million for the year ended December 31, 2000.  The $11,7 million increase was due primarily to the timing of payments of management fees to shareholders as well as the impact of higher net income and non-cash depreciation for the year ended December 31, 2001.

Cash used in investing activities for the years ended December 31, 2001 and 2000 was $111.8 million and $17.1 million, respectively.  The $94.7 million increase in cash used for investing activities was due to the $105.0 million stock purchase transaction consummated on December 19,2001 offset partially by a $10.3 million decrease in capital expenditures due to the capital expenditures made in 2000 for the Island Room expansion.

Cash provided by financing activities for the year ended December 31, 2001 and December 31, 2000 was $104.5 million and $14.2 million, respectively.  The $90.3 million increase in cash provided by financing activities was due primarily to the $125.0 million in proceeds from the Offering offset partially by the June 30, 2000 closing of our original revolving credit facility.  At the time of the closing of the original revolving credit facility, we borrowed $16.5 million which was reduced to $14.5 million by December 31, 2000. During 2001, we made further repayments of $2.5 million against the original revolving credit facility reducing the balance to $12.0 million. We repaid the remaining $12.0 million balance of the original revolving credit facility from a portion of the net proceeds from the Offering. The increase in cash provided by financing activities was offset further by $5.9 million in debt issuance costs relating to the Offering and the new $40.0 million revolving credit facility.  We had no debt outstanding during the fiscal year ended December 31, 1999.

We used part of the proceeds from the Offering to purchase all of the shares of our common stock owned by WHX Entertainment Corp. Of the $105.0 million total consideration paid for the repurchase, $90.0 million is attributable to the purchase price for the shares and $150.0 million is attributable to a non-compete agreement entered into WHX.  As a result of the stock purchase, the management services agreements with WHX and Sportsystems Corporation terminated and we no longer incur management and administrative services fee expenses under such agreements.  We have entered into an administrative services agreement with Sportsystems and Delaware North, which became effective upon the closing of the Offering. Pursuant to this administrative services agreement, Sportsystems receives an annual administrative services fee that is equal to the greater of 1.5% of preceding year total operating revenues or $1.2 million for certain administrative support services provided to us by Sportsystems and Delaware North.  In addition, at the closing of the Offering we paid a one-time advisory fee of $1.3 million to Delaware North, pursuant to an advisory services agreement, for advisory services provided in connection with the negotiation, structuring and financing of the stock purchase transaction.

Simultaneously with the consummation of the Offering, we entered into a new revolving credit facility.  The total commitment under the new revolving credit facility is $40.0 million.  As of the date of this prospectus, we have approximately $37.3 million available to be drawn down under the new revolving credit facility, non of which has been drawn down.  The stated maturity date of the new revolving credit facility, none of which has been drawn down.  The stated maturity date of the new revolving credit  facility is five years from the closing, and commencing on December 31, 2003, the commitment will be reduced by $2.5 million at the end of each quarter until the commitment is reduced to $20.0 million.  The new revolving credit facility is secured by all of our assets, including a first mortgage on our property, and is guaranteed by our wholly owned subsidiaries.  See the section “Description of Certain Indebtedness.”

ATTACHMENT VI

WHEELING DOWNS GAMING CENTER

OWNER BUDGETED ITEMS

7/17/02

			BUDGET AS OF:
#	ITEM	OWNER	8/20/01	9/10/01	10/28/01	11/28/01	3/13/02
1	Artwork	SC	25,000	25,000	25,000	25,000	25,000
2	Banquet/Meeting Rooms	RO	300,000	150,000	150,000	100,000	100,000
3	Bar Equipment	MS	120,000	120,000	120,000	100,000	119,950
4	Bar Furniture	MS	75,000	125,000	125,000	100,000	31,700
5	Bar Smallwares	MS	10,000	10,000	10,000	10,000	10,000
6	Bus Lobby Furniture	RO					10,000
7	Cage Equipment	SC	130,750	130,750	130,750	130,750	130,750
8	Conference Rooms	RO	35,000	35,000	35,000	0	0
9	Drapes, Linens, etc.	RO					151,000
10	Exercise Equipment	RO		25,000	25,000	0	25,000
11	Foodservice Equipment	MS	656,790	656,790	656,790	425,000	700,195
12	Foodservice Furniture	MS	143,750	143,750	143,750	100,000	110,350
13	Foodservice Installation	RO	216,831	218,831	218,831	125,000	164,000
14	Foodservice Smallwares	MS	150,000	150,000	150,000	100,000	100,000
15	Freight	MS	101,188	51,188	51,188	30,000	In Each Item
16	Hotel Equipment	RO
17	Hotel Furniture	MS	1,196,800	1,048,800	1,048,800	1,046,800	397,640
18	Hotel Furniture Installation	RO					105,700
19	Hotel Smallwares	MS	In Furniture	In Furniture	In Furniture	In Furniture	In Furniture
20	Housekeeping Equipment	SC	15,000	15,000	15,000	15,000	15,000
21	IT systems	WC	2,126,890	1,126,890	1,452,122	1,052,122	1,241,200
22	Man lift	RO	15,000	16,000	16,000	16,000	16,000
23	Misc. Gaming Equipment	SC	200,000	2,00,000	200,000	100,000	100,000
24	Office Equipment	RO	89,445	89,445	88,770	68,770	72,184
25	Office Furniture	RO	188,000	178,700	178,700	53,700	173,800
26	POS System	WC	166,827	125,827	125,727	125,727	134,527
27	Public Address/Sound System	RO	93,376	93,376	93,376	93,376	93,378
28	Retail Fixturing	RO					50,000
29	Satellite System Rework	WC					30,000
30	Security Systems	MF	1,974,123	1,500,000	1,500,000	1,100,000	1,292,152
31	Signage	SC	250,000	250,000	250,000	200,000	200,000
32	Slot Machines	SC	10,270,000	10,270,000	10,270,000	7,000,000	5,500,000
33	Spending through 8-20-01	RO	397,811	397,911	397,911	397,911	397,917
34	Stage Equipment	SC					300,000
35	Telephone System	WC	262,175	97,500	122,720	122,720	158,595
36	Temporary Relocations	SC	50,000	50,000	50,000	50,000	50,000
37	TV/Video Systems	WC					160,500
38	TOTAL BUDGETED ITEMS		$19,260,856	$17,296,758	$17,626,835	$12,687,876	$12,188,530

ATTACHMENT VII